UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Bell Aliant Regional Communications, Limited Partnership

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Province of Manitoba, Canada

(Jurisdiction of Subject Company’s Incorporation or Organization)

Bell Canada and BCE Inc.

(Name of Person(s) Furnishing Form)

5.41% Medium Term Notes, Series 2, Due September 26, 2016

5.52% Medium Term Notes, Series 4, Due February 26, 2019

6.17% Medium Term Notes, Series 5 Due February 26, 2037

4.37% Medium Term Notes, Series 7, Due September 13, 2017

4.88% Medium Term Notes, Series 8, Due April 26, 2018

3.54% Medium Term Notes, Series 9, Due June 12, 2020

Floating Rate Medium Term Notes, Series 10, Due April 22, 2016

(Title of Class of Subject Securities)

07786ZAB3

07786ZAD9

07786ZAE7

07786ZAG2

07786ZAH0

07786ZCN5

07786ZCP0

(CUSIP Number of Class of Securities (if applicable))

Michel Lalande

Corporate Secretary

Bell Canada and BCE Inc.

1, carrefour Alexander-Graham-Bell

Building A, 7th Floor

Verdun, Québec

Canada H3E 3B3

with a copy to:

Donald R. Crawshaw

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

October 20, 2014

(Date Tender Offer/Rights Offering Commenced)

This Form CB is being submitted by Bell Canada and BCE Inc. (“BCE”), companies governed by the laws of Canada, in connection with (i) the meeting (the “Class Meeting”) of holders (the “Bell Aliant Noteholders”) of the medium term notes (the “Bell Aliant Notes”) of Bell Aliant Regional Communications, Limited Partnership identified on the cover of this Form CB relating to proposed amendments to the trust indenture governing the Bell Aliant Notes to facilitate the proposed exchange of the Bell Aliant Notes for debentures (the “Bell Canada Debentures”) of Bell Canada, irrevocably and unconditionally guaranteed by BCE, having financial terms that are the same as those attached to the Bell Aliant Notes, (ii) the meetings of the Bell Aliant Noteholders with respect to each series of the Bell Aliant Notes (each such meeting, a “Series Meeting”) to facilitate the proposed exchange of such series of Bell Aliant Notes for Bell Canada Debentures and (iii) the proposed exchange of the Bell Aliant Notes for the Bell Canada Debentures in the manner, and subject to the conditions precedent, described in the Circular (as defined below) included as Attachment A to this form.

PART I — INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a) The following documents have been published in the home jurisdiction of Bell Canada and BCE and are attachments to this Form CB:

Attachment A:	Notices of Meetings and Management Information Circular (the “Circular”) relating to Amendments to the Trust Indenture Governing the Bell Aliant Notes.
Attachment B:	Letter of Transmittal.
Attachment C:	Form of Proxy for the Class Meeting.
Attachment D:	Form of Proxy for the 5.41% Medium Term Notes, Series 2, due September 26, 2016 for the applicable Series Meeting.
Attachment E:	Form of Proxy for the 5.52% Medium Term Notes, Series 4, due February 26, 2019 for the applicable Series Meeting.
Attachment F:	Form of Proxy for the 6.17% Medium Term Notes, Series 5 due February 26, 2037 for the applicable Series Meeting.
Attachment G:	Form of Proxy for the 4.37% Medium Term Notes, Series 7, due September 13, 2017 for the applicable Series Meeting.
Attachment H:	Form of Proxy for the 4.88% Medium Term Notes, Series 8, due April 26, 2018 for the applicable Series Meeting.
Attachment I:	Form of Proxy for the 3.54% Medium Term Notes, Series 9 due June 12, 2020 for the applicable Series Meeting.
Attachment J:	Form of Proxy for the Floating Rate Medium Term Notes, Series 10, due April 22, 2016 for the applicable Series Meeting.

(b)

Not Applicable.

Item 2. Informational Legends

A legend complying with Rule 802(b) under the U.S. Securities Act of 1933, as amended, has been included on page 1 of the Circular, under the heading “Notice to Bell Aliant Noteholders in the United States”.

PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit Index

2.1

The unaudited selected summary financial information of Bell Canada for the periods ended December 31, 2013 and December 31, 2012 (incorporated by reference to Exhibit 99.2 to BCE’s Form 6-K furnished to the Securities and Exchange Commission (the “Commission” or “SEC”) on March 12, 2014).

2.2

The audited consolidated financial statements of BCE for the years ended December 31, 2013 and 2012 and notes and the auditor’s report in respect thereof (incorporated by reference to Exhibit 99.2 to BCE’s Form 40-F filed with the Commission on March 12, 2014 (the “Form 40-F”)).

2.3	Management’s discussion and analysis of financial condition and results of operations of BCE for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.2 to the Form 40-F).

2.4	Annual Information Form of BCE dated March 6, 2014 for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.1 to the Form 40-F).

2.5

The notice of annual meeting and management proxy circular of BCE dated March 6, 2014, in connection with the annual meeting of BCE’s shareholders held on May 6, 2014 (incorporated by reference to Exhibit 99.1 to BCE’s Form 6-K, furnished to the Commission on March 25, 2014).

2.6

The unaudited selected summary financial information of Bell Canada for the three months ended March 31, 2014 and 2013 (incorporated by reference to Exhibit 99.5 to BCE’s Form 6-K furnished to the Commission on May 6, 2014).

2.7

The unaudited selected summary financial information of Bell Canada for the six months ended June 30, 2014 and 2013, (incorporated by reference to Exhibit 99.5 to BCE’s Form 6-K furnished to the Commission on August 7, 2014).

2.8

The unaudited consolidated interim financial statements of BCE for the three months ended March 31, 2014 and 2013 and notes related thereto (incorporated by reference to Exhibit 99.1 to BCE’s Form 6-K, furnished to the Commission on May 6, 2014).

2.9

Management’s discussion and analysis of financial condition and results of operations of BCE for the three months ended March 31, 2014 and 2013 (incorporated by reference to Exhibit 99.1 to BCE’s Form 6-K, furnished to the Commission on May 6, 2014).

2.10

The unaudited consolidated interim financial statements of BCE for the six months ended June 30, 2014 and 2013 and notes related thereto (incorporated by reference to Exhibit 99.1 to BCE’s Form 6-K, furnished to the Commission on August 7, 2014).

2.11

Management’s discussion and analysis of financial condition and results of operations of BCE for the six months ended June 30, 2014 and 2013 (incorporated by reference to Exhibit 99.1 to BCE’s Form 6-K, furnished to the Commission on August 7, 2014).

2.12

BCE’s offer and accompanying take-over bid circular dated August 14, 2014 with respect to Common Share Offer (as defined therein) (incorporated by reference to BCE’s Form F-8 filed with the Commission on August 14, 2014).

2.13

BCE’s offer and accompanying take-over bid circular dated August 14, 2014 with respect to the Preferred Share Exchange Offer (as defined therein) (incorporated by reference to BCE’s Form CB submitted to the Commission on August 15, 2014).

PART III — CONSENT TO SERVICE OF PROCESS

Bell Canada and BCE are also filing an irrevocable consent and power of attorney on Form F-X with the Commission on the date hereof. BCE and Bell Canada will promptly communicate any change in the name or address of the agent for service to the Commission by amendment of the Form F-X.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BELL CANADA

Date: October 21, 2014	By:	/s/ Paul Stinis
	Name:	Paul Stinis
	Title:	Senior Vice President and Treasurer

BCE INC.

Date: October 21, 2014	By:	/s/ Paul Stinis
	Name:	Paul Stinis
	Title:	Senior Vice President and Treasurer

Attachment A

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, lawyer or other professional advisor.

If you have questions, please contact D.F. King Canada, our information agent, by telephone at 1-800-294-5107 (Toll Free in North America) or 201-806-7301 (Collect Outside North America) or by email at inquiries@dfking.com.

The transactions described in this document have not been approved by any securities regulatory authority nor has any securities regulatory authority expressed an opinion about the fairness or merits of such transactions, the securities offered pursuant to such transactions or the adequacy of the information contained in this document. Any representation to the contrary is an offence. Securityholders in the United States should read the Notice to Bell Aliant Noteholders in the United States on page 1 of the enclosed Circular.

Information has been incorporated by reference in the enclosed Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Bell Aliant Regional Communications, Limited Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3, telephone (877) 243-3113 and are also available electronically on SEDAR at www.sedar.com.

NOTICE OF CLASS MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

5.41% MEDIUM TERM NOTES, SERIES 2, DUE SEPTEMBER 26, 2016 (CUSIP: 07786ZAB3)

5.52% MEDIUM TERM NOTES, SERIES 4, DUE FEBRUARY 26, 2019 (CUSIP: 07786ZAD9)

6.17% MEDIUM TERM NOTES, SERIES 5, DUE FEBRUARY 26, 2037 (CUSIP: 07786ZAE7)

4.37% MEDIUM TERM NOTES, SERIES 7, DUE SEPTEMBER 13, 2017 (CUSIP: 07786ZAG2)

4.88% MEDIUM TERM NOTES, SERIES 8, DUE APRIL 26, 2018 (CUSIP: 07786ZAH0)

3.54% MEDIUM TERM NOTES, SERIES 9, DUE JUNE 12, 2020 (CUSIP: 07786ZCN5)

FLOATING RATE MEDIUM TERM NOTES, SERIES 10, DUE APRIL 22, 2016 (CUSIP: 07786ZCP0)

and

NOTICE OF SERIES MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

5.41% MEDIUM TERM NOTES, SERIES 2, DUE SEPTEMBER 26, 2016 (CUSIP: 07786ZAB3)

and

NOTICE OF SERIES MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

5.52% MEDIUM TERM NOTES, SERIES 4, DUE FEBRUARY 26, 2019 (CUSIP: 07786ZAD9)

and

NOTICE OF SERIES MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

6.17% MEDIUM TERM NOTES, SERIES 5, DUE FEBRUARY 26, 2037 (CUSIP: 07786ZAE7)

and

NOTICE OF SERIES MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

4.37% MEDIUM TERM NOTES, SERIES 7, DUE SEPTEMBER 13, 2017 (CUSIP: 07786ZAG2)

and

NOTICE OF SERIES MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

4.88% MEDIUM TERM NOTES, SERIES 8, DUE APRIL 26, 2018 (CUSIP: 07786ZAH0)

and

NOTICE OF SERIES MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

3.54% MEDIUM TERM NOTES, SERIES 9, DUE JUNE 12, 2020 (CUSIP: 07786ZCN5)

and

NOTICE OF SERIES MEETING OF HOLDERS OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

FLOATING RATE MEDIUM TERM NOTES, SERIES 10, DUE APRIL 22, 2016 (CUSIP: 07786ZCP0)

and

MANAGEMENT INFORMATION CIRCULAR

RELATING TO

AMENDMENTS TO THE TRUST INDENTURE GOVERNING

THE BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP MEDIUM TERM NOTES

MEETINGS TO BE HELD

ON NOVEMBER 14, 2014 AT

LE CENTRE SHERATON MONTRÉAL HOTEL, 1201 BOULEVARD RENÉ-LÉVESQUE WEST, LEVEL A, SALLE JARRY/JOYCE,

MONTRÉAL, QUÉBEC

October 17, 2014

OUTSTANDING MEDIUM TERM NOTES OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

Below is certain information regarding the Bell Aliant Regional Communications, Limited Partnership medium term notes that are subject to the matters to be considered at the class and series meetings of noteholders contemplated hereby. Capitalized terms used herein are as defined in the glossary of the accompanying management information circular.

Series	Principal Amount Outstanding	Coupon	Maturity Date	CUSIP
Series 2	$500,000,000	5.41%	September 26, 2016	07786ZAB3
Series 4	$300,000,000	5.52%	February 26, 2019	07786ZAD9
Series 5	$300,000,000	6.17%	February 26, 2037	07786ZAE7
Series 7	$350,000,000	4.37%	September 13, 2017	07786ZAG2
Series 8	$300,000,000	4.88%	April 26, 2018	07786ZAH0
Series 9	$400,000,000	3.54%	June 12, 2020	07786ZCN5
Series 10	$150,000,000	Floating Rate	April 22, 2016	07786ZCP0

A PROXY WILL NOT BE VALID UNLESS THE COMPLETED PROXY IS RECEIVED BY CST TRUST COMPANY AT 320 BAY ST., B1 LEVEL, TORONTO, ONTARIO, M5H 4A6, OR, PROXY DEPARTMENT, P.O BOX 721, AGINCOURT, ONTARIO, M1S 0A1, OR BY FAX TO 1-866-781-3111 (TOLL FREE IN CANADA AND THE UNITED STATES) OR 1-416-368-2502 (OUTSIDE OF CANADA AND THE UNITED STATES) BY MAIL OR FAX BY NO LATER THAN 12:00 P.M. (EASTERN TIME) ON NOVEMBER 12, 2014 UNLESS THE MEETINGS ARE OTHERWISE CANCELLED, ADJOURNED OR POSTPONED (IN WHICH CASE THE DEADLINE FOR SUBMITTING A PROXY SHALL BE NO LATER THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME FOR HOLDING SUCH ADJOURNED OR POSTPONED MEETINGS).

The Bell Aliant Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee and, as such, CDS is the sole registered Bell Aliant Noteholder. Only registered Bell Aliant Noteholders, or their duly appointed proxyholders, have the right to vote at a Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Bell Aliant Notes in accordance with instructions received from the beneficial Bell Aliant Noteholders. Beneficial Bell Aliant Noteholders as of the Record Date wishing to vote their Bell Aliant Notes at a Meeting must provide instructions to their broker or other intermediary through which they hold their Bell Aliant Notes in sufficient time prior to the deadline for depositing proxies for the Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Bell Aliant Notes at such Meeting.

IF YOU HAVE QUESTIONS, PLEASE CONTACT D.F. KING CANADA, OUR INFORMATION AGENT, BY TELEPHONE AT 1-800-294-5107 (TOLL FREE IN NORTH AMERICA) OR 201-806-7301 (COLLECT OUTSIDE NORTH AMERICA) OR BY EMAIL AT INQUIRIES@DFKING.COM.

i

October 17, 2014

Dear Bell Aliant Noteholder:

You are invited to attend (i) a meeting of the holders (“Bell Aliant Noteholders”) of 5.41% Medium Term Notes, Series 2, due September 26, 2016; 5.52% Medium Term Notes, Series 4, due February 26, 2019; 6.17% Medium Term Notes, Series 5, due February 26, 2037; 4.37% Medium Term Notes, Series 7, due September 13, 2017; 4.88% Medium Term Notes, Series 8, due April 26, 2018; 3.54% Medium Term Notes, Series 9, due June 12, 2020 and Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (collectively, the “Bell Aliant Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting as a single class (the “Class Meeting”), and (ii) separate meetings of the holders of each series of Bell Aliant Notes issued and outstanding, each voting separately as a series (each, a “Series Meeting” and collectively, with the Class Meeting, the “Meetings”), as set forth in the Notice of Meeting.

The Class Meeting has been called to consider, and if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Class Note Exchange Resolution”), the full text of which is set forth as Exhibit A to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, such that, in accordance with the steps described in the Circular, all issued and outstanding Bell Aliant Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to Bell Aliant Notes.

The Series Meetings have each been called to consider, and if thought advisable, to pass, with or without alteration or modification, separate extraordinary resolutions (collectively, the “Series Note Exchange Resolutions”), the full text of which are set forth as Exhibits B, C, D, E, F, G, and H to the accompanying Circular, to authorize the Partnership, at its option, to enter into supplemental indentures amending the terms of the Bell Aliant Indenture applicable to each series of Bell Aliant Notes (the “Series Notes”), such that, in accordance with the steps described in the Circular, all issued and outstanding Series Notes (for which a Series Note Exchange Resolution was duly approved) would be exchanged for an equal principal amount of newly issued Bell Canada Debentures having financial terms that are the same as those attached to the applicable Series Notes.

Through the Class Note Exchange Resolution, the Partnership is giving all Bell Aliant Noteholders the opportunity to vote on a transaction to exchange all Bell Aliant Notes of every series for Bell Canada Debentures of a new series with the same financial terms (the “Class Note Exchange Transaction”).

In addition, through the Series Note Exchange Resolutions, the Partnership is giving the holders of Series Notes the opportunity to vote on a transaction to exchange all Bell Aliant Notes of such series for Bell Canada Debentures of a new series with the same financial terms (in respect of a particular series of Series Notes, a “Series Note Exchange Transaction”).

If the Class Note Exchange Resolution is not approved, or the Partnership cancels the Class Meeting or determines not to proceed with the Class Note Exchange Transaction for any reason, the Partnership may, at its option, proceed with one or more of the Series Note Exchange Transactions that have been approved by a Series Note Exchange Resolution in order to accommodate holders of any particular series of Series Notes that have approved the applicable Series Note Exchange Resolution. However, the Partnership may determine not to proceed with one or more Series Note Exchange Transactions that have been approved by a Series Note Exchange Resolution.

The Meetings will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, on November 14, 2014 at the times set out in each Notice of Meeting. The record date for entitlement to notice of each of the Meetings is October 17, 2014 (the “Record Date”).

With respect to the Class Meeting, each Bell Aliant Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Bell Aliant Notes of which such Bell Aliant Noteholder shall then be the holder as of the Record Date with respect to the Class Note Exchange Resolution. To be effective, the Class Note Exchange Resolution must be approved, subject to the terms of the Bell Aliant Indenture, by an extraordinary resolution passed by not less than 66 2/3% of the principal amount of Bell Aliant Notes, voting as a single class, represented at the Class Meeting and voted on a poll upon such resolution. For greater certainty, if the Class Note Exchange Resolution is so approved, no additional approval by any one or more of the series of Bell Aliant Notes, including any of the Series Note Exchange Resolutions, is required for the Class Note Exchange Resolution to be effective.

With respect to each Series Meeting, each Bell Aliant Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series Notes of which such Bell Aliant Noteholder shall then be the holder as of the Record Date with respect to the applicable Series Note Exchange Resolution. To be effective, each Series Note Exchange Resolution must be approved, subject to the terms of the Bell Aliant Indenture, by an extraordinary resolution passed by not less than 66 2/3% of the principal amount of the applicable Series Notes, voting separately as a series, represented at the applicable Series Meeting and voted on a poll upon such resolution.

Holders of more than 50% in principal amount of the outstanding Bell Aliant Notes will constitute a quorum for the Class Meeting. Holders of more than 50% in principal amount of the outstanding applicable Series Notes will constitute a quorum for the applicable Series Meeting. In the absence of a quorum, the Class Meeting or any Series Meeting may be adjourned for a period of not less than 14 days nor more than 60 days and to such place and time as may be appointed by the Chairman of the Meeting. Not less than ten days’ notice shall be given of the time and place of such adjourned meeting. Such notice shall state that, at the adjourned meeting, the Bell Aliant Noteholders (or holders of Series Notes in respect of a Series Meeting) present in person or by proxy shall form a quorum. At the adjourned meeting, the Bell Aliant Noteholders (or holders of Series Notes in respect of a Series Meeting) present in person or by proxy shall form a quorum and may transact the business for which the Class Meeting or Series Meeting, as applicable, was originally called.

The Bell Aliant Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Bell Aliant Noteholder. Only registered Bell Aliant Noteholders, or their duly appointed proxyholders, have the right to vote at a Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Bell Aliant Notes in accordance with instructions received from the beneficial Bell Aliant Noteholders. Beneficial Bell Aliant Noteholders as of the Record Date wishing to vote their Bell Aliant Notes at a Meeting must provide instructions to their broker or other intermediary through which they hold their Bell Aliant Notes in sufficient time prior to the deadline for depositing proxies for the Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Bell Aliant Notes at such Meeting.

Please give this material your careful consideration. If you require assistance, consult your financial, tax or other professional advisors. If you have any questions or require more information with regard to voting your Bell Aliant Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular. Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent at their respective offices specified on the back cover of the Circular. Copies of this document and related materials may also be found on SEDAR at www.sedar.com.

On behalf of the directors and management, I would like to thank you for your continued support of the Partnership.

Yours very truly,

“Mirko Bibic”

Chairman of the Board of Directors

Bell Aliant Regional Communications Inc.,

in its capacity as the general partner of

Bell Aliant Regional Communications, Limited Partnership

NOTICE OF CLASS MEETING OF HOLDERS OF BELL ALIANT NOTES

NOTICE IS HEREBY GIVEN that a class meeting (the “Class Meeting”) of the holders (“Bell Aliant Noteholders”) of 5.41% Medium Term Notes, Series 2, due September 26, 2016; 5.52% Medium Term Notes, Series 4, due February 26, 2019; 6.17% Medium Term Notes, Series 5, due February 26, 2037; 4.37% Medium Term Notes, Series 7, due September 13, 2017; 4.88% Medium Term Notes, Series 8, due April 26, 2018; 3.54% Medium Term Notes, Series 9, due June 12, 2020 and Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (collectively, the “Bell Aliant Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting as a single class will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 9:30 a.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Class Note Exchange Resolution”), the full text of which is set forth as Exhibit A to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, such that, in accordance with the steps described in the Circular, all issued and outstanding Bell Aliant Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Bell Aliant Notes; and

2.	to transact such further or other business as may properly come before the Class Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Class Meeting and forms part of this Notice of Meeting of Holders of Bell Aliant Notes.

The record date for entitlement to notice of the Class Meeting is October 17, 2014 (the “Record Date”). Each Bell Aliant Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Bell Aliant Notes of which such Bell Aliant Noteholder shall be the holder as of the Record Date with respect to the Class Note Exchange Resolution. Pursuant to the provisions of the Bell Aliant Indenture, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Bell Aliant Notes, voting as a single class, represented at the Class Meeting and voted on a poll upon such resolution at the Class Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Bell Aliant Noteholders to which the resolution relates, whether present at or absent from the Class Meeting. Holders of more than 50% in principal amount of the outstanding Bell Aliant Notes will constitute a quorum for the Class Meeting.

The Bell Aliant Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Bell Aliant Noteholder. Only registered Bell Aliant Noteholders, or their duly appointed proxyholders, have the right to vote at the Class Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Bell Aliant Notes in accordance with instructions received from the beneficial Bell Aliant Noteholders. Beneficial Bell Aliant Noteholders as of the Record Date wishing to vote their Bell Aliant Notes at the Class Meeting must provide instructions to their broker or other intermediary through which they hold their Bell Aliant Notes in sufficient time prior to the deadline for depositing proxies for the Class Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Bell Aliant Notes at the Class Meeting.

If you have any questions or require more information with regard to voting your Bell Aliant Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

NOTICE OF SERIES MEETING OF HOLDERS OF SERIES 2 NOTES

NOTICE IS HEREBY GIVEN that a series meeting (the “Series 2 Meeting”) of the holders (“Series 2 Noteholders”) of 5.41% Medium Term Notes, Series 2, due September 26, 2016 (the “Series 2 Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting separately as a series will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 10:00 a.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Series 2 Note Exchange Resolution”), the full text of which is set forth as Exhibit B to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Series 2 Notes, such that, in accordance with the steps described in the Circular, all issued and outstanding Series 2 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Series 2 Notes; and

2.	to transact such further or other business as may properly come before the Series 2 Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Series 2 Meeting and forms part of this Notice of Meeting of Series 2 Noteholders.

The record date for entitlement to notice of the Series 2 Meeting is October 17, 2014 (the “Record Date”). Each Series 2 Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series 2 Notes of which such Series 2 Noteholder shall be the holder as of the Record Date with respect to the Series 2 Note Exchange Resolution. Pursuant to the provisions of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Series 2 Notes, voting as a single series, represented at a Series 2 Meeting and voted on a poll upon such resolution at a Series 2 Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Series 2 Noteholders to which the resolution relates, whether present at or absent from the Series 2 Meeting. Holders of more than 50% in principal amount of the outstanding Series 2 Notes will constitute a quorum for the Series 2 Meeting.

The Series 2 Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Series 2 Noteholder. Only registered Series 2 Noteholders, or their duly appointed proxyholders, have the right to vote at the Series 2 Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Series 2 Notes in accordance with instructions received from the beneficial Series 2 Noteholders. Beneficial Series 2 Noteholders as of the Record Date wishing to vote their Series 2 Notes at the Series 2 Meeting must provide instructions to their broker or other intermediary through which they hold their Series 2 Notes in sufficient time prior to the deadline for depositing proxies for the Series 2 Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Series 2 Notes at the Series 2 Meeting.

If you have any questions or require more information with regard to voting your Series 2 Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

v

NOTICE OF SERIES MEETING OF HOLDERS OF SERIES 4 NOTES

NOTICE IS HEREBY GIVEN that a series meeting (the “Series 4 Meeting”) of the holders (“Series 4 Noteholders”) of 5.52% Medium Term Notes, Series 4, due February 26, 2019 (the “Series 4 Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting separately as a series will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 10:30 a.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Series 4 Note Exchange Resolution”), the full text of which is set forth as Exhibit C to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Series 4 Notes, such that, in accordance with the steps described in the Circular, all issued and outstanding Series 4 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Series 4 Notes; and

2.	to transact such further or other business as may properly come before the Series 4 Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Series 4 Meeting and forms part of this Notice of Meeting of Series 4 Noteholders.

The record date for entitlement to notice of the Series 4 Meeting is October 17, 2014 (the “Record Date”). Each Series 4 Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series 4 Notes of which such Series 4 Noteholder shall be the holder as of the Record Date with respect to the Series 4 Note Exchange Resolution. Pursuant to the provisions of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Series 4 Notes, voting as a single series, represented at a Series 4 Meeting and voted on a poll upon such resolution at a Series 4 Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Series 4 Noteholders to which the resolution relates, whether present at or absent from the Series 4 Meeting. Holders of more than 50% in principal amount of the outstanding Series 4 Notes will constitute a quorum for the Series 4 Meeting.

The Series 4 Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Series 4 Noteholder. Only registered Series 4 Noteholders, or their duly appointed proxyholders, have the right to vote at the Series 4 Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Series 4 Notes in accordance with instructions received from the beneficial Series 4 Noteholders. Beneficial Series 4 Noteholders as of the Record Date wishing to vote their Series 4 Notes at the Series 4 Meeting must provide instructions to their broker or other intermediary through which they hold their Series 4 Notes in sufficient time prior to the deadline for depositing proxies for the Series 4 Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Series 4 Notes at the Series 4 Meeting.

If you have any questions or require more information with regard to voting your Series 4 Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

NOTICE OF SERIES MEETING OF HOLDERS OF SERIES 5 NOTES

NOTICE IS HEREBY GIVEN that a series meeting (the “Series 5 Meeting”) of the holders (“Series 5 Noteholders”) of 6.17% Medium Term Notes, Series 5, due February 26, 2037 (the “Series 5 Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting separately as a series will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 11:00 a.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Series 5 Note Exchange Resolution”), the full text of which is set forth as Exhibit D to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Series 5 Notes, such that, in accordance with the steps described in the Circular, all issued and outstanding Series 5 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Series 5 Notes; and

2.	to transact such further or other business as may properly come before the Series 5 Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Series 5 Meeting and forms part of this Notice of Meeting of Series 5 Noteholders.

The record date for entitlement to notice of the Series 5 Meeting is October 17, 2014 (the “Record Date”). Each Series 5 Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series 5 Notes of which such Series 5 Noteholder shall be the holder as of the Record Date with respect to the Series 5 Note Exchange Resolution. Pursuant to the provisions of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Series 5 Notes, voting as a single series, represented at a Series 5 Meeting and voted on a poll upon such resolution at a Series 5 Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Series 5 Noteholders to which the resolution relates, whether present at or absent from the Series 5 Meeting. Holders of more than 50% in principal amount of the outstanding Series 5 Notes will constitute a quorum for the Series 5 Meeting.

The Series 5 Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Series 5 Noteholder. Only registered Series 5 Noteholders, or their duly appointed proxyholders, have the right to vote at the Series 5 Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Series 5 Notes in accordance with instructions received from the beneficial Series 5 Noteholders. Beneficial Series 5 Noteholders as of the Record Date wishing to vote their Series 5 Notes at the Series 5 Meeting must provide instructions to their broker or other intermediary through which they hold their Series 5 Notes in sufficient time prior to the deadline for depositing proxies for the Series 5 Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Series 5 Notes at the Series 5 Meeting.

If you have any questions or require more information with regard to voting your Series 5 Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

NOTICE OF SERIES MEETING OF HOLDERS OF SERIES 7 NOTES

NOTICE IS HEREBY GIVEN that a series meeting (the “Series 7 Meeting”) of the holders (“Series 7 Noteholders”) of 4.37% Medium Term Notes, Series 7, due September 13, 2017 (the “Series 7 Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting separately as a series will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 11:30 a.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Series 7 Note Exchange Resolution”), the full text of which is set forth as Exhibit E to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Series 7 Notes, such that, in accordance with the steps described in the Circular, all issued and outstanding Series 7 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Series 7 Notes; and

2.	to transact such further or other business as may properly come before the Series 7 Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Series 7 Meeting and forms part of this Notice of Meeting of Series 7 Noteholders.

The record date for entitlement to notice of the Series 7 Meeting is October 17, 2014 (the “Record Date”). Each Series 7 Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series 7 Notes of which such Series 7 Noteholder shall be the holder as of the Record Date with respect to the Series 7 Note Exchange Resolution. Pursuant to the provisions of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Series 7 Notes, voting as a single series, represented at a Series 7 Meeting and voted on a poll upon such resolution at a Series 7 Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Series 7 Noteholders to which the resolution relates, whether present at or absent from the Series 7 Meeting. Holders of more than 50% in principal amount of the outstanding Series 7 Notes will constitute a quorum for the Series 7 Meeting.

The Series 7 Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Series 7 Noteholder. Only registered Series 7 Noteholders, or their duly appointed proxyholders, have the right to vote at the Series 7 Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Series 7 Notes in accordance with instructions received from the beneficial Series 7 Noteholders. Beneficial Series 7 Noteholders as of the Record Date wishing to vote their Series 7 Notes at the Series 7 Meeting must provide instructions to their broker or other intermediary through which they hold their Series 7 Notes in sufficient time prior to the deadline for depositing proxies for the Series 7 Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Series 7 Notes at the Series 7 Meeting.

If you have any questions or require more information with regard to voting your Series 7 Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

NOTICE OF SERIES MEETING OF HOLDERS OF SERIES 8 NOTES

NOTICE IS HEREBY GIVEN that a series meeting (the “Series 8 Meeting”) of the holders (“Series 8 Noteholders”) of 4.88% Medium Term Notes, Series 8, due April 26, 2018 (the “Series 8 Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting separately as a series will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 12:00 p.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Series 8 Note Exchange Resolution”), the full text of which is set forth as Exhibit F to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Series 8 Notes, such that, in accordance with the steps described in the Circular, all issued and outstanding Series 8 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Series 8 Notes; and

2.	to transact such further or other business as may properly come before the Series 8 Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Series 8 Meeting and forms part of this Notice of Meeting of Series 8 Noteholders.

The record date for entitlement to notice of the Series 8 Meeting is October 17, 2014 (the “Record Date”). Each Series 8 Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series 8 Notes of which such Series 8 Noteholder shall be the holder as of the Record Date with respect to the Series 8 Note Exchange Resolution. Pursuant to the provisions of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Series 8 Notes, voting as a single series, represented at a Series 8 Meeting and voted on a poll upon such resolution at a Series 8 Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Series 8 Noteholders to which the resolution relates, whether present at or absent from the Series 8 Meeting. Holders of more than 50% in principal amount of the outstanding Series 8 Notes will constitute a quorum for the Series 8 Meeting.

The Series 8 Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Series 8 Noteholder. Only registered Series 8 Noteholders, or their duly appointed proxyholders, have the right to vote at the Series 8 Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Series 8 Notes in accordance with instructions received from the beneficial Series 8 Noteholders. Beneficial Series 8 Noteholders as of the Record Date wishing to vote their Series 8 Notes at the Series 8 Meeting must provide instructions to their broker or other intermediary through which they hold their Series 8 Notes in sufficient time prior to the deadline for depositing proxies for the Series 8 Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Series 8 Notes at the Series 8 Meeting.

If you have any questions or require more information with regard to voting your Series 8 Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

NOTICE OF SERIES MEETING OF HOLDERS OF SERIES 9 NOTES

NOTICE IS HEREBY GIVEN that a series meeting (the “Series 9 Meeting”) of the holders (“Series 9 Noteholders”) of 3.54% Medium Term Notes, Series 9, due June 12, 2020 (the “Series 9 Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting separately as a series will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 12:30 p.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Series 9 Note Exchange Resolution”), the full text of which is set forth as Exhibit G to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Series 9 Notes, such that, in accordance with the steps described in the Circular, all issued and outstanding Series 9 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Series 9 Notes; and

2.	to transact such further or other business as may properly come before the Series 9 Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Series 9 Meeting and forms part of this Notice of Meeting of Series 9 Noteholders.

The record date for entitlement to notice of the Series 9 Meeting is October 17, 2014 (the “Record Date”). Each Series 9 Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series 9 Notes of which such Series 9 Noteholder shall be the holder as of the Record Date with respect to the Series 9 Note Exchange Resolution. Pursuant to the provisions of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Series 9 Notes, voting as a single series, represented at a Series 9 Meeting and voted on a poll upon such resolution at a Series 9 Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Series 9 Noteholders to which the resolution relates, whether present at or absent from the Series 9 Meeting. Holders of more than 50% in principal amount of the outstanding Series 9 Notes will constitute a quorum for the Series 9 Meeting.

The Series 9 Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Series 9 Noteholder. Only registered Series 9 Noteholders, or their duly appointed proxyholders, have the right to vote at the Series 9 Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Series 9 Notes in accordance with instructions received from the beneficial Series 9 Noteholders. Beneficial Series 9 Noteholders as of the Record Date wishing to vote their Series 9 Notes at the Series 9 Meeting must provide instructions to their broker or other intermediary through which they hold their Series 9 Notes in sufficient time prior to the deadline for depositing proxies for the Series 9 Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Series 9 Notes at the Series 9 Meeting.

If you have any questions or require more information with regard to voting your Series 9 Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

x

NOTICE OF SERIES MEETING OF HOLDERS OF SERIES 10 NOTES

NOTICE IS HEREBY GIVEN that a series meeting (the “Series 10 Meeting”) of the holders (“Series 10 Noteholders”) of Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (the “Series 10 Notes”) of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”), voting separately as a series will be held at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, at 1:00 p.m. (Eastern time) on November 14, 2014 for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without alteration or modification, an extraordinary resolution (the “Series 10 Note Exchange Resolution”), the full text of which is set forth as Exhibit H to the accompanying information circular (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Series 10 Notes, such that, in accordance with the steps described in the Circular, all issued and outstanding Series 10 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada (“Bell Canada Debentures”) having financial terms that are the same as those attached to the Series 10 Notes; and

2.	to transact such further or other business as may properly come before the Series 10 Meeting or any adjournment or adjournments thereof.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Series 10 Meeting and forms part of this Notice of Meeting of Series 10 Noteholders.

The record date for entitlement to notice of the Series 10 Meeting is October 17, 2014 (the “Record Date”). Each Series 10 Noteholder as of the Record Date will have one vote in respect of each $1,000 principal amount of Series 10 Notes of which such Series 10 Noteholder shall be the holder as of the Record Date with respect to the Series 10 Note Exchange Resolution. Pursuant to the provisions of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee, any extraordinary resolution passed by holders of not less than 66 2/3% of the principal amount of Series 10 Notes, voting as a single series, represented at a Series 10 Meeting and voted on a poll upon such resolution at a Series 10 Meeting or any adjournment thereof will, if passed in accordance with the provisions contained in the Bell Aliant Indenture, be binding upon all Series 10 Noteholders to which the resolution relates, whether present at or absent from the Series 10 Meeting. Holders of more than 50% in principal amount of the outstanding Series 10 Notes will constitute a quorum for the Series 10 Meeting.

The Series 10 Notes have been issued in the form of global certificates registered in the name of CDS Clearing and Depository Services Inc. or its nominee (“CDS”) and, as such, CDS is the sole registered Series 10 Noteholder. Only registered Series 10 Noteholders, or their duly appointed proxyholders, have the right to vote at the Series 10 Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Series 10 Notes in accordance with instructions received from the beneficial Series 10 Noteholders. Beneficial Series 10 Noteholders as of the Record Date wishing to vote their Series 10 Notes at the Series 10 Meeting must provide instructions to their broker or other intermediary through which they hold their Series 10 Notes in sufficient time prior to the deadline for depositing proxies for the Series 10 Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Series 10 Notes at the Series 10 Meeting.

If you have any questions or require more information with regard to voting your Series 10 Notes, please contact the Depositary or the Information Agent (as defined in the Circular) using the information provided on the back cover of the Circular.

DATED at Halifax, Nova Scotia this 17th day of October, 2014.

BY ORDER OF THE BOARD OF DIRECTORS OF BELL ALIANT REGIONAL COMMUNICATIONS INC., IN ITS CAPACITY AS GENERAL PARTNER OF BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

“Mirko Bibic” Chairman of the Board of Directors

EXHIBIT A:	CLASS NOTE EXCHANGE RESOLUTION

EXHIBIT B:	SERIES 2 NOTE EXCHANGE RESOLUTION

EXHIBIT C:	SERIES 4 NOTE EXCHANGE RESOLUTION

EXHIBIT D:	SERIES 5 NOTE EXCHANGE RESOLUTION

EXHIBIT E:	SERIES 7 NOTE EXCHANGE RESOLUTION

EXHIBIT F:	SERIES 8 NOTE EXCHANGE RESOLUTION

EXHIBIT G:	SERIES 9 NOTE EXCHANGE RESOLUTION

EXHIBIT H:	SERIES 10 NOTE EXCHANGE RESOLUTION

EXHIBIT I:	SUMMARY OF TERMS OF EACH SERIES OF BELL CANADA DEBENTURES TO BE ISSUED IN EXCHANGE FOR EACH SERIES OF BELL ALIANT NOTES

EXHIBIT J:	SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE BELL ALIANT INDENTURE AND THE BELL CANADA 1997 INDENTURE

NOTICE TO BELL ALIANT NOTEHOLDERS IN THE UNITED STATES

THE BELL CANADA DEBENTURES WILL BE ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, PROVIDED BY RULE 802 THEREUNDER.

NEITHER THE BELL CANADA DEBENTURES NOR THE BCE GUARANTEE HAVE BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The solicitation of proxies for the Note Exchange Resolutions is not subject to the proxy requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, this Circular has been prepared in accordance with applicable disclosure requirements in Canada. Bell Aliant Noteholders in the United States should be aware that the foregoing disclosure requirements are different from those of the United States. The financial statements or selected summary financial information of Bell Canada and BCE included or incorporated by reference herein have been prepared in accordance with IFRS, which differs from U.S. GAAP, and may not be comparable to the financial statements or selected summary financial information of United States companies.

Bell Aliant Noteholders in the United States should be aware that the disposition of Bell Aliant Notes and acquisition of Bell Canada Debentures by them in the Note Exchange Transaction, may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Bell Aliant Noteholders are encouraged to consult their tax advisors. See the Section of this Circular entitled “Certain Canadian Federal Income Tax Considerations” and the Section of this Circular entitled “Certain U.S. Federal Income Tax Considerations”.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Partnership, Bell Canada and BCE are located in Canada, and some or all of their officers and directors may be residents of Canada. You may not be able to sue a foreign company or partnership or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Bell Aliant Noteholders should be aware that, prior to the consummation of the Note Exchange Transaction, Bell Canada, BCE or their respective affiliates, directly or indirectly, may bid for or make purchases of Bell Aliant Notes or certain related securities, as permitted by applicable laws and regulations of the United States or Canada or its provinces or territories. All capitalized terms used in this Section have the meanings assigned to them in the Section of this Circular entitled “Glossary of Terms”.

CURRENCY

All dollar amounts in this Circular are in Canadian dollars unless otherwise indicated.

NOTICE REGARDING INFORMATION

Certain information in this Circular has been taken from or is based on documents that are expressly referred to in this Circular. All summaries of, and references to, documents that are specified in this Circular as having been filed, or that are contained in documents specified as having been filed, on SEDAR are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Partnership’s, BCE’s or Bell Canada’s SEDAR profile at www.sedar.com. Bell Aliant Noteholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from the Secretary of Bell Aliant Regional Communications, Limited Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3, telephone (877) 243-3113.

Information contained in this Circular concerning Bell Canada and BCE is based, and the Board of Directors has relied, without independent verification, exclusively upon information provided to the Partnership by Bell Canada or BCE, or that is otherwise publicly available. While the Board of Directors has no reason to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information.

Information contained in this Circular is given as of October 17, 2014, unless otherwise specifically stated.

FORWARD-LOOKING INFORMATION

This Circular, including the documents incorporated by reference, contains forward-looking information, including, but not limited to, statements relating to the Note Exchange Transaction, information concerning the Partnership, Bell Canada and BCE (and their respective affiliates) and other statements that are not historical facts. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the U.S. Private Securities Litigation Reform Act of 1995. Furthermore, certain statements made herein, including, but not limited to, those relating to the tax treatment of Bell Aliant Noteholders, the anticipated timing, mechanics, completion and settlement of the Note Exchange Transaction, certain strategic and financial benefits that may result from the completion of the Note Exchange Transaction, the ability of the Partnership and Bell Canada to complete the transactions contemplated by the Note Exchange Transaction and other statements that are not historical facts, are also forward-looking information. Forward-looking information is provided to assist the reader with understanding the Partnership’s and Bell Canada’s or BCE’s expectations, plans and priorities for future periods or with respect to applicable events. Readers are cautioned that such information may not be appropriate for other purposes. This information is based on the estimates, beliefs and assumptions of the directors and management of Bell Aliant GP, on behalf of the Partnership, and Bell Canada and BCE, as applicable. In some cases, forward-looking information may be identified by words such as “anticipate”, “believe”, “could”, “expect”, “plan”, “seek”, “may”, “intend”, “will”, “forecast” and similar expressions.

This information is subject to important risks and uncertainties, which are difficult to predict, and assumptions, which may prove to be inaccurate. The risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Bell Canada Debentures and the impact of the issuance of Bell Canada Debentures pursuant to the Note Exchange Transaction on the market price for Bell Canada’s public debt securities, conditions to the completion of the Note Exchange Transaction and the Partnership’s discretion as to the completion of any Note Exchange Transaction, risks related to the realization of any possible benefits of the Note Exchange Transaction, as well as the risks described under the heading “Risk Factors” in this Circular, and the risks described in the BCE 2013 MD&A (as updated in the BCE 2014 First Quarter MD&A and in the BCE 2014 Second Quarter MD&A), which are available on SEDAR at www.sedar.com.

Should any risk factor affect the Partnership, Bell Canada, BCE or the Note Exchange Transaction in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Unless otherwise indicated, forward-looking information does not take into account the effect that transactions announced or occurring after the date of this Circular may have on the business of the Partnership, Bell Canada or BCE or on the Note Exchange Transaction. All of the forward-looking information reflected in this document and the documents referred to within it are qualified by these cautionary statements. There can be no assurance that the results or developments anticipated by the Partnership, Bell Canada or BCE will be realized or, even if substantially realized, that they will have the expected consequences for the Bell Aliant Noteholders, the Partnership, Bell Canada or BCE (including that the Note Exchange Transaction will be completed).

Except as may be required by Canadian securities laws, the Partnership, Bell Canada and BCE disclaim any intention and assume no obligation to update or revise any forward-looking information, even if new information becomes available, as a result of future events or for any other reason. We caution readers against relying on any forward-looking information.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Partnership is a reporting issuer or the equivalent in all of the provinces of Canada. The Partnership has received exemptive relief from the securities commissions and similar securities regulatory authorities in each of the provinces of Canada under the Exemptive Relief Order whereby it may satisfy certain of its continuous disclosure obligations under Canadian securities laws by filing under its SEDAR profile copies of the continuous disclosure documents that Bell Aliant and Bell Aliant GP are required to file under such laws, provided certain conditions set forth in the Exemptive Relief Order continue to be met. Such documents are available under the Partnership’s profile on SEDAR at www.sedar.com.

GLOSSARY OF TERMS

In this Circular, unless the context otherwise requires, the following terms have the meanings indicated:

“Adjusted EBITDA” has the meaning set out in the BCE 2014 Second Quarter MD&A or the Bell Aliant GP 2014 Second Quarter MD&A, as the context so requires;

“BCE” means BCE Inc;

“BCE 2013 Annual Information Form” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE 2013 Financial Statements” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE 2013 MD&A” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE 2014 First Quarter Financial Statements” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE 2014 First Quarter MD&A” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE 2014 Second Quarter Financial Statements” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE 2014 Second Quarter MD&A” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE Common Share Offer Circular” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“BCE Common Shares” has the meaning set out in the section of the circular entitled, “Information Regarding the Note Exchange Transaction – Background to the Note Exchange Transaction”;

“BCE Preferred Shares” has the meaning set out in the section of the circular entitled, “Information Regarding the Note Exchange Transaction – Background to the Note Exchange Transaction”;

“BCE Guarantee” has the meaning set out in the section of the Circular entitled, “Description of Bell Canada Debentures – BCE Guarantee”;

“BCE Preferred Share Exchange Offer Circular” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“Bell Aliant” means Bell Aliant Inc.;

“Bell Aliant Common Shares” means the common shares in the capital of Bell Aliant;

“Bell Aliant GP” means Bell Aliant Regional Communications Inc., in its capacity as general partner of the Partnership;

“Bell Aliant GP 2014 Second Quarter MD&A” means Bell Aliant GP’s Management’s Discussion and Analysis for the three and six months ended June 30, 2014;

“Bell Aliant Indenture” means the trust indenture dated September 14, 2006 as amended or supplemented from time to time among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and the Bell Aliant Note Trustee;

“Bell Aliant Note Trustee” means BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company (including any successor trustee) in its capacity as trustee under the Bell Aliant Note Indenture;

“Bell Aliant Noteholder” means each holder of Bell Aliant Notes (including, for certainty, a holder of Series Notes);

“Bell Aliant Notes” means, collectively, the 5.41% Medium Term Notes, Series 2, due September 26, 2016; 5.52% Medium Term Notes, Series 4, due February 26, 2019; 6.17% Medium Term Notes, Series 5, due February 26, 2037;

4.37% Medium Term Notes, Series 7, due September 13, 2017; 4.88% Medium Term Notes, Series 8, due April 26, 2018; 3.54% Medium Term Notes, Series 9, due June 12, 2020 and Floating Rate Medium Term Notes, Series 10, due April 22, 2016 of the Partnership issued under the Bell Aliant Indenture;

“Bell Canada 2013 Summary Financial Information” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“Bell Canada 2014 First Quarter Summary Financial Information” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“Bell Canada 2014 Second Quarter Summary Financial Information” has the meaning set out in the section of the Circular entitled, “Documents Incorporated by Reference”;

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada in favour of the Bell Canada Debenture Trustee, as amended or supplemented from time to time;

“Bell Canada Debenture Trustee” means CIBC Mellon Trust Company (including any successor trustee), in its capacity as trustee under the Bell Canada 1997 Indenture;

“Bell Canada Debentures” means the debentures of Bell Canada to be issued in connection with the Note Exchange Transaction or, where the context requires, all of the issued and outstanding debentures of Bell Canada;

“BMO Capital Markets” means BMO Nesbitt Burns Inc.;

“Board of Directors” means the board of directors of Bell Aliant GP;

“Broadridge” has the meaning set out in the section of the Circular entitled, “General Information Regarding the Meetings – Beneficial Bell Aliant Noteholders”;

“Business Day” means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario, Montreal, Québec or Halifax, Nova Scotia;

“CBCA” means the Canada Business Corporations Act;

“CDS” means CDS Clearing and Depository Services Inc. or its nominee;

“Change of Control Triggering Event” has the meaning set out in the summary of terms of each series of Bell Canada Debentures to be exchanged for Bell Aliant Notes, which is set forth as Exhibit I to this Circular;

“Circular” means this management information circular dated October 17, 2014;

“Class Meeting” means the meeting of Bell Aliant Noteholders, acting as a single class, to be held at 9:30 a.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Class Note Exchange Resolution” means the resolution authorizing the Class Note Exchange Transaction, the full text of which is set forth as Exhibit A to the Circular;

“Class Note Exchange Transaction” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Class Supplemental Indenture”;

“Class Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Class Note Exchange Resolution;

“Code” has the meaning set out in the section of this Circular entitled, “Certain U.S. Federal Income Tax Considerations”;

“Common Share Offer” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Background to the Note Exchange Transaction”;

“Compulsory Acquisition” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Background to the Note Exchange Transaction”;

“CRA” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations”;

“DBRS” means DBRS Limited;

“Definitive Securities” has the meaning set out in the section of the Circular entitled, “Description of Bell Canada Debentures – Form and Denominations”;

“Depositary” means CST Trust Company;

“DPSP” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations – Eligibility for Investment”;

“Effective Date” means the date on which the Class Supplemental Indenture or a Series Supplemental Indenture is executed and delivered by (inter alia) the Partnership, Newco and the Bell Aliant Note Trustee;

“Exemptive Relief Order” means the exemptive relief received by the Partnership from the securities commissions and similar securities regulatory authorities in each of the provinces of Canada under an order dated December 24, 2010 whereby it may satisfy certain of its continuous disclosure obligations under Canadian securities laws by filing under its SEDAR profile copies of the continuous disclosure documents that Bell Aliant and Bell Aliant GP are required to file under such laws, provided certain conditions set forth in the Exemptive Relief Order continue to be met;

“Fixed Rate Bell Canada Debentures” has the meaning set out in the section of the Circular entitled, “Certain U.S. Federal Income Tax Considerations – Tax Classification”;

“Global Securities” has the meaning set out in the section of the Circular entitled, “Description of Bell Canada Debentures – Form and Denominations”;

“IFRS” means International Financial Reporting Standards;

“Intermediary” means an investment advisor, stockbroker, bank, trust company or other nominee;

“Information Agent” means D.F. King Canada, a division of CST Investor Services Inc.;

“IRS” has the meaning set out in the section of the Circular entitled, “Certain U.S. Federal Income Tax Considerations – Tax Classification”;

“Letter of Transmittal” has the meaning set forth in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Note Exchange Procedure”;

“M-30 and M-31 Debentures” has the meaning set out in the section of the Circular entitled, “Information Concerning Bell Canada and BCE – BCE – Consolidated Capitalization”;

“Meetings” means the Class Meeting and the Series Meetings, and any adjournment or postponement thereof;

“Moody’s” means Moody’s Investors Service, Inc.;

“Newco” means 9034650 Canada Limited, a newly formed wholly-owned subsidiary of Bell Canada;

“Non-Resident Noteholder” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations – Non-residents of Canada”;

“Note Exchange Resolutions” means, collectively, the Class Note Exchange Resolution and the Series Note Exchange Resolutions;

“Note Exchange Transaction” means, together, the Class Note Exchange Transaction and the Series Note Exchange Transactions;

“Notice of Meeting” means, as the context so requires, each notice of Meeting dated October 17, 2014, accompanying the Circular;

“Partnership” means Bell Aliant Regional Communications, Limited Partnership;

“Prefco” means Bell Aliant Preferred Equity Inc.;

“Prefco Amalgamation” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Background to the Note Exchange Transaction”;

“Prefco Preferred Shares” means the preferred shares in the capital of Prefco;

“Preferred Share Exchange Offer” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Background to the Note Exchange Transaction”;

“Privatization” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Rationale for the Note Exchange Transaction”;

“Rating Agencies” means collectively, DBRS, Moody’s and S&P, and “Rating Agency” means any one of them;

“RBC Capital Markets” means RBC Dominion Securities Inc.;

“Record Date” means October 17, 2014;

“Replacement Indenture” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Series Supplemental Indentures”;

“Replacement Notes” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Series Supplemental Indentures”;

“Resident Noteholder” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“RRIF” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations – Eligibility for Investment”;

“RRSP” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations – Eligibility for Investment”;

“S&P” means Standard & Poor’s Ratings Services;

“SEC” means the U.S. Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval, a filing system developed for the Canadian Securities Administrators and accessible at www.sedar.com;

“Series 2 Meeting” means a meeting of the holders of the Series 2 Notes, voting separately as a series, to be held at 10:00 a.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Series 2 Note Exchange Resolution” means the resolution to be considered at the Series 2 Meeting, the full text of which is set forth as Exhibit B to the Circular;

“Series 2 Notes” means 5.41% Medium Term Notes, Series 2, due September 26, 2016 of the Partnership;

“Series 2 Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Series 2 Note Exchange Resolution;

“Series 4 Meeting” means a meeting of the holders of Series 4 Notes, voting separately as a series, to be held at 10:30 a.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Series 4 Note Exchange Resolution” means the resolution to be considered at the Series 4 Meeting, the full text of which is set forth as Exhibit C to the Circular;

“Series 4 Notes” means 5.52% Medium Term Notes, Series 4, due February 26, 2019 of the Partnership;

“Series 4 Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Series 4 Note Exchange Resolution;

“Series 5 Meeting” means a meeting of the holders of Series 5 Notes, voting separately as a series, to be held at 11:00 a.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Series 5 Note Exchange Resolution” means the resolution to be considered at the Series 5 Meeting, the full text of which is set forth as Exhibit D to the Circular;

“Series 5 Notes” means 6.17% Medium Term Notes, Series 5, due February 26, 2037 of the Partnership;

“Series 5 Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Series 5 Note Exchange Resolution;

“Series 7 Meeting” means a meeting of the holders of Series 7 Notes, voting separately as a series, to be held at 11:30 a.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Series 7 Note Exchange Resolution” means the resolution to be considered at the Series 7 Meeting, the full text of which is set forth as Exhibit E to the Circular;

“Series 7 Notes” means 4.37% Medium Term Notes, Series 7, due September 13, 2017 of the Partnership;

“Series 7 Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Series 7 Note Exchange Resolution;

“Series 8 Meeting” means a meeting of the holders of Series 8 Notes, voting separately as a series, to be held at 12:00 p.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Series 8 Note Exchange Resolution” means the resolution to be considered at the Series 8 Meeting, the full text of which is set forth as Exhibit F to the Circular;

“Series 8 Notes” means 4.88% Medium Term Notes, Series 8, due April 26, 2018 of the Partnership;

“Series 8 Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Series 8 Note Exchange Resolution;

“Series 9 Meeting” means a meeting of the holders of Series 9 Notes, voting separately as a series, to be held at 12:30 p.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Series 9 Note Exchange Resolution” means the resolution to be considered at the Series 9 Meeting, the full text of which is set forth as Exhibit G to the Circular;

“Series 9 Notes” means 3.54% Medium Term Notes, Series 9, due June 12, 2020 of the Partnership;

“Series 9 Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Series 9 Note Exchange Resolution;

“Series 10 Meeting” means a meeting of the holders of Series 10 Notes, voting separately as a series, to be held at 1:00 p.m. (Eastern Time) on November 14, 2014, and any adjournment or postponement thereof;

“Series 10 Note Exchange Resolution” means the resolution to be considered at the Series 10 Meeting, the full text of which is set forth as Exhibit H to the Circular;

“Series 10 Notes” means Floating Rate Medium Term Notes, Series 10, due April 22, 2016 of the Partnership;

“Series 10 Supplemental Indenture” means the supplemental indenture amending the terms of the Bell Aliant Indenture as more particularly described in the Series 10 Note Exchange Resolution;

“Series Meetings” means, collectively, the Series 2 Meeting, the Series 4 Meeting, the Series 5 Meeting, the Series 7 Meeting, the Series 8 Meeting, the Series 9 Meeting and the Series 10 Meeting;

“Series Note Exchange Resolutions” means, collectively, the Series 2 Note Exchange Resolution, the Series 4 Note Exchange Resolution, the Series 5 Note Exchange Resolution, the Series 7 Note Exchange Resolution, the Series 8 Note Exchange Resolution, the Series 9 Note Exchange Resolution and the Series 10 Note Exchange Resolution;

“Series Note Exchange Transaction” has the meaning set out in the section of the Circular entitled, “Information Regarding the Note Exchange Transaction – Series Supplemental Indenture”;

“Series Notes” means, collectively, the Series 2 Notes, the Series 4 Notes, the Series 5 Notes, the Series 7 Notes, the Series 8 Notes, the Series 9 Notes and the Series 10 Notes;

“Series Supplemental Indentures” means, collectively, the Series 2 Supplemental Indenture, the Series 4 Supplemental Indenture, the Series 5 Supplemental Indenture, the Series 7 Supplemental Indenture, the Series 8 Supplemental Indenture, the Series 9 Supplemental Indenture and the Series 10 Supplemental Indenture, which may be combined into a single Series Supplemental Indenture in respect of one or more series of Series Notes for which a Series Note Exchange Transaction is to be completed;

“Solicitation Agents” has the meaning set out in the section of the Circular entitled, “General Information Regarding the Meetings – Solicitation Agents”;

“Stub Period Accrued Interest” has the meaning set out in the section of the Circular entitled, “Certain U.S. Federal Income Tax Considerations – Taxation of the Note Exchange Transaction”;

“Tax Act” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations”;

“Tax Proposals” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations”;

“taxable capital gain” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations”;

“TFSA” has the meaning set out in the section of the Circular entitled, “Certain Canadian Federal Income Tax Considerations – Eligibility for Investment”;

“Unaudited Pro Forma Consolidated Financial Statements” has the meaning set out in the section of the Circular entitled, “Information Concerning Bell Canada and BCE – BCE – Consolidated Capitalization”;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“U.S. GAAP” means generally accepted accounting principles in the United States;

“U.S. Holder” has the meaning set out in the section of the Circular entitled, “Certain U.S. Federal Income Tax Considerations”; and

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

SUMMARY OF CIRCULAR

The following is a summary of certain information contained in this Circular and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing in this Circular. Bell Aliant Noteholders are urged to read this Circular and the appendices attached hereto carefully and in their entirety. Certain capitalized terms used in this summary are defined in the Glossary of Terms above.

Background to the Note Exchange Transaction

On August 14, 2014, BCE commenced an offer to purchase all of the issued and outstanding Bell Aliant Common Shares, other than common shares held by BCE and its affiliates, for consideration on a per share basis of, at the election of each holder of Bell Aliant Common Shares: (a) $31.00 in cash, subject to pro-ration, (b) 0.6371 of a BCE Common Share, subject to pro-ration, or (c) $7.75 in cash and 0.4778 of a BCE Common Share.

Concurrently with the commencement of the Common Share Offer, BCE commenced its offer to exchange all of the issued and outstanding Prefco Preferred Shares for newly issued BCE Preferred Shares, having financial terms that are the same as those attached to the preferred shares of Prefco for which they are being exchanged.

The acquisition by BCE of the Bell Aliant Common Shares not tendered to the Common Share Offer will be completed by way of a Compulsory Acquisition expected to be completed on or about October 31, 2014. In order to effect the acquisition of the remaining Prefco Preferred Shares not tendered to the Preferred Share Exchange Offer, a special meeting of the Prefco Preferred Shareholders has been called for October 31, 2014 to consider the amalgamation of Prefco with 9034749 Canada Limited, a newly incorporated, wholly owned subsidiary of BCE. BCE has a sufficient number of Prefco Preferred Shares to ensure that the resolution of Prefco Preferred Shareholders approving the Prefco Amalgamation is passed at the special meeting to effect the Prefco Amalgamation. Upon completion of the Prefco Amalgamation, the outstanding Prefco Preferred Shares will be exchanged for BCE Preferred Shares. Subject to the terms and conditions of the amalgamation agreement in respect of the Prefco Amalgamation, the Prefco Amalgamation is expected to become effective on or about October 31, 2014.

See the section entitled “Information Regarding the Note Exchange Transaction – Background to the Note Exchange Transaction”.

Summary of Note Exchange Transaction

Through the Class Note Exchange Transaction, all issued and outstanding Bell Aliant Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to Bell Aliant Notes.

If the Class Note Exchange Resolution is not approved for any reason, or the Partnership cancels the Class Meeting or determines not to proceed with the Class Note Exchange Transaction for any reason, the Partnership may, at its option, elect to proceed with one or more of the Series Note Exchange Transactions that have been approved by a Series Note Exchange Resolution in order to accommodate holders of any particular series of Series Notes that have approved the applicable Series Note Exchange Resolution. Through a Series Note Exchange Transaction, all issued and outstanding Series Notes (for which a Series Note Exchange Resolution was duly approved) would be exchanged for an equal principal amount of newly issued Bell Canada Debentures having financial terms that are the same as those attached to the applicable Series Notes.

Rationale for the Note Exchange Transaction

BCE has informed the Partnership that, together with the Privatization, the Note Exchange Transaction is part of BCE’s strategy to have a simplified capital structure and to provide transparency, to reduce administrative inefficiencies, including by, among other things, implementing simplified accounting and financial reporting procedures, and to concentrate BCE’s public debt into a single issuer.

Conditions to Completion of the Note Exchange Transaction

The Note Exchange Transaction is conditional upon, among other things, the successful Privatization of Bell Aliant and Prefco prior to the Effective Date. In the event that the Privatization is not completed, the Partnership and Bell Canada do not intend to complete the Note Exchange Transaction.

In addition, the Note Exchange Resolutions authorize the Partnership, without further notice to or approval of the Bell Aliant Noteholders, to revoke any one or more of the Note Exchange Resolutions at any time prior to the transactions contemplated by the Note Exchange Resolution being completed. Furthermore, the Partnership reserves the right to (i) cancel the Class Meeting at any time prior to commencement of such Meeting; (ii) cancel one or more Series Meetings, at any time prior to commencement of such Meetings; (iii) cancel the Class Meeting at any time prior to commencement of such Meeting and proceed with one or more Series Meetings; (iv) not proceed with the Class Note Exchange Transaction or any one or more Series Note Exchange Transactions that have been approved by a Note Exchange Resolution; or (v) effect any combination of the foregoing.

See the section entitled “Information Regarding the Note Exchange Transaction – Conditions to Completion of the Note Exchange Transaction”.

For risks related to the completion of the Note Exchange Transaction, see the section of the Circular entitled “Risks Relating to the Note Exchange Transaction and the Bell Canada Debentures – Completion of the Note Exchange Transaction”.

Class Supplemental Indenture

In approving the Class Note Exchange Resolution, the Bell Aliant Noteholders will be authorizing the Partnership, at its option, to enter into and execute and deliver the Class Supplemental Indenture containing the terms described below and will be authorizing and directing the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as may be necessary to carry out the intent of such Class Note Exchange Resolution.

Upon the approval of the Class Note Exchange Resolution the Partnership shall be permitted to enter into the Class Supplemental Indenture amending the terms of the Bell Aliant Indenture such that, among other things, on the Effective Date (in the following sequence):

(i)	Newco shall assume all of the Partnership’s rights and obligations under the Bell Aliant Indenture and the Bell Aliant Notes, and the Partnership and each Credit Supporter and Designated Affiliate under the Bell Aliant Indenture shall be released and discharged from all obligations under or in respect of the Bell Aliant Indenture and the Bell Aliant Notes including, with respect to the Credit Supporters and the Designated Affiliates, their guarantees of the Bell Aliant Notes; and

(ii)	Newco shall have the right to require that all issued and outstanding Bell Aliant Notes, including the entitlement to interest accrued thereon, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Bell Aliant Notes, including the entitlement to interest accrued thereon, shall be transferred from the Bell Aliant Noteholders to Bell Canada in exchange for an equal principal amount of newly issued Bell Canada Debentures, together with an entitlement to an amount equal to the interest accrued on the transferred Bell Aliant Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to this Circular (as applicable to each of the respective series), provided that, for greater certainty, the assumption, release and discharge pursuant to clause (i) above shall not be implemented unless the exchange of Bell Aliant Notes for Bell Canada Debentures pursuant to clause (ii) shall be implemented immediately thereafter.

Upon the execution of the Class Supplemental Indenture, on the Effective Date, the Bell Aliant Notes will be transferred to Bell Canada in exchange for the Bell Canada Debentures. The result of the Note Exchange Transaction is that Bell Aliant Noteholders will own Bell Canada Debentures in place of the Bell Aliant Notes.

Copies of the proposed form of the Class Supplemental Indenture are available for inspection at the offices of the Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3. Upon request to the Secretary of the Partnership, the Depositary or the Information Agent, copies of the proposed form of the Class Supplemental Indenture will be sent to any Bell Aliant Noteholder.

See the section entitled “Information Regarding the Note Exchange Transaction – Class Supplemental Indenture”.

Series Supplemental Indentures

In approving a Series Note Exchange Resolution, the holders of the applicable Series Notes will be authorizing the Partnership, at its option, to enter into and execute and deliver a Series Supplemental Indenture with respect to one or more series of Series Notes containing the terms described below and will be authorizing and directing the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as may be necessary to carry out the intent of such Series Note Exchange Resolution.

Upon the approval of a Series Note Exchange Resolution the Partnership shall be permitted to enter into a Series Supplemental Indenture amending the terms of the Bell Aliant Indenture applying to the applicable series of Series Notes such that, among other things, on the Effective Date (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding Series Notes of the applicable series, including the entitlement to interest accrued thereon, be exchanged for Replacement Notes and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series Notes of the applicable series, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the applicable Series Notes, having the same financial terms as the applicable Series Notes, issued under the Replacement Indenture, being a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby, among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series Notes shall be cancelled;

(ii)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to the accrued interest on the exchanged Series Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to the accrued interest on the exchanged Series Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued Bell Canada Debentures, together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Series Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular (as applicable to each of the respective series), provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clauses (i), (ii) and (iii) above shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (iv) shall be implemented immediately thereafter.

Upon the execution of a Series Supplemental Indenture, on the Effective Date, the applicable Series Notes shall be transferred to Bell Canada in exchange for the applicable Bell Canada Debentures. The result of a Series Note Exchange Transaction is that holders of the particular Series Notes will own Bell Canada Debentures in place of the Series Notes.

Copies of the proposed form of the Series Supplemental Indenture are available for inspection at the offices of the Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3. Upon request to the Secretary of the Partnership, the Depositary or the Information Agent, copies of the proposed form of a particular Series Supplemental Indenture will be sent to any Series Noteholder.

See the section entitled “Information Regarding the Note Exchange Transaction – Series Supplemental Indenture”.

Note Exchange Procedure

All of the Bell Aliant Notes are registered under the name of CDS. Accordingly, in order for a beneficial holder of Bell Aliant Notes to have its Bell Aliant Notes voted at the Meetings, it must complete and sign the applicable instrument of proxy or other voting instruction form provided by such holder’s Intermediary and return such instrument of proxy or other voting instruction form in accordance with the instructions provided therein well in advance of the Meetings. Failure to do so will result in your Bell Aliant Notes not being voted at the Meetings. If you have any questions or require assistance completing your proxy or voting instruction form, you may contact the Depositary or the Information Agent. Contact details may be found on the back page of this document.

A Letter of Transmittal is enclosed with the Circular sent to registered Bell Aliant Noteholders for the surrender of certificate(s) representing their Bell Aliant Notes to the Depositary. CDS, as the sole registered holder of Bell Aliant Notes, will be required to complete and return the applicable Letter of Transmittal in respect of all of the Bell Aliant Notes to be exchanged, on behalf of all beneficial Bell Aliant Noteholders.

Bell Aliant Noteholders should be aware that, prior to the consummation of the Note Exchange Transaction, Bell Canada, BCE or their respective affiliates, directly or indirectly, may bid for or make purchases of Bell Aliant Notes or certain related securities, as permitted by applicable laws and regulations of the United States or Canada or its provinces or territories.

Beneficial Bell Aliant Noteholders are not required to take any action in order to receive Bell Canada Debentures following completion of the Note Exchange Transaction. Upon completion of the Note Exchange Transaction, the Bell Canada Debentures to be issued to beneficial Bell Aliant Noteholders are expected to be credited to the beneficial Bell Aliant Noteholder’s Intermediary’s account through the procedures in place for such purposes between CDS and such Intermediary. Beneficial Bell Aliant Noteholders should contact their Intermediary if they have any questions regarding this process.

See the section entitled “Information Regarding the Note Exchange Transaction – Note Exchange Procedure”.

Considerations Relevant to the Evaluation of the Note Exchange Transaction

The Partnership has been informed by BCE that BCE believes the Note Exchange Transaction may have the benefits described below for the Bell Aliant Noteholders, and that Bell Aliant Noteholders should consider the following factors, among others, in making a decision whether to vote in favour of the Note Exchange Resolutions:

•

Same Financial Terms. Upon completion of the Note Exchange Transaction, Bell Aliant Noteholders would receive Bell Canada Debentures having financial terms (including with respect to coupon, maturity and redemption price) that are the same as those of the Bell Aliant Notes for which they are being exchanged.

•	Superior Credit Quality

•

Better Operating Profile. Upon completion of the Note Exchange Transaction, Bell Aliant Noteholders would benefit from Bell Canada’s superior size, business diversification, and financial strength. Bell Canada is Canada’s largest communications company, offering a breadth and scope of products and services. Bell Canada is a market leader in voice, data, high-speed Internet, television and wireless, and has a substantial diversified presence in multimedia, holding assets in TV, radio and digital media, including the CTV television network.

•

Better Financial Profile. Bell Aliant Noteholders would also benefit from a consolidated entity (comprising Bell Canada and Bell Aliant) that would be significantly larger than Bell Aliant, with a consolidated revenue base of approximately $10.3 billion, Adjusted EBITDA of $4.2 billion and free cash flow of $1.1 billion for the six months ended June 30, 2014, which would be approximately 7.6, 6.6 and 10.4 times larger, respectively, than Bell Aliant’s revenue base, Adjusted EBITDA and free cash flow for the same period.[1]

•

Strong Credit Ratings: As of October 17, 2014, Bell Canada’s debt securities are rated A (low) (with stable trend) by DBRS, Baa1 (with stable outlook) by Moody’s and BBB+ (with stable outlook) by S&P. On October 17, 2014, Bell Canada obtained confirmation that the Bell Canada Debentures would be rated the same as Bell Canada’s current debt securities by all three agencies. Accordingly, the provisional ratings assigned to the Bell Canada Debentures by DBRS and S&P are currently higher than the ratings of BBB (under review with positive implications) and BBB (on credit watch with positive implications) assigned by DBRS and S&P, respectively, to the Bell Aliant Notes being exchanged. Moody’s does not currently rate the Bell Aliant Notes. S&P has stated that it expects to resolve the credit watch listing by rating the Bell Aliant Notes on a consolidated basis with BCE if and when the Privatization is completed. It is expected that the Privatization will be completed on or about October 31, 2014.

•

Addition of Change of Control of BCE and Bell Canada Provisions. Each series of Bell Canada Debentures to be issued contains change of control provisions requiring Bell Canada to make an offer to repurchase such Bell Canada Debentures in the event of a Change of Control Triggering Event (as defined in the corporation orders creating the new series of Bell Canada Debentures and described in the summary of terms of each series of Bell Canada Debentures attached as Exhibit I to this Circular). For greater clarity, upon completion of the Note Exchange Transaction, current Bell Aliant Noteholders (or holders of applicable Series Notes) would receive new Bell Canada Debentures containing change of control provisions.

•

Structural Enhancement. Upon completion of the Note Exchange Transaction, Bell Aliant Noteholders would receive Bell Canada Debentures that would rank pari passu with Bell Canada’s other public senior unsecured debt securities.

•

Greater Liquidity and Simplification. Bell Canada is one of Canada’s largest corporate issuers in the debt capital markets, with approximately $12 billion and 25 series of public debt outstanding. Bell Canada is also one of the most active issuers in Canada, having issued approximately $9.3 billion of debentures over the last five years. Bell Aliant Noteholders may benefit from the enhanced liquidity of holding new Bell Canada Debentures, in a larger concentrated borrower, ranking pari passu with other senior unsecured debt of Bell Canada.

See the section entitled “Information Regarding the Note Exchange Transaction – Considerations Relevant to the Evaluation of the Note Exchange Transaction”.

Approval of Bell Aliant Noteholders

Through the Class Note Exchange Resolution, the Partnership is giving all Bell Aliant Noteholders the opportunity to vote on a transaction to exchange all outstanding Bell Aliant Notes of every series for Bell Canada Debentures of a new series with the same financial terms.

In addition, through the Series Note Exchange Resolutions, the Partnership is giving the holders of Series Notes the opportunity to vote on a transaction to exchange all outstanding Bell Aliant Notes of such series for Bell Canada Debentures of a new series with the same financial terms.

If the Class Note Exchange Resolution is not approved, or the Partnership cancels the Class Meeting or determines not to proceed with the Class Note Exchange Transaction for any reason, the Partnership may, at its option, proceed with one or more of the Series Note Exchange Transactions that have been approved by a Series

[1]	Adjusted EBITDA and free cash flow are non-GAAP financial measures and do not have any standardized meaning under IFRS. BCE and Bell Aliant GP may calculate these measures differently and therefore they may not be directly comparable. For more details and reconciliations of these measures to the most closely comparable IFRS measures, see the sections 8.2, “Non-GAAP Financial Measures and Key Performance Indicators (KPIs) – Non-GAAP Financial Measures – Adjusted EBITDA” and “– Free Cash Flow and Free Cash Flow per Share” in the BCE 2014 Second Quarter MD&A, and the sections “Non-IFRS Financial Measures – Adjusted EBITDA” and “– Free cash flow” in the Bell Aliant GP 2014 Second Quarter MD&A.

Note Exchange Resolution in order to accommodate holders of any particular series of Series Notes that have approved the applicable Series Note Exchange Resolution. However, the Partnership may determine not to proceed with one or more Series Note Exchange Transactions that have been approved by a Series Note Exchange Resolution.

Voting at the Class Meeting

To be effective, the Class Note Exchange Resolution must be approved by an extraordinary resolution passed by not less than 66 2/3% of the principal amount of Bell Aliant Notes, voting as a single class, represented at the Class Meeting and voted on a poll upon such resolution. The text of the Class Note Exchange Resolution is set forth in Exhibit A to this Circular. For greater certainty, if the Class Note Exchange Resolution is so approved, no additional approval by any one or more of the series of Bell Aliant Notes, including any of the Series Note Exchange Resolutions, is required for the Class Note Exchange Resolution to be effective.

Voting at the Series Meetings

To be effective, each Series Note Exchange Resolution must be approved by an extraordinary resolution passed by not less than 66 2/3% of the principal amount of the applicable Series Notes, voting separately as a series, represented at the applicable Series Meeting and voted on a poll upon such resolution. The text of the Series Note Exchange Resolutions are set forth in Exhibits B, C, D, E, F, G, and H to this Circular.

Quorum at the Class Meeting

Holders of more than 50% in principal amount of the outstanding Bell Aliant Notes will constitute a quorum for the Class Meeting. In the absence of a quorum, the Class Meeting may be adjourned for a period of not less than 14 days nor more than 60 days and to such place and time as may be appointed by the Chairman of the Meeting. Not less than ten days’ notice shall be given of the time and place of such adjourned meeting. Such notice shall state that, at the adjourned meeting, the Bell Aliant Noteholders present in person or by proxy shall form a quorum. At the adjourned meeting, the Bell Aliant Noteholders present in person or by proxy shall form a quorum and may transact the business for which the Class Meeting was originally called.

See the section entitled “Information Regarding the Note Exchange Transaction – Approval of the Bell Aliant Noteholders”.

Quorum at the Series Meetings

Holders of more than 50% in principal amount of the outstanding applicable Series Notes will constitute a quorum for the applicable Series Meeting. In the absence of a quorum, the particular Series Meeting may be adjourned for a period of not less than 14 days nor more than 60 days and to such place and time as may be appointed by the Chairman of the Meeting. Not less than ten days’ notice shall be given of the time and place of such adjourned meeting. Such notice shall state that, at the adjourned meeting, the holders of Series Notes present in person or by proxy shall form a quorum. At the adjourned meeting, the holders of Series Notes present in person or by proxy shall form a quorum and may transact the business for which the Series Meeting was originally called.

See the section entitled “Information Regarding the Note Exchange Transaction – Approval of the Bell Aliant Noteholders”.

General

The proxy delivered with this Circular provides a means for a registered Bell Aliant Noteholder to vote for or against the Note Exchange Resolutions. The proxy further provides that if a registered Bell Aliant Noteholder using the proxy does not specify whether such Bell Aliant Notes are to be voted for or against a resolution, the proxyholder will vote FOR the Class Note Exchange Resolution and FOR the applicable Series Note Exchange Resolution.

The Bell Aliant Notes have been issued in the form of global certificates registered in the name of CDS and, as such, CDS is the sole registered Bell Aliant Noteholder. Only registered Bell Aliant Noteholders, or their duly appointed proxyholders, have the right to vote at a Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Bell Aliant Notes in accordance with instructions received from the beneficial Bell Aliant Noteholders. Beneficial Bell Aliant Noteholders as of the Record Date wishing to vote their Bell Aliant Notes at a Meeting must provide instructions to their broker or other intermediary through which they hold their Bell Aliant Notes in sufficient time prior to the deadline for depositing proxies for the Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Bell Aliant Notes at such Meeting.

Notwithstanding the foregoing, the Note Exchange Resolutions authorize the Partnership, without further notice to or approval of the Bell Aliant Noteholders, to revoke any one or more of the Note Exchange Resolutions at any time prior to the completion of the Note Exchange Transaction. Furthermore, the Partnership reserves the right to (i) cancel the Class Meeting at any time prior to commencement of such Meeting; (ii) cancel one or more Series Meetings, at any time prior to commencement of such Meetings; (iii) cancel the Class Meeting at any time prior to commencement of such Meeting and proceed with one or more Series Meetings; (iv) not proceed with the Class Note Exchange Transaction or any one or more Series Note Exchange Transactions that have been approved by a Note Exchange Resolution; or (v) effect any combination of the foregoing.

Solicitation Agents

BMO Capital Markets and RBC Capital Markets have been retained by or on behalf of the Partnership to act as solicitation agents and to solicit votes in favour of the Note Exchange Resolutions.

The Solicitation Agents will be reimbursed for certain reasonable out-of-pocket expenses, including fees of legal counsel, and will be indemnified against certain liabilities and expenses in connection with the solicitation of votes in favour of the Note Exchange Resolutions. The Partnership may require the Solicitation Agents to furnish evidence of beneficial ownership satisfactory to the Partnership, acting reasonably, before providing payment of such solicitation expenses.

At any given time, the Solicitation Agents and/or their affiliates may trade the Bell Aliant Notes, the Bell Canada Debentures or any other securities of the Partnership or Bell Canada for their own account, or for the accounts of their customers, and accordingly may hold a long or short position in the Bell Aliant Notes, the Bell Canada Debentures or those other securities and, to the extent that a Solicitation Agent or its affiliates hold Bell Aliant Notes, such Solicitation Agent may cause such Bell Aliant Notes to be voted in respect of the Note Exchange Transaction.

No fee or commission will be payable by any Bell Aliant Noteholder who votes in favour of the Note Exchange Resolutions or who makes use of the services of a Solicitation Agent in connection therewith.

See the section entitled “General Information Regarding the Meeting – Solicitation Agents”.

Depositary and Information Agent

The Partnership has engaged CST Trust Company to act as the Depositary for the Note Exchange Transaction. The Depositary may contact Bell Aliant Noteholders by mail, telephone and facsimile and may request banks, brokers, investment dealers and other nominees to forward materials relating to the Note Exchange Transaction to beneficial owners of Bell Aliant Notes. On the Effective Date, the Depositary will facilitate book-entry only transfers of the Bell Aliant Notes and the book-entry only transfers of the Bell Canada Debentures to the holders of the transferred Bell Aliant Notes. The Depositary will receive reasonable and customary compensation from the Partnership for its services in connection with the Note Exchange Transaction, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Note Exchange Transaction.

The Partnership has also retained D.F. King Canada to act as Information Agent in connection with the Note Exchange Transaction. The Information Agent will receive reasonable and customary compensation from the

Partnership for its services in connection with the Note Exchange Transaction, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Note Exchange Transaction.

Questions and requests for assistance concerning the Note Exchange Transaction may be directed to the Depositary at 1-866-271-6893 toll free in North America, or at 1-416-683-3860 outside of North America, or by e-mail at inquiries@canstockta.com or the Information Agent at 1-800-294-5107 toll Free in North America, or 1-201-806-7301 outside of North America, or by email at inquiries@dfking.com. Further contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent at their respective offices specified on the back page of this document. Copies of this document and related materials may also be found on SEDAR at www.sedar.com.

Date, Times and Place of Meetings

The Meetings will be held on November 14, 2014 at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, unless otherwise cancelled, adjourned or postponed, at the following times:

•	Class Meeting: 9:30 a.m.

•	Series 2 Meeting: 10:00 a.m.

•	Series 4 Meeting: 10:30 a.m.

•	Series 5 Meeting: 11:00 a.m.

•	Series 7 Meeting: 11:30 a.m.

•	Series 8 Meeting: 12:00 p.m.

•	Series 9 Meeting: 12:30 p.m.

•	Series 10 Meeting: 1:00 p.m.

Notwithstanding the foregoing, the Partnership may, at its option, at any time prior to the Class Meeting or any Series Meeting, cancel or postpone any or all of the Meetings.

Record Date

The Board of Directors has provided notice of and fixed the Record Date (being October 17, 2014) for the purposes of determining beneficial Bell Aliant Noteholders entitled to receive notice of and to vote at the Meetings.

Purpose of the Class Meeting

The Class Meeting has been called to consider and, if determined advisable, pass, with or without amendment, the Class Note Exchange Resolution.

Purpose of the Series Meetings

The Series Meetings have been called to consider and, if determined advisable, pass, with or without amendment, each Series Note Exchange Resolution, as applicable.

Certain Canadian Federal Income Tax Considerations

A Resident Noteholder will be considered to have disposed of its Bell Aliant Notes upon the consummation of the Class Note Exchange Transaction on the Effective Date. Similarly, a Resident Noteholder will be considered to have disposed of its Series Notes (in respect of which a Series Note Exchange Resolution is approved) upon the consummation of a Series Note Exchange Transaction on the Effective Date. A Resident Noteholder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary generally will be required to include in income the amount of interest accrued or deemed to accrue on the Bell Aliant Notes or Series Notes, as the case may be, up to the Effective Date or that became receivable or was received on or before the Effective Date, to the extent that such amounts have not otherwise been included in the Resident Noteholder’s income for the year or a preceding taxation year. Any other Resident Noteholder will be required to include in income for a taxation year any interest on the Bell Aliant Notes, or Series Notes, as the case may be, received or receivable by such Resident Noteholder in the year except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year. In these circumstances, such other Resident Noteholders may be considered to have received, or may otherwise be required to include in income, any interest that has accrued on the Bell Aliant Notes or Series Notes as of the Effective Date. In addition, a Resident Noteholder will realize a capital gain (capital loss) on the disposition of the Bell Aliant Notes or Series Notes, as the case may be, equal to the amount by which the proceeds of disposition, net of any amount included in the Resident Noteholder’s income as interest and net of any reasonable costs of disposition, are greater (or less) than the adjusted cost base to the Resident Noteholder of the Bell Aliant Notes or Series Notes so disposed of.

No tax on income (including taxable capital gains) will be payable under the Tax Act by a Non-Resident Noteholder on the Note Exchange Transaction.

The foregoing is only a brief summary of certain Canadian federal income tax consequences and is qualified in its entirety by the description of certain Canadian federal income tax considerations described in the section of the Circular entitled “Certain Canadian Federal Income Tax Considerations”. Bell Aliant Noteholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a disposition of Bell Aliant Notes pursuant to the Note Exchange Transaction.

Certain U.S. Federal Income Tax Considerations

An exchange by a U.S. Holder (as defined in the section of the Circular entitled “Certain U.S. Federal Income Tax Considerations”) of a Bell Aliant Note for a Bell Canada Debenture pursuant to the Note Exchange Transaction should generally be a taxable transaction for U.S. federal income tax purposes. For a more comprehensive description of the U.S. federal income tax consequences of the Note Exchange Transaction and the ownership of Bell Canada Debentures received pursuant to the Note Exchange Transaction, see the section of the Circular entitled “Certain U.S. Federal Income Tax Considerations”.

Bell Aliant Noteholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a disposition of Bell Aliant Notes pursuant to the Note Exchange Transaction and the ownership of Bell Canada Debentures.

INFORMATION REGARDING THE NOTE EXCHANGE TRANSACTION

Background to the Note Exchange Transaction

On August 14, 2014, BCE commenced an offer to purchase all of the issued and outstanding common shares (the “Bell Aliant Common Shares”) of Bell Aliant, other than common shares held by BCE and its affiliates, for consideration on a per share basis of, at the election of each holder of Bell Aliant Common Shares: (a) $31.00 in cash, subject to pro-ration, (b) 0.6371 of a common share of BCE (the “BCE Common Shares”), subject to pro-ration, or (c) $7.75 in cash and 0.4778 of a common share of BCE (the “Common Share Offer”). Further details regarding the Common Share Offer are available in the BCE Common Share Offer Circular, which is incorporated herein by reference and available on Bell Aliant’s profile on SEDAR at www.sedar.com.

Concurrently with the commencement of the Common Share Offer, BCE commenced its offer to exchange all of the issued and outstanding preferred shares (the “Prefco Preferred Shares”) of Bell Aliant Preferred Equity Inc. (“Prefco”) in exchange for newly issued preferred shares of BCE (the “BCE Preferred Shares”), having financial terms that are the same as those attached to the preferred shares of Prefco for which they are being exchanged (the “Preferred Share Exchange Offer”). Further details regarding the Preferred Share Exchange Offer are available in the BCE Preferred Share Exchange Offer Circular, which is incorporated herein by reference and available on Prefco’s profile on SEDAR at www.sedar.com.

The acquisition by BCE of the remaining Bell Aliant Common Shares not tendered to the Common Share Offer will be completed by way of compulsory acquisition pursuant to Part XVII of the Canada Business Corporations Act expected to be completed on or about October 31, 2014 (the “Compulsory Acquisition”). In order to effect the acquisition of the remaining Prefco Preferred Shares not tendered to the Preferred Share Exchange Offer, a special meeting of the Prefco Preferred Shareholders has been called for October 31, 2014 to consider the amalgamation of Prefco with 9034749 Canada Limited, a newly incorporated, wholly-owned subsidiary of BCE (the “Prefco Amalgamation”). BCE has a sufficient number of Prefco Preferred Shares to ensure that the resolution of Prefco Preferred Shareholders approving the Prefco Amalgamation is passed at the special meeting and to effect the Prefco Amalgamation. Upon completion of the Prefco Amalgamation, the outstanding Prefco Preferred Shares will be exchanged for BCE Preferred Shares. Subject to the terms and conditions of the amalgamation agreement in respect of the Prefco Amalgamation, the Prefco Amalgamation is expected to become effective on or about October 31, 2014. Further details regarding the Prefco Amalgamation are available in Prefco’s management information circular dated October 3, 2014 prepared in connection with the special meeting of holders of Prefco Preferred Shares to be held on October 31, 2014, which is available on Prefco’s profile on SEDAR at www.sedar.com.

Rationale for the Note Exchange Transaction

BCE has informed the Partnership that, together with BCE’s acquisition of all of the issued and outstanding Bell Aliant Common Shares and Prefco Preferred Shares pursuant to the Compulsory Acquisition and the Prefco Amalgamation (the “Privatization”), the Note Exchange Transaction is part of BCE’s strategy to have a simplified capital structure and to provide transparency, to reduce administrative inefficiencies, including by, among other things, implementing simplified accounting and financial reporting procedures, and to concentrate BCE’s public debt into a single issuer.

Conditions to Completion of the Note Exchange Transaction

The Note Exchange Transaction is conditional upon, among other things, the successful Privatization of Bell Aliant and Prefco prior to the Effective Date. In the event that the Privatization is not completed, the Partnership and Bell Canada do not intend to complete the Note Exchange Transaction.

In addition, the Note Exchange Resolutions authorize the Partnership, without further notice to or approval of the Bell Aliant Noteholders, to revoke any one or more of the Note Exchange Resolutions at any time prior to the transactions contemplated by the Note Exchange Resolutions being completed. Furthermore, the Partnership reserves the right to (i) cancel the Class Meeting at any time prior to commencement of such Meeting; (ii) cancel one or more Series Meetings, at any time prior to commencement of such Meetings; (iii) cancel the Class Meeting at any time prior to commencement of such Meeting and proceed with one or more Series Meetings; (iv) not proceed with the Class Note Exchange Transaction or any Series Note Exchange Transaction that has been approved by a Note Exchange Resolution; or (v) effect any combination of the foregoing.

For risks related to the completion of the Note Exchange Transaction, see the section of the Circular entitled “Risks Relating to the Note Exchange Transaction and the Bell Canada Debentures – Completion of the Note Exchange Transaction”.

Class Supplemental Indenture

In approving the Class Note Exchange Resolution, the Bell Aliant Noteholders will be authorizing the Partnership, at its option, to enter into and execute and deliver the Class Supplemental Indenture containing the terms described below and will be authorizing and directing the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as may be necessary to carry out the intent of such Class Note Exchange Resolution.

Upon the approval of the Class Note Exchange Resolution the Partnership shall be permitted to enter into the Class Supplemental Indenture amending the terms of the Bell Aliant Indenture such that, among other things, on the Effective Date (in the following sequence):

(i)	Newco shall assume all of the Partnership’s rights and obligations under the Bell Aliant Indenture and the Bell Aliant Notes, and the Partnership and each Credit Supporter and Designated Affiliate under the Bell Aliant Indenture shall be released and discharged from all obligations under or in respect of the Bell Aliant Indenture and the Bell Aliant Notes including, with respect to the Credit Supporters and the Designated Affiliates, their guarantees of the Bell Aliant Notes; and

(ii)	Newco shall have the right to require that all issued and outstanding Bell Aliant Notes, including the entitlement to interest accrued thereon, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Bell Aliant Notes, including the entitlement to interest accrued thereon, shall be transferred from the Bell Aliant Noteholders to Bell Canada in exchange for an equal principal amount of newly issued Bell Canada Debentures, together with an entitlement to an amount equal to the interest accrued on the transferred Bell Aliant Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to this Circular (as applicable to each of the respective series);

provided that, for greater certainty, the assumption, release and discharge pursuant to clause (i) above shall not be implemented unless the exchange of Bell Aliant Notes for Bell Canada Debentures pursuant to clause (ii) shall be implemented immediately thereafter,

(the steps described in (i) and (ii), collectively, the “Class Note Exchange Transaction”).

Upon the execution of the Class Supplemental Indenture, on the Effective Date, the Bell Aliant Notes will be transferred to Bell Canada in exchange for the Bell Canada Debentures. The result of the Note Exchange Transaction is that Bell Aliant Noteholders will own Bell Canada Debentures in place of the Bell Aliant Notes.

Copies of the proposed form of the Class Supplemental Indenture are available for inspection at the offices of the Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3. Upon request to the Secretary of the Partnership, the Depositary or the Information Agent, copies of the proposed form of the Class Supplemental Indenture will be sent to any Bell Aliant Noteholder.

Series Supplemental Indentures

In approving a Series Note Exchange Resolution, the holders of the applicable Series Notes will be authorizing the Partnership, at its option, to enter into and execute and deliver a Series Supplemental Indenture with respect to one or more series of Series Notes containing the terms described below and will be authorizing and directing the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as may be necessary to carry out the intent of such Series Note Exchange Resolution.

Upon the approval of a Series Note Exchange Resolution the Partnership shall be permitted to enter into a Series Supplemental Indenture amending the terms of the Bell Aliant Indenture applying to the applicable series of Series Notes such that, among other things, on the Effective Date (in the following sequence):

(i)

the Partnership shall have the right to require that all issued and outstanding Series Notes of the applicable series, including the entitlement to interest accrued thereon, be exchanged for notes of the Partnership (the

“Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series Notes of the applicable series, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes in an equal principal amount, and an entitlement to an amount equal to accrued interest on the applicable Series Notes, having the same financial terms as the applicable Series Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series Notes shall be cancelled;

(ii)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to the accrued interest on the exchanged Series Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to the accrued interest on the exchanged Series Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued Bell Canada Debentures, together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Series Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular (as applicable to each of the respective series), provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (i), (ii) and (iii) above shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (iv) shall be implemented immediately thereafter.

(the steps described in (i), (ii), (iii) and (iv), collectively, in respect of a particular series of Series Notes, a “Series Note Exchange Transaction”, and collectively with the Class Note Exchange Transaction, the “Note Exchange Transaction”).

Upon the execution of a Series Supplemental Indenture, on the Effective Date, the applicable Series Notes shall be transferred to Bell Canada in exchange for the applicable Bell Canada Debentures. The result of a Series Note Exchange Transaction is that holders of the particular Series Notes will own Bell Canada Debentures in place of the Series Notes.

Copies of the proposed form of the Series Supplemental Indenture are available for inspection at the offices of the Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3. Upon request to the Secretary of the Partnership, the Depositary or the Information Agent, copies of the proposed form of a particular Series Supplemental Indenture will be sent to any Series Noteholder.

Note Exchange Procedure

All of the Bell Aliant Notes are registered under the name of CDS. Accordingly, in order for a beneficial holder of Bell Aliant Notes to have its Bell Aliant Notes voted at the Meetings, it must complete and sign the applicable instrument of proxy or other voting instruction form provided by such holder’s Intermediary and return such instrument of proxy or other voting instruction form in accordance with the instructions provided therein well in advance of the Meetings. Failure to do so will result in your Bell Aliant Notes not being voted at the Meetings. If you have any questions or require assistance completing your proxy or voting instruction form, you may contact the Depositary or the Information Agent. Contact details may be found on the back page of this document.

A letter of transmittal (the “Letter of Transmittal”) is enclosed with the Circular sent to registered Bell Aliant Noteholders for the surrender of certificate(s) representing their Bell Aliant Notes to CST Trust Company (the “Depositary”) at an address of the Depositary set out in the Letter of Transmittal. CDS, as the sole registered holder of

Bell Aliant Notes, will be required to complete and return the applicable Letter of Transmittal in respect of all of the Bell Aliant Notes to be exchanged, on behalf of all beneficial Bell Aliant Noteholders.

Bell Aliant Noteholders should be aware that, prior to the consummation of the Note Exchange Transaction, Bell Canada, BCE or their respective affiliates, directly or indirectly, may bid for or make purchases of Bell Aliant Notes or certain related securities, as permitted by applicable laws and regulations of the United States or Canada or its provinces or territories.

Beneficial Bell Aliant Noteholders are not required to take any action in order to receive Bell Canada Debentures following completion of the Note Exchange Transaction. Upon completion of the Note Exchange Transaction, the Bell Canada Debentures to be issued to beneficial Bell Aliant Noteholders are expected to be credited to the beneficial Bell Aliant Noteholder’s Intermediary’s account through the procedures in place for such purposes between CDS and such Intermediary. Beneficial Noteholders should contact their Intermediary if they have any questions regarding this process.

Considerations Relevant to the Evaluation of the Note Exchange Transaction

The Partnership has been informed by BCE that BCE believes the Note Exchange Transaction may have the benefits described below for the Bell Aliant Noteholders, and that Bell Aliant Noteholders should consider the following factors, among others, in making a decision whether to vote in favour of the Note Exchange Resolutions:

•

Same Financial Terms. Upon completion of the Note Exchange Transaction, Bell Aliant Noteholders would receive Bell Canada Debentures having financial terms (including with respect to coupon, maturity and redemption price) that are the same as those of the Bell Aliant Notes for which they are being exchanged.

•	Superior Credit Quality

•

Better Operating Profile. Upon completion of the Note Exchange Transaction, Bell Aliant Noteholders would benefit from Bell Canada’s superior size, business diversification, and financial strength. Bell Canada is Canada’s largest communications company, offering a breadth and scope of products and services. Bell Canada is a market leader in voice, data, high-speed Internet, television and wireless, and has a substantial diversified presence in multimedia, holding assets in TV, radio and digital media, including the CTV television network.

•

Better Financial Profile. Bell Aliant Noteholders would also benefit from a consolidated entity (comprising Bell Canada and Bell Aliant) that would be significantly larger than Bell Aliant, with a consolidated revenue base of approximately $10.3 billion, Adjusted EBITDA of $4.2 billion and free cash flow of $1.1 billion for the six months ended June 30, 2014, which would be approximately 7.6, 6.6 and 10.4 times larger, respectively, than Bell Aliant’s revenue base, Adjusted EBITDA and free cash flow for the same period.[2]

•

Strong Credit Ratings: As of October 17, 2014, Bell Canada’s debt securities are rated A (low) (with stable trend) by DBRS, Baa1 (with stable outlook) by Moody’s and BBB+ (with stable outlook) by S&P. On October 17, 2014, Bell Canada obtained confirmation that the Bell Canada Debentures would be rated the same as Bell Canada’s current debt securities by all three agencies. Accordingly, the provisional ratings assigned to the Bell Canada Debentures by DBRS and S&P are currently higher than the ratings of BBB (under review with positive implications) and BBB (on credit watch with positive implications) assigned by DBRS and S&P, respectively, to the Bell Aliant Notes being exchanged. Moody’s does not currently rate the Bell Aliant Notes. S&P has stated that it expects to resolve the credit watch listing by rating the Bell Aliant Notes on a consolidated basis with BCE if and when the Privatization is completed. It is expected that the Privatization will be completed on or about October 31, 2014.

•

Addition of Change of Control of BCE and Bell Canada Provisions. Each series of Bell Canada Debentures to be issued contains change of control provisions requiring Bell Canada to make an offer to repurchase such Bell Canada Debentures in the event of a Change of Control Triggering Event (as defined in the corporation orders

[2]	Adjusted EBITDA and free cash flow are non-GAAP financial measures and do not have any standardized meaning under IFRS. BCE and Bell Aliant GP may calculate these measures differently and therefore they may not be directly comparable. For more details and reconciliations of these measures to the most closely comparable IFRS measures, see the sections 8.2, “Non-GAAP Financial Measures and Key Performance Indicators (KPIs) – Non-GAAP Financial Measures – Adjusted EBITDA” and “– Free Cash Flow and Free Cash Flow per Share” in the BCE 2014 Second Quarter MD&A, and the sections “Non-IFRS Financial Measures – Adjusted EBITDA” and “– Free cash flow” in the Bell Aliant GP 2014 Second Quarter MD&A.

creating the new series of Bell Canada Debentures and described in the summary of terms of each series of Bell Canada Debentures attached as Exhibit I to this Circular). For greater clarity, upon completion of the Note Exchange Transaction, current Bell Aliant Noteholders (or holders of applicable Series Notes) would receive new Bell Canada Debentures containing change of control provisions.

•

Structural Enhancement. Upon completion of the Note Exchange Transaction, Bell Aliant Noteholders would receive Bell Canada Debentures that would rank pari passu with Bell Canada’s other public senior unsecured debt securities.

•

Greater Liquidity and Simplification. Bell Canada is one of Canada’s largest corporate issuers in the debt capital markets, with approximately $12 billion and 25 series of public debt outstanding. Bell Canada is also one of the most active issuers in Canada, having issued approximately $9.3 billion of debentures over the last five years. Bell Aliant Noteholders may benefit from the enhanced liquidity of holding new Bell Canada Debentures, in a larger concentrated borrower, ranking pari passu with other senior unsecured debt of Bell Canada.

Resale of Bell Canada Debentures – Canadian Securities Law Matters

The issuance in Canada of the Bell Canada Debentures will be made on a basis exempt from the prospectus requirements in accordance with applicable Canadian securities laws. The Bell Canada Debentures will also be “freely tradable” in Canada by persons other than “control persons” as defined under applicable securities laws (subject to customary restrictions).

Restrictions on Resale of Bell Canada Debentures – U.S. Securities Laws

The Bell Canada Debentures to be issued in connection with the proposed Note Exchange Transaction will be exempt from the registration requirements of the U.S. Securities Act pursuant to Rule 802 thereunder. Such securities will not constitute “restricted securities” under Rule 144 of the U.S. Securities Act (“Rule 144”) and will be freely tradable under the U.S. Securities Act, except as described below.

Bell Canada Debentures sold on behalf of the holders of Bell Canada Debentures who are “affiliates” as that term is defined in Rule 144 or who have been affiliates of Bell Canada or BCE in the 90 days prior to the Effective Date are subject to certain restrictions under Rule 144 and will be “restricted securities” under Rule 144 in the hands of subsequent purchasers in non-registered sales. Offers and sales of such securities must be made in accordance with (i) the applicable requirements of Rule 144, (ii) another applicable exemption from the registration requirements of the U.S. Securities Act or (iii) the registration requirements of the U.S. Securities Act.

BUSINESS TO BE CONDUCTED AT THE MEETINGS

The Meetings have been called to consider and, if determined advisable, pass, with or without amendment, the applicable Note Exchange Resolutions.

GENERAL INFORMATION REGARDING THE MEETINGS

Solicitation of Proxies

This Circular is furnished in connection with the solicitation by management of proxies to be used at the Meetings to be held on November 14, 2014 at the time and place and for the purposes set forth in the applicable Notice of Meeting accompanying this Circular. In addition to the solicitation of proxies by mail, officers, directors and regular employees of the Partnership or Bell Aliant GP may, without additional compensation, solicit such proxies on behalf of management personally, by telephone, fax or other electronic means. The Partnership will bear the cost in respect of the solicitation of proxies for the Meetings and will bear the legal, printing and other costs associated with the preparation of the Circular.

Appointment of Proxies

All of the Bell Aliant Notes are registered in the name of CDS. Accordingly, in order for a beneficial holder of Bell Aliant Notes to have its Bell Aliant Notes voted at the Meetings, it must complete and sign the applicable instrument of proxy or other voting instruction form provided by such holder’s Intermediary and return such instrument of proxy or other voting instruction form in accordance with the instructions provided therein well in advance of the Meetings. Failure to do so will result in your Bell Aliant Notes not being voted at the Meetings. If you have any questions or require assistance completing your proxy or voting instruction form, you may contact the Depositary or the Information Agent. Contact details may be found on the back page of this document.

Exercise of Vote by Proxy

Each Bell Aliant Noteholder of record as at the Record Date will be entitled to one vote in respect of each $1,000 principal amount of Bell Aliant Notes held on all matters that come before the Meetings, and such vote may be given in person or by proxy. Votes may be cast for or against the Note Exchange Resolutions.

The Bell Aliant Notes represented by the accompanying form of proxy will be voted FOR or AGAINST the Note Exchange Resolutions in accordance with the instructions of the Bell Aliant Noteholder as specified in the proxy. In the event that no specifications as to voting have been made by a Bell Aliant Noteholder to vote for or against the Note Exchange Resolutions in respect of particular Bell Aliant Notes for which the proxy has been returned, the Bell Aliant Notes represented by proxies in favour of management’s nominees will be voted in favour of the Note Exchange Resolutions.

The accompanying proxy when properly completed and signed, confers discretionary authority upon the proxyholder named therein with respect to amendments to or variations of matters identified in the applicable Notice of Meeting and with respect to any matters that may properly come before the Meetings. Management presently knows of no such amendments, variations or other matters which may come before the Meetings other than those referred to in the applicable Notice of Meeting. If any such amendment, variation or other matter properly comes before the Meetings, it is the intention of the persons named in the enclosed proxy to vote on such amendment, variation or other matter in accordance with their judgement.

Revocation of Proxies

A beneficial Bell Aliant Noteholder may revoke a proxy or voting instruction form provided by its Intermediary in accordance with the instructions provided therein.

Beneficial Bell Aliant Noteholders

Only the registered Bell Aliant Noteholder as of the close of business on the Record Date (being October 17, 2014) or the persons they appoint as their proxyholders are permitted to vote at the Meetings. The Bell Aliant Notes are registered in a “book-entry only” system under which all the issued and outstanding Bell Aliant Notes are evidenced by global certificates that are registered in the name of and held by CDS, which holds global certificates representing the outstanding Bell Aliant Notes. At the date of this Circular, CDS is the only registered holder of the Bell Aliant Notes. Accordingly, all Bell Aliant Noteholders do not hold their Bell Aliant Notes in their own name but through an Intermediary.

A beneficial holder of Bell Aliant Notes as of the close of business on the Record Date is entitled to: (a) direct how the Bell Aliant Notes beneficially owned by such holder are to be voted at the Meetings, or (b) obtain a legal form of proxy that will entitle the holder to attend and vote at the Meetings.

Applicable regulatory policy requires the Partnership to forward meeting materials to Intermediaries for onward distribution to beneficial Bell Aliant Noteholders who have not waived their right to receive such material and to seek voting instructions from such beneficial Bell Aliant Noteholders in advance of the Meetings. Every Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by beneficial Bell Aliant Noteholders in order to ensure that their Bell Aliant Notes are voted at the Meetings. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a scannable voting instruction form. Each beneficial Bell Aliant Noteholder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile as outlined in the voting instruction form. Alternatively, the beneficial Bell Aliant Noteholder can call a toll-free telephone number or access the internet to vote the Bell Aliant Notes held by such beneficial Bell Aliant Noteholder.

Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of the Bell Aliant Notes to the Depositary. A beneficial Bell Aliant Noteholder receiving a voting instruction form cannot use that voting instruction form to vote Bell Aliant Notes directly at the Meetings as the voting instruction form must be returned as directed by Broadridge well in advance of the Meetings in order to have the Bell Aliant Notes voted.

Although beneficial holdings of Bell Aliant Noteholders may not be recognized directly at the Meetings for the purposes of voting Bell Aliant Notes registered in the name of CDS, a beneficial Bell Aliant Noteholder may attend the Meetings as a proxyholder and vote their Bell Aliant Notes in that capacity. If a beneficial Bell Aliant Noteholder wishes to attend the Meetings and vote its Bell Aliant Notes, it must do so as proxyholder for the registered holder of the Bell Aliant Notes. To do this, a beneficial Bell Aliant Noteholder should enter its name in the blank space on the applicable form of proxy or voting instruction form provided to it and return the document to its Intermediary in accordance with the instructions provided by such Intermediary well in advance of the Meetings.

Depositary and Information Agent

The Partnership has engaged CST Trust Company to act as the Depositary for the Note Exchange Transaction. The Depositary may contact Bell Aliant Noteholders by mail, telephone and facsimile and may request banks, brokers, investment dealers and other nominees to forward materials relating to the Note Exchange Transaction to beneficial owners of Bell Aliant Notes. On the Effective Date, the Depositary will facilitate book-entry only transfers of the Bell Aliant Notes and the book-entry only transfers of the Bell Canada Debentures to the holders of the transferred Bell Aliant Notes. The Depositary will receive reasonable and customary compensation from the Partnership for its services in connection with the Note Exchange Transaction, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Note Exchange Transaction.

The Partnership has also retained D.F. King Canada to act as Information Agent in connection with the Note Exchange Transaction. The Information Agent will receive reasonable and customary compensation from the Partnership for its services in connection with the Note Exchange Transaction, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Note Exchange Transaction.

Questions and requests for assistance concerning the Note Exchange Transaction may be directed to the Depositary at 1-866-271-6893 toll free in North America, or at 1-416-683-3860 outside of North America, or by e-mail at inquiries@canstockta.com or the Information Agent at 1-800-294-5107 (Toll Free in North America) or 201-806-7301 (Collect Outside North America) or by email at inquiries@dfking.com. Further contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent at their respective offices specified on the back page of this document. Copies of this document and related materials may also be found on SEDAR at www.sedar.com.

Solicitation Agents

BMO Capital Markets and RBC Capital Markets (the “Solicitation Agents”) have been retained by or on behalf of the Partnership to act as solicitation agents and to solicit votes in favour of the Note Exchange Resolutions.

The Solicitation Agents will be reimbursed for certain reasonable out-of-pocket expenses, including fees of legal counsel, and will be indemnified against certain liabilities and expenses in connection with the solicitation of votes in favour of the Note Exchange Resolutions. The Partnership may require the Solicitation Agents to furnish evidence of beneficial ownership satisfactory to the Partnership, acting reasonably, before providing payment of such solicitation expenses.

At any given time, the Solicitation Agents and/or their affiliates may trade the Bell Aliant Notes, the Bell Canada Debentures or any other securities of the Partnership or Bell Canada for their own account, or for the accounts of their customers, and accordingly may hold a long or short positions in the Bell Aliant Notes, the Bell Canada Debentures or those other securities and, to the extent that a Solicitation Agent or its affiliates hold Bell Aliant Notes, such Solicitation Agent may cause such Bell Aliant Notes to be voted in respect of the Note Exchange Transaction.

No fee or commission will be payable by any Bell Aliant Noteholder who votes in favour of the Note Exchange Resolutions or who makes use of the services of a Solicitation Agent in connection therewith.

Date, Times and Place of Meetings

The Meetings will be held on November 14, 2014 at Le Centre Sheraton Montréal Hotel, 1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce, Montréal, Québec, unless otherwise cancelled, adjourned or postponed, at the following times:

•	Class Meeting: 9:30 a.m.

•	Series 2 Meeting: 10:00 a.m.

•	Series 4 Meeting: 10:30 a.m.

•	Series 5 Meeting: 11:00 a.m.

•	Series 7 Meeting: 11:30 a.m.

•	Series 8 Meeting: 12:00 p.m.

•	Series 9 Meeting: 12:30 p.m.

•	Series 10 Meeting: 1:00 p.m.

Notwithstanding the foregoing, the Partnership may, at its option, at any time prior to the Class Meeting or any Series Meetings, cancel or postpone any or all of the Meetings.

Record Date

The Board of Directors has provided notice of and fixed the Record Date (being October 17, 2014) for the purposes of determining beneficial Bell Aliant Noteholders entitled to receive notice of and to vote at the Meetings.

Voting at Meeting and Quorum

At the Class Meeting, each registered Bell Aliant Noteholder as at the Record Date, will be entitled to one vote in respect of each $1,000 principal amount of Bell Aliant Notes held with respect to the Class Note Exchange Resolution.

At each Series Meeting, each registered holder of Series Notes as at the Record Date, will be entitled to one vote in respect of each $1,000 principal amount of Series Notes with respect to the applicable Series Note Exchange Resolution.

Bell Aliant Noteholders should refer to the section of this Circular entitled “General Information Regarding the Meetings” for details as to how to vote their Bell Aliant Notes. As at the Record Date, there were an aggregate of $2,300,000,000 in principal amount of Bell Aliant Notes outstanding as set forth below.

•	$500,000,000 principal amount of 5.41% Medium Term Notes, Series 2, due September 26, 2016 (CUSIP: 07786ZAB3);

•	$300,000,000 principal amount of 5.52% Medium Term Notes, Series 4, due February 26, 2019 (CUSIP: 07786ZAD9);

•	$300,000,000 principal amount of 6.17% Medium Term Notes, Series 5, due February 26, 2037 (CUSIP: 07786ZAE7);

•	$350,000,000 principal amount of 4.37% Medium Term Notes, Series 7, due September 13, 2017 (CUSIP: 07786ZAG2);

•	$300,000,000 principal amount of 4.88% Medium Term Notes, Series 8, due April 26, 2018 (CUSIP: 07786ZAH0);

•	$400,000,000 principal amount of 3.54% Medium Term Notes, Series 9, due June 12, 2020 (CUSIP: 07786ZCN5); and

•	$150,000,000 principal amount of Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (CUSIP: 07786ZCP0).

Voting at the Class Meeting

At the Class Meeting, Bell Aliant Noteholders will be asked to consider and vote on the Class Note Exchange Resolution. To be effective, the Class Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Bell Aliant Notes, voting as a single class, represented in person or by proxy, at the Class Meeting and voted on a poll upon such resolution. A copy of the Class Note Exchange Resolution is set out at Exhibit A of this Circular. For greater certainty, if the Class Note Exchange Resolution is so approved, no additional approval by any one or more of the series of Bell Aliant Notes, including any of the Series Note Exchange Resolutions, is required for the Class Note Exchange Resolution to be effective.

Voting at the Series Meetings

At the Series 2 Meeting, holders of Series 2 Notes will be asked to consider and vote on the Series 2 Note Exchange Resolution. To be effective, the Series 2 Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Series 2 Notes, voting separately as a series, represented in person or by proxy, at the Series 2 Meeting and voted on a poll upon such resolution. A copy of the Series 2 Note Exchange Resolution is set out at Exhibit B of this Circular.

At the Series 4 Meeting, holders of Series 4 Notes will be asked to consider and vote on the Series 4 Note Exchange Resolution. To be effective, the Series 4 Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Series 4 Notes, voting separately as a series, represented in person or by proxy, at the Series 4 Meeting and voted on a poll upon such resolution. A copy of the Series 4 Note Exchange Resolution is set out at Exhibit C of this Circular.

At the Series 5 Meeting, holders of Series 5 Notes will be asked to consider and vote on the Series 5 Note Exchange Resolution. To be effective, the Series 5 Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Series 5 Notes, voting separately as a series, represented in person or by proxy, at the Series 5 Meeting and voted on a poll upon such resolution. A copy of the Series 5 Note Exchange Resolution is set out at Exhibit D of this Circular.

At the Series 7 Meeting, holders of Series 7 Notes will be asked to consider and vote on the Series 7 Note Exchange Resolution. To be effective, the Series 7 Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Series 7 Notes, voting separately as a series, represented in person or by proxy, at the Series 7 Meeting and voted on a poll upon such resolution. A copy of the Series 7 Note Exchange Resolution is set out at Exhibit E of this Circular.

At the Series 8 Meeting, holders of Series 8 Notes will be asked to consider and vote on the Series 8 Note Exchange Resolution. To be effective, the Series 8 Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Series 8 Notes, voting separately as a series, represented in person or by proxy, at the Series 8 Meeting and voted on a poll upon such resolution. A copy of the Series 8 Note Exchange Resolution is set out at Exhibit F of this Circular.

At the Series 9 Meeting, holders of Series 9 Notes will be asked to consider and vote on the Series 9 Note Exchange Resolution. To be effective, the Series 9 Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Series 9 Notes, voting separately as a series, represented in person or by proxy, at the Series 9 Meeting and voted on a poll upon such resolution. A copy of the Series 9 Note Exchange Resolution is set out at Exhibit G of this Circular.

At the Series 10 Meeting, holders of Series 10 Notes will be asked to consider and vote on the Series 10 Note Exchange Resolution. To be effective, the Series 10 Note Exchange Resolution must be approved by holders of not less than 66 2/3% of the principal amount of the Series 10 Notes, voting separately as a series, represented in person or by proxy, at the Series 10 Meeting and voted on a poll upon such resolution. A copy of the Series 10 Note Exchange Resolution is set out at Exhibit H of this Circular.

Quorum at the Class Meeting

Holders of more than 50% in principal amount of the outstanding Bell Aliant Notes will constitute a quorum for the Class Meeting. In the absence of a quorum, the Class Meeting may be adjourned for a period of not less than

14 days nor more than 60 days and to such place and time as may be appointed by the Chairman of the Meeting. Not less than ten days’ notice shall be given of the time and place of such adjourned meeting. Such notice shall state that, at the adjourned meeting, the Bell Aliant Noteholders present in person or by proxy shall form a quorum. At the adjourned meeting, the Bell Aliant Noteholders present in person or by proxy shall form a quorum and may transact the business for which the Class Meeting was originally called.

Quorum at the Series Meetings

Holders of more than 50% in principal amount of the outstanding applicable Series Notes will constitute a quorum for the applicable Series Meeting. In the absence of a quorum, the particular Series Meeting may be adjourned for a period of not less than 14 days nor more than 60 days and to such place and time as may be appointed by the Chairman of the Meeting. Not less than ten days’ notice shall be given of the time and place of such adjourned meeting. Such notice shall state that, at the adjourned meeting, the holders of Series Notes present in person or by proxy shall form a quorum. At the adjourned meeting, the holders of Series Notes present in person or by proxy shall form a quorum and may transact the business for which the Series Meeting was originally called.

General

The proxy delivered with this Circular provides a means for a registered Bell Aliant Noteholder to vote for or against the Note Exchange Resolutions. The proxy further provides that if a registered Bell Aliant Noteholder using the proxy does not specify whether such Bell Aliant Notes are to be voted for or against a resolution, the proxyholder will vote FOR the Class Note Exchange Resolution and FOR the applicable Series Note Exchange Resolution.

The Bell Aliant Notes have been issued in the form of global certificates registered in the name of CDS and, as such, CDS is the sole registered Bell Aliant Noteholder. Only registered Bell Aliant Noteholders, or their duly appointed proxyholders, have the right to vote at a Meeting, or to appoint or revoke a proxy. However, CDS, or its duly appointed proxyholders, may only vote the Bell Aliant Notes in accordance with instructions received from the beneficial Bell Aliant Noteholders. Beneficial Bell Aliant Noteholders as of the Record Date wishing to vote their Bell Aliant Notes at a Meeting must provide instructions to their broker or other intermediary through which they hold their Bell Aliant Notes in sufficient time prior to the deadline for depositing proxies for the Meeting to permit their broker or other nominee to instruct CDS, or its duly appointed proxyholders, as to how to vote their Bell Aliant Notes at such Meeting.

Notwithstanding the foregoing, the Note Exchange Resolutions authorize the Partnership, without further notice to or approval of the Bell Aliant Noteholders, to revoke any one or more of the Note Exchange Resolutions at any time prior to the completion of the Note Exchange Transaction. Furthermore, the Partnership reserves the right to (i) cancel the Class Meeting at any time prior to commencement of such Meeting; (ii) cancel one or more Series Meetings, at any time prior to commencement of such Meetings; (iii) cancel the Class Meeting at any time prior to commencement of such Meeting and proceed with one or more Series Meetings; (iv) not proceed with the Class Note Exchange Transaction or any one or more Series Note Exchange Transactions that have been approved by a Note Exchange Resolution; or (v) effect any combination of the foregoing.

INFORMATION CONCERNING THE PARTNERSHIP

The Partnership was established under the laws of the Province of Manitoba on July 5, 2006. The general partner of the Partnership is Bell Aliant GP. Bell Aliant GP was formed under the CBCA on January 1, 2011 upon the amalgamation of Bell Aliant Regional Communications Inc., Bell Aliant Regional Communications Holdings Inc. and 7538332 Canada Inc. The registered office of the Partnership is located at 2200¬201 Portage Avenue, Winnipeg, Manitoba, R3B 3L3. The head office of the Partnership is located at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3.

The Partnership is a regional communications provider serving customers across six Canadian provinces. The Partnership offers a complete range of innovative communications, information and entertainment services including voice, TV, Internet, data, video, wireless, value-added business solutions and home security.

The following diagram illustrates the organizational structure of the Partnership:

(1)	assumes the completion of the Compulsory Acquisition on October 31, 2014.

Principal Holders of Bell Aliant Notes

To the knowledge of the Partnership, no person beneficially owns or exercises control or direction over 10% or more of all of the issued and outstanding Bell Aliant Notes or 10% or more of any Series Notes.

INFORMATION CONCERNING BELL CANADA AND BCE

Bell Canada

Bell Canada was incorporated by special act of the Parliament of Canada in 1880 and continued under the CBCA effective April 21, 1982. Bell Canada is also legally designated “The Bell Telephone Company of Canada” or “La Compagnie de Téléphone Bell du Canada” and its head and registered office is located at 1050, côte du Beaver Hall, Suite 1900, Montréal (Québec) H2Z 1S4 and its principal executive offices are located at 1, Carrefour Alexander-Graham-Bell, Building A, 8th Floor, Verdun (Québec) H3E 3B3.

Bell Canada is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs, including Bell Mobility wireless, high-speed Bell Internet, Bell Satellite TV and Bell Fibe TV, Bell Home Phone local and long distance, and Bell Business Markets IP-broadband and information and communications technology (ICT) services. Bell Media Inc. is a diversified Canadian multimedia company that holds assets in television, radio and digital media, including the CTV television network.

Additional information about Bell Canada’s business is included in the documents incorporated by reference into this Circular.

BCE

BCE was incorporated in 1970 and was continued under the CBCA in 1979. It is governed by a certificate and articles of amalgamation dated August 1, 2004, as amended by (a) a certificate and articles of arrangement dated July 10, 2006 to implement a plan of arrangement providing for the distribution of units by BCE to its shareholders in the Bell Aliant Regional Communications Income Fund and for a consolidation in the number of outstanding BCE common shares, (b) a certificate and articles of amendment dated January 25, 2007 to implement a plan of arrangement providing for the exchange of Bell Canada preferred shares for BCE preferred shares, (c) a certificate and articles of amendment dated June 29, 2011 to create two additional series of BCE first preferred shares; and (d) a certificate and articles of amendment dated September 22, 2014 to create six additional series of BCE first preferred shares. BCE’s head and registered offices are located at 1, Carrefour Alexander-Graham-Bell, Building A, 8th Floor, Verdun (Québec) H3E 3B3.

BCE is Canada’s largest communications company, providing residential, business and wholesale customers with a wide range of solutions to all their communications needs, including the following: wireless, high-speed Internet, Internet protocol television (IPTV) and satellite TV, local and long distance, business Internet protocol (IP)-broadband and information and communications technology (ICT) services. BCE reports the results of its operations in four segments: Bell Wireline, Bell Wireless, Bell Media and Bell Aliant. Bell Canada is the largest local exchange carrier in Ontario and Québec, and is comprised of BCE’s Bell Wireline, Bell Wireless and Bell Media segments. Bell Media is a diversified Canadian multimedia company that holds assets in TV, radio, digital media and out-of-home advertising.

For the year ended December 31, 2013, BCE had total operating revenues of approximately $20.4 billion and net earnings of approximately $2.4 billion. For the six months ended June 30, 2014, BCE had total operating revenues of approximately $10.3 billion and net earnings of approximately $1.4 billion.

The table below shows BCE’s main subsidiaries, where they are incorporated or registered, and the percentage of voting securities that BCE beneficially owns or directly or indirectly exercises control or direction over. BCE has other subsidiaries, but they have not been included in the table because each represents 10% or less of its total consolidated assets and 10% or less of its total consolidated operating revenues. These other subsidiaries together represented 20% or less of its total consolidated assets and 20% or less of its total consolidated operating revenues at October 17, 2014.

SUBSIDIARY	WHERE IT IS INCORPORATED OR REGISTERED	PERCENTAGE OF VOTING SECURITIES THAT BCE INC. HELD AT OCTOBER 17, 2014(1)
Bell Canada	Canada	100%
Bell Aliant Inc.	Canada	100	%(2)
Bell Mobility Inc.	Canada	100%
Bell Media Inc.	Canada	100%

(1)	BCE beneficially owns all the voting securities of Bell Mobility Inc. and Bell Media Inc. through Bell Canada, which directly or indirectly owns all the voting securities of each such subsidiary.

(2)	Assumes the completion of the Compulsory Acquisition on October 31, 2014.

Upon the completion of the Compulsory Acquisition, expected to occur on or about October 31, 2014, BCE and its subsidiaries will own 100% of the issued and outstanding voting securities of Bell Aliant.

As described under “Description of the Bell Canada Debentures – BCE Guarantee”, BCE will irrevocably and unconditionally guarantee the full and timely payment when due, whether at stated maturity, by required payment, acceleration, declaration, demand or otherwise, of all of the payment obligations of Bell Canada under the Bell Canada Debentures.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of BCE as at June 30, 2014, before and after giving effect to (a) the issuance by BCE of BCE Common Shares offered to holders of Bell Aliant Common Shares as consideration under the Common Share Offer and the Compulsory Acquisition and the issuance by Bell Canada on September 29, 2014 of $750 million aggregate principal amount of 3.15% Debentures, Series M-30 and $500 million aggregate principal amount of 4.75% Debentures, Series M-31 (together, the “M-30 and M-31 Debentures”), and (b) the issuance by BCE of BCE Common Shares offered to holders of Bell Aliant Common Shares as consideration under the Common Share Offer and the Compulsory Acquisition, the issuance by BCE of BCE Preferred Shares to holders of Prefco Preferred Shares as consideration under the Preferred Share Exchange Offer and the Prefco

Amalgamation and the issuance of the M-30 and M-31 Debentures. The consolidated capitalization of BCE will not be affected by the Note Exchange Transaction, as the long-term unsecured unsubordinated debt of the Partnership (which includes the Bell Aliant Notes) is already reported by BCE on a consolidated basis. This table should be read in conjunction with: (a) the Bell Canada 2013 Summary Financial Information; (b) the BCE 2013 Financial Statements and the BCE 2013 MD&A; (c) the Bell Canada 2014 First Quarter Summary Financial Information; (d) the Bell Canada 2014 Second Quarter Summary Financial Information; (e) the BCE 2014 First Quarter Financial Statements and the BCE 2014 First Quarter MD&A; (f) the BCE 2014 Second Quarter Financial Statements and the BCE 2014 Second Quarter MD&A; and (g) the unaudited pro forma consolidated statement of financial position of BCE as at June 30, 2014 and the unaudited pro forma consolidated income statements of BCE for the six-month period ended June 30, 2014 and the year ended December 31, 2013 (together, the “Unaudited Pro Forma Consolidated Financial Statements”) attached as Annex A to the BCE Preferred Share Exchange Offer Circular incorporated herein by reference. All references to the issuance of the M-30 and M-31 Debentures contained in the Unaudited Pro Forma Consolidated Financial Statements are hereby superseded by the description of the issuance of the M-30 and M-31 Debentures as set out herein.

	As at June 30, 2014
	($ millions)
	Reported	As adjusted after giving effect to the Common Share Offer, Compulsory Acquisition and issuance of the M-30 and M-31 Debentures(1)	As adjusted after giving effect to the Common Share Offer, Compulsory Acquisition, Preferred Share Exchange Offer, Prefco Amalgamation and issuance of the M-30 and M-31 Debentures(2)
Debt due within one year	2,736	2,736	2,736
Long-term debt	16,150	17,387 (3)	17,387 (3)
Total short-term and long-term debt	18,886	20,123	20,123
Equity attributable to shareholders of BCE
BCE Preferred Shares	3,395	3,395	4,006
BCE Common Shares	13,726	16,689	16,689
Contributed Surplus	2,614	1,115	1,115
Accumulated other comprehensive income	(2)	(2)	(2)
Deficit	(5,146)	(7,355)	(7,348)
Non-controlling interest	1,164	886	268

Notes:

(1)	Assumes acquisition of 100% of the outstanding Bell Aliant Common Shares following the Compulsory Acquisition.

(2)	Assumes acquisition of 100% of the outstanding Bell Aliant Common Shares following the Compulsory Acquisition and 100% of the outstanding Prefco Preferred Shares following the Prefco Amalgamation.

(3)	Net of issuance costs and discounts.

Earnings Coverage Ratios

The following consolidated financial ratios are calculated for the twelve months ended June 30, 2014 and December 31, 2013 and give effect to the issuance and redemption of all long-term debt since July 1, 2013 and January 1, 2013, respectively, as if these transactions occurred on July 1, 2013 and January 1, 2013, respectively, and are based on unaudited financial information of BCE Inc.

	Dec 31, 2013	June 30, 2014
Earnings coverage of interest on debt requirements based on net earnings attributable to owners of BCE Inc. before interest expense and income tax:	3.8 times	4.0 times

Earnings coverage of interest on debt requirements based on net earnings attributable to owners of BCE Inc. before interest expense, income tax and non-controlling interest:	4.1 times	4.2 times

BCE’s interest requirements will not be affected by the Note Exchange Transaction, as the long-term unsecured unsubordinated debt of the Partnership (which includes the Bell Aliant Notes) is already reported by BCE on a consolidated basis. BCE’s interest requirements amounted to $1,010 million for the 12-month period ended December 31, 2013 and $1,008 million for the 12-month period ended June 30, 2014. BCE’s earnings before interest and income tax for the 12-month period ended December 31, 2013 was $3,865 million, which is 3.8 times BCE’s adjusted interest requirements for this period. BCE’s earnings before interest, income tax and non-controlling interest for the 12-month period ended December 31, 2013 was $4,147 million, which is 4.1 times BCE’s adjusted interest requirements for this period. BCE’s earnings before interest and income tax for the 12-month period ended June 30, 2014 was $3,994 million, which is 4.0 times BCE’s adjusted interest requirements for this period. BCE’s earnings before interest, income tax and non-controlling interest for the 12-month period ended June 30, 2014 was $4,270 million, which is 4.2 times BCE’s adjusted interest requirements for this period. For further information regarding BCE, refer to BCE’s filings with the applicable securities regulatory authorities in Canada which may be obtained through SEDAR at www.sedar.com, including the documents incorporated herein by reference in the section of this Circular entitled, “Documents Incorporated by Reference”. Further information regarding BCE may also be obtained from BCE’s filings with the SEC by visiting the SEC’s website at www.sec.gov.

DESCRIPTION OF BELL CANADA DEBENTURES

The following description of the Bell Canada Debentures is a brief summary of the material attributes and characteristics applicable to all series of Bell Canada Debentures to be issued in connection with the Note Exchange Transaction, which summary does not purport to be complete, and is qualified in its entirety by reference to the provisions of the Bell Canada 1997 Indenture. A summary description of the material attributes and characteristics of each particular series of Bell Canada Debentures to be issued in connection with the Note Exchange Transaction is attached as Exhibit I to this Circular. A comparison of the material attributes and characteristics of the Bell Aliant Notes and the material attributes and characteristics of the Bell Canada Debentures is attached as Exhibit J to this Circular.

The following summary uses words and terms that are defined in the Bell Canada 1997 Indenture. For full particulars, reference is made to the Bell Canada 1997 Indenture, which can be found under Bell Canada’s SEDAR profile at www.sedar.com.

Form and Denominations

The Bell Canada Debentures of any series or issue may be issued in the form of fully-registered definitive securities (the “Definitive Securities”) in denominations of $1,000 and integral multiples thereof or in such other forms and denominations as may be provided for by the terms of the Bell Canada Debentures of any particular series or issue and set forth in the applicable corporation order. The Bell Canada 1997 Indenture also provides that Bell Canada Debentures of any series or issue may be issued in the form of one or more fully-registered global securities (the “Global Securities”), or in any combination of Definitive Securities and Global Securities.

Open Market Purchases

Bell Canada will have the right at any time and from time to time to purchase, exchange or redeem Bell Canada Debentures in the market, by tender or by private contract at any price.

Modification

The rights of the holders of Bell Canada Debentures under the Bell Canada 1997 Indenture may in certain circumstances be modified. For that purpose, among others, the Bell Canada 1997 Indenture contains provisions making extraordinary resolutions binding upon all holders of Bell Canada Debentures issued thereunder. “Extraordinary resolution” is defined, in effect, as a resolution passed at a meeting of such holders by the affirmative votes of the holders of at least 66 2/3% of the principal amount of Bell Canada Debentures voted on the resolution at a meeting of holders at which a quorum, as specified in the Bell Canada 1997 Indenture, is present or as one or more instruments in writing signed by the holders of at least 66 2/3% in principal amount of all outstanding Bell Canada Debentures. In certain cases, modifications may require separate extraordinary resolutions of the holders of a specific series of Bell Canada Debentures outstanding under the Bell Canada 1997 Indenture.

Certain changes can be made only with the consent of each holder of an outstanding series of Bell Canada Debentures. In particular, each holder must consent to changes in the right of a holder of Bell Canada Debentures to receive payment of the principal of and interest on such Bell Canada Debentures, on or after the respective due dates expressed in such Bell Canada Debentures, or to institute suit for the enforcement of any such payment on or after such respective dates.

Payment of Principal and Interest

Bell Canada will pay the principal of and premium, if any, and interest, if any, on the Bell Canada Debentures at the dates and places, in the currencies and in the manner described in the Bell Canada Debentures and in the Bell Canada 1997 Indenture. Unless otherwise provided in the terms of the Bell Canada Debentures of any series or issue and set forth in the applicable corporation order, payment of interest, if any, on each Bell Canada Debenture will be made by electronic funds transfer or by cheque mailed to the address of the holder of each Bell Canada Debenture appearing on the registers maintained by the Bell Canada Debenture Trustee.

Payments made in respect of Bell Canada Debentures represented by Global Securities registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered holder of such Global Securities.

Payments of principal of and premium, if any, on Bell Canada Debentures will be made against presentation and surrender thereof for cancellation at such places as are designated in the Bell Canada Debentures.

Right of Bell Canada Debenture Trustee to Enforce Payment

If Bell Canada fails to pay to the Bell Canada Debenture Trustee on demand, following a declaration made by the Bell Canada Debenture Trustee as described below under “Events of Default”, the principal of and premium, if any, and interest, if any, on Bell Canada Debentures then issued and outstanding under the Bell Canada 1997 Indenture, the Bell Canada Debenture Trustee may, in its discretion, and shall upon the request in writing of the holders of not less than 25% of the principal amount of Bell Canada Debentures issued and outstanding under the Bell Canada 1997 Indenture, and upon being indemnified to its reasonable satisfaction against all costs, expenses and liabilities to be incurred, proceed in its name as Bell Canada Debenture Trustee to obtain or enforce payment of the said principal and premium, if any, and interest, if any, on all outstanding Bell Canada Debentures under the Bell Canada 1997 Indenture, together with other amounts due under the Bell Canada 1997 Indenture, by any remedy or proceeding authorized by the Bell Canada 1997 Indenture.

Holders of Bell Canada Debentures issued under the Bell Canada 1997 Indenture may not institute any action or proceeding or exercise any other remedy authorized by the Bell Canada 1997 Indenture, including an action to enforce the Bell Canada 1997 Indenture or the Bell Canada Debentures, except as provided in the Bell Canada 1997 Indenture. Notwithstanding the foregoing, any holder of Bell Canada Debentures may institute suit for the enforcement of any payment of principal or interest on or after the respective due dates expressed in such Bell Canada Debentures.

BCE Guarantee

BCE has irrevocably and unconditionally guaranteed the full and timely payment when due, whether at stated maturity, by required payment, acceleration, declaration, demand or otherwise, of all of the payment obligations of Bell Canada under the Bell Canada 1997 Indenture existing at the time BCE entered into such guarantee and, unless otherwise provided in a supplemental trust indenture, incurred thereafter (the “BCE Guarantee”). The BCE Guarantee therefore includes all of the payment obligations of Bell Canada under the Bell Canada Debentures in accordance with the terms of such Bell Canada Debentures and of the Bell Canada 1997 Indenture. BCE has agreed that its obligations under the BCE Guarantee shall be irrevocable and unconditional, irrespective of, shall not be affected or limited by, and shall not be subject to any defense, set-off, counterclaim or termination by reason of: (i) the legality, genuineness, validity, regularity or enforceability of the BCE Guarantee or the liabilities of Bell Canada guaranteed thereby; (ii) any provision of applicable law or regulation prohibiting the payment by Bell Canada of the Bell Canada Debentures; or (iii) any other fact or circumstance which might otherwise constitute a defense to a guarantee. BCE has no right of subrogation, reimbursement or indemnity whatsoever against Bell Canada, nor any right of recourse to security for its obligations under the BCE Guarantee, unless and until all Bell Canada Debentures have been finally and irrevocably paid in full. The obligations of BCE under the Bell Canada 1997 Indenture and the BCE Guarantee shall be continuing obligations. The liability of BCE shall be discharged or satisfied only upon full payment and performance by either Bell Canada or BCE of all the payment obligations of Bell Canada under the Bell Canada Debentures.

Governing Law

The Bell Canada 1997 Indenture is governed by the laws of the Province of Québec and the laws of Canada applicable therein.

Covenants

The Bell Canada 1997 Indenture contains covenants to the following effect:

1.	Limitation on Liens. Subject to the exception set forth in paragraph 2 below, Bell Canada will not issue, assume or guarantee any Debt secured by, and will not after the date of the Bell Canada 1997 Indenture secure any Debt by, a Mortgage upon any property of Bell Canada (whether now owned or hereafter acquired), without in any such case effectively providing concurrently therewith that the Bell Canada Debentures (together with any other Debt of Bell Canada which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant) shall be secured equally and rateably with such Debt; provided, however, that the foregoing restrictions shall not apply to Debt secured by:

(i)	Purchase Money Mortgages;

(ii)	Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Bell Canada or at the time of a sale, lease or other disposition to Bell Canada of the properties of a corporation as an entirety or substantially as an entirety;

(iii)	Mortgages on current assets of Bell Canada securing Current Debt of Bell Canada; or

(iv)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) or (iii) or any Mortgage existing at the date of the Bell Canada 1997 Indenture, provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

2.	Additional Permitted Liens. In addition to Mortgages permitted by paragraph 1 above, Bell Canada may issue, assume or guarantee any Debt secured by, or secure after the date of the Bell Canada 1997 Indenture any Debt by, a Mortgage upon any property of Bell Canada (whether now owned or hereafter acquired) if, after giving effect thereto, the aggregate principal amount of Debt secured by Mortgages of Bell Canada permitted only by this paragraph 2 does not at such time exceed 5% of the Net Worth of Bell Canada.

The terms “Current Debt”, “Debt”, “Mortgage”, “Net Worth of Bell Canada” and “Purchase Money Mortgage” are defined in the Bell Canada 1997 Indenture.

Events of Default

The Bell Canada 1997 Indenture provides that any of the following constitutes an event of default: (i) default in the payment of the principal of or premium, if any, on any Bell Canada Debenture when the same becomes due and payable and continuation of such default for a period of five days; (ii) default in the payment of any installment of interest on any Bell Canada Debenture when the same becomes due and payable and continuation of such default for a period of 90 days; (iii) default in the payment of any purchase or sinking fund installment on any Bell Canada Debenture when the same shall become due and payable and continuation of such default for a period of 30 days; (iv) default in the performance or observance of any covenant, agreement or condition of the Bell Canada 1997 Indenture and continuation of such default for a period of 90 days after written notice has been given by the Bell Canada Debenture Trustee to Bell Canada specifying such default and requiring Bell Canada to remedy the same or after written notice by the holders of not less than 25% in principal amount of the Bell Canada Debentures at the time outstanding; (v) certain events of insolvency or bankruptcy and, in certain cases, continuation of such events for a period of 60 days; and (vi) default, as defined in one or more instruments evidencing indebtedness for borrowed money of Bell Canada, shall happen and be continuing in relation to indebtedness in excess of 5% of the aggregate principal amount of all outstanding indebtedness for borrowed money of Bell Canada, and (a) shall consist of a failure to make any payment of principal at maturity or (b) shall have resulted in the acceleration of such indebtedness so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable.

If an event of default has occurred under the Bell Canada 1997 Indenture and is continuing, the Bell Canada Debenture Trustee may in its discretion and shall upon the request in writing of the holders of at least 25% of the principal amount of the Bell Canada Debentures issued and outstanding under the Bell Canada 1997 Indenture, subject to any waiver of default under the Bell Canada 1997 Indenture, by notice in writing to Bell Canada declare the principal and interest on all Bell Canada Debentures then outstanding under the Bell Canada 1997 Indenture and other money payable thereunder to be due and payable.

Transfer Agent and Registrar

The register for the Bell Canada Debentures will be kept at the principal office of BNY Trust Company of Canada acting as administrative agent for the Bell Canada Debenture Trustee, in Montréal, and facilities for registration, exchange and transfer of the Bell Canada Debentures will be maintained at its offices in Montréal, Québec and Toronto, Ontario.

Ratings

As of October 17, 2014, Bell Canada’s debt securities are rated A (low) (with stable trend) by DBRS, Baa1 (with stable outlook) by Moody’s and BBB+ (with stable outlook) by S&P. On October 17, 2014, Bell Canada obtained confirmation that the Bell Canada Debentures would be rated the same as Bell Canada’s current debt securities by all three agencies. Accordingly, the provisional ratings assigned to the Bell Canada Debentures by DBRS and S&P are currently higher than the ratings of BBB (under review with positive implications) and BBB (on credit watch with positive implications) assigned by DBRS and S&P, respectively, to the Bell Aliant Notes being exchanged. Moody’s does not currently rate the Bell Aliant Notes. S&P has stated that it expects to resolve the credit watch listing by rating the Bell Aliant Notes on a consolidated basis with BCE if and when the Privatization is completed. It is expected that the Privatization will be completed on or about October 31, 2014.

Ratings for long-term debt instruments range from “AAA” (DBRS and S&P) and “Aaa” (“Moody’s), which represent the highest quality of securities, to “D” (DBRS and S&P) and “C” (Moody’s), which represent the lowest quality of securities rated. The A (low) rating for the Bell Canada Debentures is the seventh highest credit rating of the 26 ratings given by DBRS, the Baa1 rating is the eighth highest credit rating of the 21 credit ratings given by Moody’s and the BBB+ rating is the eighth highest of the 22 credit ratings given by S&P. The ten highest credit ratings given by each of DBRS, Moody’s and S&P are considered investment grade ratings. Each rating should be evaluated independently of another rating.

The credit ratings assigned by the Rating Agencies are not recommendations to buy, sell or hold securities of Bell Canada and may be revised or withdrawn at any time by the Rating Agencies. Customary payments are made to the Rating Agencies by Bell Canada in connection with their assessment of the creditworthiness of Bell Canada and associated credit ratings. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgement circumstances so warrant.

For full particulars on Bell Canada’s credit ratings, reference is made to the BCE 2013 Annual Information Form on pages 21 to 23 under the heading “Ratings”.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations of the Note Exchange Transaction and the ownership of the Bell Canada Debentures acquired pursuant to the Note Exchange Transaction under the Income Tax Act (Canada) and the regulations thereunder, as amended (the “Tax Act”), generally applicable to a Bell Aliant Noteholder who, for purposes of the Tax Act, holds the Bell Aliant Notes or the Series Notes, as the case may be, and will hold any Bell Canada Debentures acquired on the Note Exchange Transaction as capital property, deals at arm’s length with Bell Canada, the Partnership and Newco, and is not affiliated with Bell Canada, the Partnership or Newco and who disposes of Bell Aliant Notes or the Series Notes, as the case may be, pursuant to the Note Exchange Transaction. Generally, the Bell Aliant Notes, the Series Notes and Bell Canada Debentures acquired on the Note Exchange Transaction will be considered to be capital property to a Bell Aliant Noteholder for the purposes of the Tax Act unless the holder holds such notes or debentures in the course of carrying on a business of trading or dealing in securities or has acquired or holds them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decisions or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to a Bell Aliant Noteholder (i) that is a “financial institution”, as defined in the Tax Act for the purposes of the mark-to-market rules, (ii) an interest in which would be a “tax shelter investment”, as defined in the Tax Act, (iii) that is a “specified financial institution”, as defined in the Tax Act, (iv) that has made a “functional currency” election under section 261 of the Tax Act, (v) that has, or will, enter into a “derivative forward agreement” as defined in the Tax Act in respect of the Bell Aliant Notes, the Series Notes or Bell Canada Debentures, or (vi) that is exempt from tax under Part I of the Tax Act.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice or representations to any particular Bell Aliant Noteholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Bell Aliant Noteholders are urged to consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to them.

Residents of Canada

This part of the summary is applicable only to a Bell Aliant Noteholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is resident, or deemed to be resident, in Canada (a “Resident Noteholder”).

Certain Resident Noteholders whose Bell Aliant Notes, Series Notes and Bell Canada Debentures acquired on the Note Exchange Transaction might not otherwise constitute capital property should consult their own tax advisors regarding whether they may be entitled to have their Bell Aliant Notes, Series Notes, Bell Canada Debentures and all other “Canadian securities” (as defined in the Tax Act) owned in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

The Note Exchange Transaction

As is described in greater detail below, the Note Exchange Transaction will not be a tax deferred or “rollover” transaction and will be a taxable transaction to a Resident Noteholder. Resident Noteholders are urged to consult their own legal and tax advisors with respect to the tax consequences of the Note Exchange Transaction.

If the Class Note Exchange Resolution has been approved, each Resident Noteholder will be considered to have disposed of its Bell Aliant Notes upon the consummation of the Class Note Exchange Transaction on the Effective

Date. If a Series Note Exchange Resolution is approved, each Resident Noteholder of the applicable Series Notes will be considered to have disposed of such Series Notes upon the consummation of the Series Note Exchange Transaction on the Effective Date. A Resident Noteholder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary generally will be required to include in income the amount of interest accrued or deemed to accrue on the Bell Aliant Notes or the Series Notes, as the case may be, up to the Effective Date or that became receivable or was received on or before the Effective Date, to the extent that such amounts have not otherwise been included in the Resident Noteholder’s income for the year or a preceding taxation year. Any other Resident Noteholder, including an individual and a trust of which neither a corporation nor a partnership is a beneficiary, will be required to include in income for a taxation year any interest on the Bell Aliant Notes or the Series Notes, as the case may be, received or receivable by such Resident Noteholder in the year (depending on the method regularly followed by the Resident Noteholder in computing income) except to the extent that such amount was otherwise included in its income for a preceding taxation year. In these circumstances, such other Resident Noteholders may be considered to have received, or may otherwise be required to include in income, any interest that has accrued on the Bell Aliant Notes or Series Notes as of the Effective Date and are urged to consult their own legal and tax advisors in this regard. Where a Resident Noteholder is required to include an amount in income on account of interest on the Bell Aliant Notes or the Series Notes, as the case may be, that accrues in respect of the period commencing prior to, and ending on, the date of acquisition of the notes by such Resident Noteholder, the Resident Noteholder should be entitled to a deduction in computing income of an equivalent amount.

In general, a Resident Noteholder also will realize a capital gain (or capital loss) on the disposition of the Bell Aliant Notes or the Series Notes, as the case may be, equal to the amount by which the proceeds of disposition, net of any amount included in the Resident Noteholder’s income as interest and net of any reasonable costs of disposition, are greater (or less) than the adjusted cost base to the Resident Noteholder of the notes so disposed of. The tax treatment of any such capital gain (or loss) is described below under the heading “Taxation of Capital Gains and Losses”. A Resident Noteholder’s proceeds of disposition will be equal to the fair market value (on the Effective Date) of the Bell Canada Debentures received on the Note Exchange Transaction. For this purpose, the fair market value of the Bell Canada Debentures issued pursuant to the Note Exchange Transaction may be different from the amount of the principal thereof.

If a Series Note Exchange Transaction is implemented pursuant to which some series of Bell Aliant Notes are exchanged for Bell Canada Debentures and some are not, a Resident Holder that holds Series Notes that are not so exchanged will not be considered to have disposed of such Series Notes upon the consummation of the Series Note Exchange Transaction on the Effective Date.

Taxation of Bell Canada Debentures

A Resident Noteholder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on Bell Canada Debentures that accrues or is deemed to accrue to the Resident Noteholder to the end of that taxation year or becomes receivable or is received by the Resident Noteholder before the end of that taxation year, except to the extent that such interest was otherwise included in the Resident Noteholder’s income for a preceding taxation year. Any other Resident Noteholder, including an individual and a trust of which neither a corporation nor a partnership is a beneficiary, will be required to include in income for a taxation year any interest on Bell Canada Debentures received or receivable by such Resident Noteholder (depending on the method regularly followed by the Resident Noteholder in computing income), except to the extent that the interest was included in the Resident Noteholder’s income for a preceding taxation year. Where a Resident Noteholder is required to include an amount in income on account of interest on the Bell Canada Debentures in respect of a period prior to the Effective Date, the Resident Noteholder should be entitled to a deduction in computing income of an equivalent amount but also should be required to reduce its adjusted cost base in respect of such Bell Canada Debentures by an equivalent amount.

On a disposition or a deemed disposition of the Bell Canada Debentures (including on a redemption, repayment or purchase by Bell Canada), a Resident Noteholder generally will be required to include in income the amount of interest accrued or deemed to accrue to the date of disposition (including an amount paid to a Resident Noteholder in excess of the principal amount of a Bell Canada Debenture on a redemption prior to maturity and that is deemed to be interest for the purposes of the Tax Act) or that became receivable or is received on or before the date of disposition, to the extent that such amounts have not otherwise been included in the Resident Noteholder’s income for the year or a preceding taxation year.

In general, a disposition or a deemed disposition of the Bell Canada Debentures also will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any amount included in the Resident Noteholder’s income as interest and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Resident Noteholder of the Bell Canada Debentures so disposed of. Any such capital gain (or capital loss) will be subject to the treatment described below under the heading “Taxation of Capital Gains and Losses”.

For the purpose of determining the adjusted cost base to a Resident Noteholder of a Bell Canada Debenture acquired by such Resident Noteholder on the Note Exchange Transaction, the cost of the Bell Canada Debenture will be equal to the fair market value (on the Effective Date) of the Bell Aliant Notes or the Series Notes, as the case may be, so disposed of. The fair market value of a Bell Aliant Note or the Series Notes may be different from the amount of the principal thereof.

Taxation of Capital Gains and Losses

Generally, a Resident Noteholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Noteholder in that year. A Resident Noteholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Noteholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

Other Considerations

A Resident Noteholder that is an individual or a trust (except certain trusts) may be liable for alternative minimum tax as a result of realizing a capital gain. A Resident Noteholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for an additional refundable tax on investment income. For this purpose, investment income will generally include taxable capital gains and interest income.

Eligibility for Investment

The Bell Aliant Notes or Series Notes assumed by Newco as part of the Note Exchange Transaction, and the Bell Canada Debentures issued on the Note Exchange Transaction, will be, on the Effective Date (provided shares of BCE are listed on a designated stock exchange, which includes the Toronto Stock Exchange and the New York Stock Exchange, on that date), qualified investments under the Tax Act for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), deferred profit sharing plans (“DPSPs”), registered education savings plans, registered disability savings plans and tax-free savings accounts (“TFSAs”) (except that such notes and debentures are not a qualified investment for a trust governed by a DPSP to which contributions are made by Bell Canada or an employer with whom Bell Canada does not deal at arm’s length within the meaning of the Tax Act).

Notwithstanding that the Bell Aliant Notes, Series Notes and Bell Canada Debentures may be a qualified investment for a trust governed by a TFSA, RRSP or RRIF, the holder of a TFSA or the annuitant under a RRSP or RRIF will be subject to a penalty tax in respect of the Bell Aliant Notes, Series Notes and Bell Canada Debentures and other tax consequences may result if such notes or debentures are a “prohibited investment” as defined in the Tax Act for the TFSA, RRSP or RRIF, as the case may be. The Bell Aliant Notes, Series Notes and Bell Canada Debentures generally will be a “prohibited investment” if the holder or the annuitant, as the case may be, (i) does not deal at arm’s length with Newco or Bell Canada for the purposes of the Tax Act, or (ii) has a “significant interest” (as defined in the Tax Act) in Newco or Bell Canada. Holders of TFSAs and annuitants of RRSPs and RRIFs should consult their own tax advisors as to whether the Bell Canada Debentures will be “prohibited investments” in their particular circumstances.

Non-Residents of Canada

This part of the summary is generally applicable to a Bell Aliant Noteholder who, at all relevant times and for purposes of the Tax Act and any applicable income tax treaty or convention, (i) is neither resident nor deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, the Bell Aliant Notes and the Bell Canada Debentures acquired on the Note Exchange Transaction in connection with carrying on business in Canada,

(iii) deals at arm’s length with any transferee resident (or deemed to be resident) in Canada to which the Bell Aliant Noteholder disposes of Bell Canada Debentures, (iv) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada or elsewhere, and (v) is not an “authorized foreign bank”, all for the purpose of the Tax Act (a “Non-Resident Noteholder”).

The following portion of this summary is not applicable to a Non-Resident Noteholder that is a “specified shareholder” (as defined in subsection 18(5) the Tax Act) of Bell Aliant or Bell Canada or that does not deal at arm’s length for purposes of the Tax Act with a “specified shareholder” of Bell Aliant or Bell Canada. Generally, for this purpose, a “specified shareholder” is a shareholder that owns or is deemed to own, either alone or together with persons with which the shareholder does not deal at arm’s length for purposes of the Tax Act, shares of the capital stock of Bell Aliant or Bell Canada that either (i) give such holders 25% or more of the votes that could be cast at an annual meeting of the shareholders or (ii) have a fair market value of 25% or more of the fair market value of all of the issued and outstanding shares of the capital stock of Bell Aliant or Bell Canada. Such Non-Resident Noteholders should consult their own tax advisors.

The following portion of this summary assumes that no interest will be paid or payable on the Bell Aliant Notes, the Series Notes and the Bell Canada Debentures acquired on the Note Exchange Transaction to a person with which the Partnership and Bell Canada do not deal at arm’s length, within the meaning of the Tax Act.

No tax on income (including taxable capital gains) will be payable under the Tax Act by a Non-Resident Noteholder in respect of the Note Exchange Transaction and in respect of the acquisition, ownership, redemption or disposition of Bell Canada Debentures.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the Note Exchange Transaction and the ownership of the Bell Canada Debentures acquired pursuant to the Note Exchange Transaction. It applies to you only if you are a U.S. Holder (as defined below), you acquire your Bell Canada Debentures in the Note Exchange Transaction and you hold your Bell Aliant Notes or Bell Canada Debentures, as applicable, as capital assets for tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Bell Aliant Notes or Bell Canada Debentures that are a hedge or that are hedged against interest rate or currency risks, a person that owns Bell Aliant Notes or Bell Canada Debentures as part of a straddle or conversion transaction for tax purposes, a person that purchases or sells Bell Aliant Notes or Bell Canada Debentures as part of a wash sale for tax purposes or a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisors concerning the consequences of the Note Exchange Transaction and the ownership of the Bell Canada Debentures in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of Bell Aliant Notes or Bell Canada Debentures, as applicable, that is, for U.S. federal income tax purposes: (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to U.S. federal income tax regardless of its source or (d) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

The U.S. federal income tax treatment of a partner in a partnership receiving Bell Canada Debentures in the Note Exchange Transaction or holding the Bell Canada Debentures will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Bell Aliant Notes or Bell Canada Debentures should consult its own tax advisors with regard to the U.S. federal income tax treatment of the Note Exchange Transaction and ownership of the Bell Canada Debentures.

Tax Classification

The U.S. federal income tax treatment of the Note Exchange Transaction and the Bell Canada Debentures depends on whether the Bell Canada Debentures are treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Under U.S. Treasury regulations, the Bell Canada Debentures will generally be subject to the rules applicable to contingent payment debt instruments if they provide for an alternative payment schedule upon the occurrence of a contingency other than a remote or incidental contingency. However, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and one of such schedules is significantly more likely than not to occur, such rules do not apply.

Bell Canada has the option to redeem the Bell Canada Debentures other than the Series M-38 Debentures (the “Fixed Rate Bell Canada Debentures”) for a redemption price that may differ from the principal amount of the Fixed Rate Bell Canada Debentures. However, Bell Canada intends to take the position that (a) the timing and amounts that comprise each payment schedule on the Fixed Rate Bell Canada Debentures are known as of the issue date and (b) it is significantly more likely than not, as of the issue date, that it will not exercise its option to redeem the Fixed Rate Bell Canada Debentures. However, this determination is made solely for tax purposes, and Bell Canada makes no prediction or representation as to whether it will or will not redeem the Fixed Rate Bell Canada Debentures.

In addition, in certain circumstances, Bell Canada may be obligated to pay amounts in excess of the principal amount of the Bell Canada Debentures in the event of a Change of Control Triggering Event. However, Bell Canada intends to take the position that, as of the issue date, the likelihood that it will be obligated to make any payments in excess of the principal amount as a result of a Change of Control Triggering Event is remote. However, this determination is made solely for tax purposes, and Bell Canada makes no prediction or representation as to whether a Change of Control Triggering Event will occur.

Accordingly, Bell Canada does not intend to treat the Bell Canada Debentures as subject to the contingent payment debt instrument rules. This determination is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a Bell Canada Debenture was acquired. This determination is not, however, binding on the U.S. Internal Revenue Service (“IRS”). The application of the contingent payment debt instrument rules to the Bell Canada Debentures is unclear, and if the IRS were to challenge this determination, the tax consequences to a U.S. Holder could differ materially and adversely from those discussed herein. You are urged to consult your own tax advisors regarding the potential application of the contingent payment debt instrument rules in respect of the Bell Canada Debentures in your particular circumstances.

The remainder of this summary assumes that the Bell Canada Debentures will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Taxation of the Note Exchange Transaction

A U.S. Holder who exchanges a Bell Aliant Note for a Bell Canada Debenture should generally recognize gain or loss in an amount equal to the difference between (a) fair market value, measured in U.S. dollars, of the Bell Canada Debenture, reduced by the U.S. dollar value on the Effective Date of any accrued but unpaid interest (the “Stub Period Accrued Interest”) on the applicable Bell Aliant Note and (b) the U.S. Holder’s tax basis in the Bell Aliant Note that was exchanged therefor. A U.S. Holder who acquired its Bell Aliant Note with more than a de minimis amount of market discount should generally treat any gain recognized as ordinary income to the extent of any accrued market discount on the Bell Aliant Note that such U.S. Holder has not previously included in income. In addition, a U.S. Holder must treat any portion of the gain or loss recognized on the exchange of the Bell Aliant Note as ordinary income or loss to the extent attributable to changes in the U.S. dollar-Canadian dollar exchange rate. However, a U.S. Holder takes such exchange gain or loss into account only to the extent of the total gain or loss realized. Otherwise, gain or loss on exchange of a Bell Aliant Note pursuant to the Note Exchange Transaction will generally be capital gain or loss. Capital gain is generally taxable at preferential rates to noncorporate U.S. Holders whose holding period in a Bell Aliant Note exchanged for a Bell Canada Debenture, is greater than one year. The deductibility of capital losses is subject to limitations.

If you are a U.S. Holder that uses the cash receipts and disbursements method of accounting for tax purposes who exchanges a Bell Aliant Note for a Bell Canada Debenture, you will generally be taxed on the U.S. dollar value, as of the Effective Date, of any Stub Period Accrued Interest on the Bell Aliant Note as ordinary income. If you are a

U.S. Holder that uses an accrual method of accounting for tax purposes, you will recognize exchange gain or loss, which will be ordinary gain or loss, based on the difference between the Canadian dollar-U.S. dollar exchange rate you used to accrue any Stub Period Accrued Interest on the Bell Aliant Note and the Canadian dollar-U.S. dollar exchange rate on the Effective Date.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (a) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income (including income on the Note Exchange Transaction in respect of the Stub Period Accrued Interest) and its net gains from the disposition of notes (including the Bell Aliant Notes), unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of the Note Exchange Transaction.

Taxation of the Bell Canada Debentures

The “issue price” for U.S. federal income tax purposes of a Bell Canada Debenture should be equal to its fair market value, in U.S. dollars, on the Effective Date. Bell Canada expects that the issue price of the Bell Canada Debentures will at least equal their principal amount. Accordingly, the Bell Canada Debentures are not expected to be issued with original issue discount for U.S. federal income tax purposes. If, contrary to Bell Canada’s expectations, the fair market value of a Bell Canada Debenture on the Effective Date is less than the principal amount by more than a de minimis amount for U.S. federal income tax purposes, the Bell Canada Debenture will be treated as issued with original issue discount, and a U.S. Holder should consult its own tax advisors as to the U.S. federal income treatment of the original issue discount. The remainder of this summary assumes that the Bell Canada Debentures will not be treated as issued with original issue discount.

Payments of Interest

Subject to the discussion below under “Amortizable Bond Premium”, you will be taxed on interest on your Bell Canada Debentures (excluding payments of Stub Period Accrued Interest) as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. The portion of the first interest payment on the Bell Canada Debentures attributable to Stub Period Accrued Interest will not be includible in income.

If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes, upon receipt of an interest payment in Canadian dollars, you would recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize upon receipt of an interest payment in Canadian dollars by using one of two methods. Under the first method, you would determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year. If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it would apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the IRS. When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale, exchange, redemption or retirement of your Bell Canada Debentures, for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Interest paid by Bell Canada on the Bell Canada Debentures is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. Holder and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Amortizable Bond Premium

Bell Canada expects that a U.S. Holder’s adjusted tax basis in a Bell Canada Debenture immediately after the Note Exchange Transaction will exceed the principal amount of such Bell Canada Debenture. A U.S. Holder may elect to treat such excess as amortizable bond premium. If you make this election, you would reduce the amount required to be included in your income each year with respect to interest on your Bell Canada Debenture by the amount of amortizable bond premium allocable to that year, based on your Bell Canada Debenture’s yield to maturity. You would compute your amortizable bond premium in units of Canadian dollars and your amortizable bond premium would reduce your interest income in units of Canadian dollars. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortizable bond premium offsets interest income and the time of acquisition of your Bell Canada Debenture is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the IRS.

Sale, Redemption and Retirement of the Bell Canada Debentures

Your initial tax basis in a Bell Canada Debenture acquired in the Note Exchange Transaction should equal its fair market value on the Effective Date, measured in U.S. dollars. A U.S. Holder’s holding period for each Bell Canada Debenture should commence as of the day after the Effective Date. You will generally recognize gain or loss on the sale, exchange, redemption or retirement of your Bell Canada Debenture equal to the difference between (a) the amount you realize on the sale, exchange, redemption or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and (b) your tax basis in your Bell Canada Debenture. A U.S. Holder must treat any portion of the gain or loss recognized on the sale, exchange, redemption or retirement of a Bell Canada Debenture as ordinary income or loss to the extent attributable to changes in the U.S. dollar-Canadian dollar exchange rate. However, a U.S. Holder takes such exchange gain or loss into account only to the extent of the total gain or loss realized. Otherwise, gain or loss on the sale, exchange, redemption or retirement of a Bell Canada Debenture will generally be capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (a) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes (including the Bell Canada Debentures), unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your ownership of the Bell Canada Debentures.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (a) stocks and securities issued by non-United States persons, (b) financial instruments and contracts that have non-U.S. issuers or counterparties, and (c) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Bell Canada Debentures.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. Holder, information reporting requirements, on IRS Form 1099, generally would apply to payments of principal and interest on a Bell Canada Debenture within the United States, and the payment of proceeds to you from the sale of a Bell Canada Debenture effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Non-U.S. Holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by Bell Canada or another non-U.S. payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a note effected at a U.S. office of a broker, as long as either (a) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (b) you otherwise establish an exemption.

Payment of the proceeds from the sale of a Bell Canada Debenture effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (a) the broker has certain connections to the United States, (b) the proceeds or confirmation are sent to the United States or (c) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

OTHER BUSINESS

The Board of Directors is not aware of any matters intended to come before the Meetings other than those items of business set forth in the attached Notice of Meeting accompanying this Circular. If any other matters properly come before the Meetings, it is the intention of the persons named in the form of proxy to vote in respect of those matters in accordance with their judgment.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, filed by Bell Canada or BCE, as the case may be, with the securities regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference in, and form an integral part of, this Circular:

(a)	Bell Canada’s unaudited Selected Summary Financial Information for the periods ended December 31, 2013 and December 31, 2012, filed on SEDAR under the document type “Other” on March 12, 2014 (the “Bell Canada 2013 Summary Financial Information”);

(b)	BCE’s audited Consolidated Financial Statements for the year ended December 31, 2013 and the Report of Independent Registered Public Accounting Firm thereon (the “BCE 2013 Financial Statements”) and the Report of Independent Registered Public Accounting Firm on BCE’s internal control over financial reporting, provided on pages 108 to 150 and on page 107, respectively, of the BCE 2013 Annual Report;

(c)	BCE’s Management’s Discussion and Analysis for the year ended December 31, 2013 provided on pages 24 to 105 and on page 151 of the BCE 2013 Annual Report (the “BCE 2013 MD&A”);

(d)	BCE’s Annual Information Form dated March 6, 2014 for the year ended December 31, 2013 (the “BCE 2013 Annual Information Form”);

(e)	BCE’s Management Proxy Circular dated March 6, 2014 in connection with the annual general meeting of the shareholders of BCE held on May 6, 2014;

(f)	Bell Canada’s unaudited Selected Summary Financial Information for the three-month period ended March 31, 2014 and 2013, filed on SEDAR under the document type “Other” on May 6, 2014 (the “Bell Canada 2014 First Quarter Financial Summary”);

(g)	BCE’s unaudited interim consolidated financial statements for the three-month periods ended March 31, 2014 and 2013 (the “BCE 2014 First Quarter Financial Statements”) provided on pages 37 to 46 of the BCE First Quarter Shareholder Report;

(h)	BCE’s Management’s Discussion and Analysis for the three-month periods ended March 31, 2014 and 2013 (the “BCE 2014 First Quarter MD&A”) provided on pages 1 to 36 of the BCE First Quarter Shareholder Report;

(i)	Bell Canada’s unaudited Selected Summary Financial Information for the three and six-month periods ended June 30, 2014 and 2013, filed on SEDAR under the document type “Other” on August 7, 2013 (the “Bell Canada 2014 Second Quarter Summary Financial Information”);

(j)	BCE’s unaudited interim consolidated financial statements for the three and six-month periods ended June 30, 2014 and 2013 (the “BCE 2014 Second Quarter Financial Statements”), provided on pages 42 to 55 of the BCE 2014 Second Quarter Shareholder Report;

(k)	BCE’s Management’s Discussion and Analysis for the three and six-month periods ended June 30, 2014 and 2013 (the “BCE 2014 Second Quarter MD&A”) provided on pages 1 to 41 of the BCE 2014 Second Quarter Shareholder Report;

(l)	BCE’s offer and accompanying take-over bid circular dated August 14, 2014 with respect to the Common Share Offer (the “BCE Common Share Offer Circular”); and

(m)	BCE’s offer and accompanying take-over bid circular dated August 14, 2014 with respect to the Preferred Share Exchange Offer (the “BCE Preferred Share Exchange Offer Circular”).

Any statement contained in this Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Any document of the type required by Section 14.2 of Form 51-102F5 – Information Circular and National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference into this Circular, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements and the independent auditor’s report thereon, management’s discussion and analysis, exhibits to interim and annual consolidated financial statements containing earnings coverage information and information circulars of Bell Canada or BCE filed by Bell Canada or BCE, as the case may be, with securities commissions or similar regulatory authority in Canada or the United States on or after the date of this Circular and prior to the Effective Date shall be deemed to be incorporated by reference into this Circular.

Any material change report (excluding any confidential material change report) and selected summary financial information filed by Bell Canada with the various securities commissions or similar securities regulatory authorities in Canada after the date of this Circular and prior to the Effective Date shall be deemed incorporated by reference into this Circular.

References to web addresses in this Circular, or the documents incorporated by reference in or accompanying this Circular, are included as inactive textual references only. Except as specifically incorporated by reference into this Circular, information on these websites is not part of this Circular.

Pursuant to the exemption provided in Section 13.4 of National Instrument 51-102 – Continuous Disclosure Obligations, Bell Canada does not file with the securities commissions and similar regulatory authorities in Canada separate continuous disclosure information regarding Bell Canada except for: (a) the selected summary financial information referred to above, and (b) a material change report for a material change in respect of the affairs of Bell Canada that is not also a material change in the affairs of BCE.

Information has been incorporated by reference in this Circular from documents filed with the Securities Regulatory Authorities. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Bell Aliant Regional Communications, Limited Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3, telephone (877) 243-3113 and are also available electronically on SEDAR at www.sedar.com.

RISK FACTORS

Certain risk factors relating to the structure and activities of Bell Canada are disclosed in the BCE 2013 MD&A included in the BCE 2013 Annual Report on pages 42 and 43 under the heading “Principal Business Risks”, on pages 87 to 91 under the heading “Regulatory Environment” and on pages 92 to 98 under the heading “Business Risks”, as updated in the BCE 2014 First Quarter MD&A under the headings “Regulatory Environment” and “Business Risks” on pages 30 and pages 31 and 32, respectively, of the BCE 2014 First Quarter Shareholder Report, and in the BCE 2014 Second Quarter MD&A under the headings “Regulatory Environment” and “Business Risks”, on page 34 and pages 35 and 36, respectively, of the BCE 2014 Second Quarter Shareholder Report, which sections are incorporated by reference in this Circular. Bell Aliant Noteholders should carefully consider the risk factors set forth below regarding the risks of completing the Note Exchange Transaction and consider all other information contained herein and in the Partnership’s, Bell Canada’s and BCE’s other public filings before determining how to vote on the matters before the Meetings.

Risks Relating to the Note Exchange Transaction and the Bell Canada Debentures

Benefits of Note Exchange Transaction

The Note Exchange Transaction may not result in any or all of the possible benefits described herein, including, without limitation, those possible benefits described under “Information Regarding the Note Exchange Transaction – Considerations Relevant to the Evaluation of the Note Exchange Transaction”. There can be no certainty, nor can the Partnership provide any assurance, that any or all of these possible benefits will be realized or, if realized, that such benefits will have such results or impact in the nature and/or amounts described herein.

Completion of the Note Exchange Transaction

There is no certainty that the Note Exchange Transaction will be completed. The completion of the Note Exchange Transaction is subject to obtaining the requisite Bell Aliant Noteholder approval described in this Circular. The Note Exchange Transaction is also conditional upon, among other things, the successful completion of the Privatization prior to the Effective Date. In the event that the Privatization is not completed, the Partnership and Bell Canada do not intend to complete the Note Exchange Transaction. The Note Exchange Resolutions authorize the Partnership, without further notice to or approval of the Bell Aliant Noteholders, to revoke the Note Exchange Resolutions at any time prior to the Note Exchange Transaction being completed. If the Class Note Exchange Resolution is not approved, or the Partnership cancels the Class Meeting or determines not to proceed with the Class Note Exchange Transaction for any reason, the Partnership may, at its option, proceed with one or more of the Series Note Exchange Transactions that have been approved by a Series Note Exchange Resolution in order to accommodate holders of any particular series of Series Notes that may approve the applicable Series Note Exchange Resolution. However, the Partnership may determine not to proceed with any one or more Series Note Exchange Transactions that have been approved by a Series Note Exchange Resolution. If for any reason the Note Exchange Transaction is not completed, the value of the Bell Aliant Notes may be adversely affected.

In addition, Bell Canada and Newco are not currently legally required to take such steps as may be necessary to complete the Note Exchange Transaction and will not become obligated to do so until an Effectiveness Notice and Undertaking (as contemplated in the Note Exchange Resolutions appended to this Circular) has been executed and delivered. The Partnership’s ability to complete the Note Exchange Transaction is dependent upon the board of directors of Bell Canada and Newco, respectively, approving their participation in the Note Exchange Transaction and being willing and able to implement such transaction. If Bell Canada determines that it does not wish to or is unable to proceed with the Note Exchange Transaction, the Note Exchange Transaction will not be effected, in which case the value of the Bell Aliant Notes may be adversely affected.

Limited Market

There is currently no market through which Bell Canada public debt securities may be sold and holders may not be able to resell the Bell Canada Debentures issued in connection with the Note Exchange Transaction. This may affect the pricing of the Bell Canada Debentures in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Also, it cannot be assured that a secondary market for trading in the Bell Canada Debentures will develop or that any secondary market which does develop will continue.

Unsecured Debt Securities, Additional Indebtedness and Structural Subordination

Although the Bell Canada Debentures and the BCE Guarantee may not necessarily be subordinated to any other indebtedness, they are not secured. Furthermore, although Bell Canada’s and BCE’s various debt instruments restrict the incurrence of secured indebtedness, such indebtedness may, subject to certain conditions, be incurred. In addition, Bell Canada’s and BCE’s subsidiaries may incur indebtedness. Although BCE is the guarantor of the Bell Canada Debentures to be issued in connection with the Note Exchange, it is not subject to the limitation on liens and other covenants under the Bell Canada 1997 Indenture.

Interest Rate Risks

Prevailing interest rates will affect the market price or value of the Bell Canada Debentures. The market price or value of the Bell Canada Debentures is expected to decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline. The interest rate paid on any floating rate Bell Canada Debentures will fluctuate during its term to maturity with changes in the underlying reference rate used to calculate the interest rate.

Credit Ratings

There is no assurance that the credit ratings, if any, assigned to Bell Canada Debentures issued in connection with the Note Exchange Transaction will remain in effect for any given period of time or that any ratings will not be revised or withdrawn entirely by the relevant Rating Agency in the future if in its judgment circumstances so warrant. A revision or withdrawal of such ratings may have an adverse effect on the market value of the Bell Canada Debentures.

INTERESTS OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

None of the directors or officers of Bell Aliant GP or their associates and affiliates, as a group, beneficially own, directly or indirectly, or exercise control or direction over, any Bell Aliant Notes.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this Circular, no director or executive officer of Bell Aliant GP, as the general partner of the Partnership, no director or executive officer of a person or company that is itself an “informed person” or subsidiary of the Partnership, no person or company who beneficially owns, directly or indirectly, voting securities of the Partnership or who exercises control or direction over voting securities of the Partnership or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Partnership, and no associate or affiliate of any such persons, has any material interest, direct or indirect, in any transaction since the commencement of the Partnership’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Partnership or any of its subsidiaries.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

There is no indebtedness from current and former officers or directors of Bell Aliant GP, as the general partner of the Partnership, to Bell Aliant GP, the Partnership, or their subsidiaries, nor does Bell Aliant GP, the Partnership or their subsidiaries provide any guarantee, support or other similar arrangement to the indebtedness of any such directors or officers to another entity.

AUDITOR, TRANSFER AGENT AND REGISTRAR AND OTHER AGENTS

The independent auditor of Bell Aliant and Bell Aliant GP is Deloitte LLP, chartered accountants, located at Purdy’s Wharf Tower II, 1969 Upper Water Street, Suite 1500, Halifax, Nova Scotia, B3J 3R7. The trustee and registrar of the Bell Aliant Notes is BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company.

CST Trust Company has been appointed by the Partnership as tabulation agent and Depositary in connection with the Note Exchange Transaction. D.F. King Canada has been retained by the Partnership to act as Information Agent in connection with the Note Exchange Transaction. BMO Nesbitt Burns Inc. and RBC Dominion Securities Inc. have acted as Solicitation Agents in connection with the Note Exchange Transaction.

The Depositary, the Information Agent and the Solicitation Agents do not assume any responsibility for the accuracy or completeness of the information contained or incorporated by reference in this Circular or any failure by the Partnership to disclose events that may have occurred and may affect the significance or accuracy of such information.

LEGAL MATTERS

Certain Canadian legal matters relating to the Note Exchange Transaction are to be passed upon by Goodmans LLP on behalf of the Partnership. As of the date of this Circular, the partners and associates of Goodmans LLP beneficially own, directly or indirectly, less than 1% of the securities of each of Bell Canada, BCE and the Partnership and their respective associates and affiliates. Sullivan and Cromwell LLP have advised the Partnership, Bell Canada and BCE regarding certain matters of United States Law.

ADDITIONAL INFORMATION

The Partnership is a reporting issuer or the equivalent in all of the provinces of Canada. The Partnership has received the Exemptive Relief Order, whereby it may satisfy certain of its continuous disclosure obligations under Canadian securities laws by filing under its SEDAR profile copies of the continuous disclosure documents that Bell Aliant and Bell Aliant GP are required to file under such laws, provided certain conditions set forth in the Exemptive Relief Order continue to be met. Such documents are available under the Partnership’s profile on SEDAR at www.sedar.com. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Bell Aliant Regional Communications, Limited Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3, telephone (877) 243-3113 and are also available electronically on SEDAR at www.sedar.com.

DIRECTORS’ APPROVAL

The Directors of Bell Aliant GP, in its capacity as general partner of the Partnership, have approved the contents of this Circular and its sending to the Bell Aliant Noteholders.

DATED October 17, 2014.

“Mirko Bibic”
Chairman of the Board of Directors of Bell Aliant Regional Communications Inc.

EXHIBIT A

CLASS NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE BELL ALIANT NOTEHOLDERS, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Class Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (in the following sequence):

(i)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Bell Aliant Indenture and the 5.41% Medium Term Notes, Series 2, due September 26, 2016; 5.52% Medium Term Notes, Series 4, due February 26, 2019; 6.17% Medium Term Notes, Series 5, due February 26, 2037; 4.37% Medium Term Notes, Series 7, due September 13, 2017; 4.88% Medium Term Notes, Series 8, due April 26, 2018; 3.54% Medium Term Notes, Series 9, due June 12, 2020 and Floating Rate Medium Term Notes, Series 10, due April 22, 2016 of the Partnership issued and outstanding under the Bell Aliant Indenture (collectively, the “Bell Aliant Notes”), and the Partnership, the Credit Supporters and the Designated Affiliates under the Bell Aliant Indenture shall be released and discharged from all obligations under or in respect of the Bell Aliant Indenture and the Bell Aliant Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Bell Aliant Notes; and

(ii)	Newco shall have the right to require that all issued and outstanding Bell Aliant Notes, including the entitlement to interest accrued thereon, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Bell Aliant Notes, including the entitlement to interest accrued thereon, shall be transferred from the holder of Bell Aliant Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to the interest accrued on the transferred Bell Aliant Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014 (as applicable to each of the respective series), provided that, for greater certainty, the assumption, release and discharge pursuant to clause (i) above shall not be implemented unless the exchange of Bell Aliant Notes for Bell Canada Debentures pursuant to clause (ii) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Bell Aliant Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Note Exchange Transaction (as defined below) to enter into and execute and deliver the Class Supplemental Indenture giving effect to this extraordinary resolution and incorporating the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Note Exchange Transaction shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and

Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Indenture and the Notes and of Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Newco” means 9034650 Canada Limited;

“Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Note Exchange Transaction”) shall occur:

a)	Newco shall assume all of the Partnership’s rights and obligations under the Indenture and the Notes, and the Partnership and each Credit Supporter and Designated Affiliate under the Indenture shall be released and discharged from all obligations under or in respect of the Indenture and the Notes including, with respect to the Credit Supporters and the Designated Affiliates, their guarantees of the Notes; and

b)	Newco shall have the right to require that all issued and outstanding Notes, including the entitlement to interest accrued thereon, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Notes, including the entitlement to interest accrued thereon, shall be transferred from the Noteholders to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the interest accrued on the transferred Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular (as applicable to each of the respective series), provided that, for greater certainty, the assumption, release and discharge pursuant to clause (a) shall not be implemented unless the exchange of Notes for Bell Canada Debentures pursuant to clause (b) shall be implemented immediately thereafter.

2)	As of the Effective Date after giving effect to the Note Exchange Transaction, former Noteholders (other than Bell Canada) shall cease to have any rights under the Indenture and the Notes except to receive the Bell Canada Debentures and an entitlement to an amount equal to accrued interest on the transferred Notes and the Notes shall be owned by Bell Canada.”

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Note Exchange Transaction including conforming changes to the Bell Aliant Indenture and to the form and substance of the Bell Aliant Notes are hereinafter permitted by the Bell Aliant Indenture; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Class Supplemental Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Bell Aliant Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution, nor implement the Note Exchange Transaction nor enter into the Class Supplemental Indenture at any time, at its sole discretion, prior to the execution and delivery of the Class Supplemental Indenture.

4.	Subject to Paragraph 3(ii), the holders of Bell Aliant Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.

Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT B

SERIES 2 NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE HOLDERS OF SERIES 2 NOTES, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Series Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (as defined in the Series Supplemental Indenture) (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding 5.41% Medium Term Notes, Series 2, due September 26, 2016 (the “Series 2 Notes”), including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series 2 Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the Series 2 Notes, having the same financial terms as the Series 2 Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series 2 Notes shall be cancelled;

(ii)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 2 Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 2 Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to the accrued interest with respect to the transferred Series 2 Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014, provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to steps (i) through (iii) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to step (iv) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Series 2 Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Series Note Exchange Transaction (as defined below) to enter into and execute and deliver the Series Supplemental Indenture giving effect to this extraordinary resolution and incorporating the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Series Note Exchange Transaction(s) shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes and Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Exchanging Notes” means each series of Notes that has passed a Series Note Exchange Resolution (as defined in the Circular) in respect of which the Partnership has determined to proceed with a Series Note Exchange Transaction;

“Newco” means 9034650 Canada Limited;

“Replacement Indenture” has the meaning attributed thereto in clause 10.3;

“Replacement Notes” has the meaning attributed thereto in clause 10.3;

“Series Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Series Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Series Note Exchange Transaction”) shall occur:

a)	the Partnership shall have the right to require that all issued and outstanding Exchanging Notes, including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Exchanging Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, and an entitlement to an amount equal to accrued interest on the Exchanging Notes, having the same financial terms as the Exchanging Notes, issued under a new indenture substantially similar to the Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Indenture) and the Trustee, and such exchanged Exchanging Notes shall be cancelled;

b)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

c)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

d)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Exchanging Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the Exchanging Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Exchanging Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular,

provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (a) through (c) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (d) shall be implemented immediately thereafter.

2)

As of the Effective Date after giving effect to the Series Note Exchange Transaction, former holders of Exchanging Notes (other than Bell Canada) shall cease to have any rights under the Indenture, the

Replacement Indenture, the Exchanging Notes and the Replacement Notes, except to receive the Bell Canada Debentures and an amount equal to accrued interest on the exchanged Exchanging Notes and the Replacement Notes shall be owned by Bell Canada.”;

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Series Note Exchange Transaction including conforming changes to the Bell Aliant Indenture, the Replacement Indenture, the Series 2 Notes and the Replacement Notes and to the form and substance of the Series 2 Notes and the Replacement Notes are hereinafter permitted by the Bell Aliant Indenture, the Replacement Indenture, the Series 2 Notes and the Replacement Notes; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Series Supplemental Indenture or the Replacement Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Series 2 Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution, nor implement the Note Exchange Transaction, nor enter into the Series Supplemental Indenture or the Replacement Indenture at any time, at its sole discretion, prior to the execution and delivery of the Series Supplemental Indenture or the Replacement Indenture.

4.	Subject to Paragraph 3(ii), the holders of Series 2 Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.	Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT C

SERIES 4 NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE HOLDERS OF SERIES 4 NOTES, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Series Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (as defined in the Series Supplemental Indenture) (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding 5.52% Medium Term Notes, Series 4, due February 26, 2019; (the “Series 4 Notes”), including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series 4 Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the Series 4 Notes, having the same financial terms as the Series 4 Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series 4 Notes shall be cancelled;

(ii)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 4 Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 4 Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to accrued interest with respect to the transferred Series 4 Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014, provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to steps (i) through (iii) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to step (iv) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Series 4 Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Series Note Exchange Transaction (as defined below) to enter into and execute and deliver the Series Supplemental Indenture giving effect to this extraordinary resolution and incorporating the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Series Note Exchange Transaction(s) shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes and Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Exchanging Notes” means each series of Notes that has passed a Series Note Exchange Resolution (as defined in the Circular) in respect of which the Partnership has determined to proceed with a Series Note Exchange Transaction;

“Newco” means 9034650 Canada Limited;

“Replacement Indenture” has the meaning attributed thereto in clause 10.3;

“Replacement Notes” has the meaning attributed thereto in clause 10.3;

“Series Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Series Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Series Note Exchange Transaction”) shall occur:

a)	the Partnership shall have the right to require that all issued and outstanding Exchanging Notes, including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Exchanging Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, and an entitlement to payment of an amount equal to accrued interest on the Exchanging Notes, having the same financial terms as the Exchanging Notes, issued under a new indenture substantially similar to the Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Indenture) and the Trustee, and such exchanged Exchanging Notes shall be cancelled;

b)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

c)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

d)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Exchanging Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the Exchanging Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Exchanging Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular,

provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (a) through (c) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (d) shall be implemented immediately thereafter.

2)

As of the Effective Date after giving effect to the Series Note Exchange Transaction, former holders of Exchanging Notes (other than Bell Canada) shall cease to have any rights under the Indenture, the

Replacement Indenture, the Exchanging Notes and the Replacement Notes, except to receive the Bell Canada Debentures and an amount equal to accrued interest on the exchanged Exchanging Notes and the Replacement Notes shall be owned by Bell Canada.”;

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Series Note Exchange Transaction including conforming changes to the Bell Aliant Indenture, the Replacement Indenture, the Series 4 Notes and the Replacement Notes and to the form and substance of the Series 4 Notes and the Replacement Notes are hereinafter permitted by the Bell Aliant Indenture, the Replacement Indenture, the Series 4 Notes and the Replacement Notes; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Series Supplemental Indenture or the Replacement Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Series 4 Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution, nor implement the Note Exchange Transaction, nor enter into the Series Supplemental Indenture or the Replacement Indenture at any time, at its sole discretion, prior to the execution and delivery of the Series Supplemental Indenture or the Replacement Indenture.

4.	Subject to Paragraph 3(ii), the holders of Series 4 Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.	Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT D

SERIES 5 NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE HOLDERS OF SERIES 5 NOTES, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Series Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (as defined in the Series Supplemental Indenture) (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding 6.17% Medium Term Notes, Series 5, due February 26, 2037 (the “Series 5 Notes”), including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series 5 Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the Series 5 Notes, having the same financial terms as the Series 5 Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series 5 Notes shall be cancelled;

(ii)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 5 Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 5 Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to accrued interest with respect to the transferred Series 5 Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014, provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to steps (i) through (iii) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to step (iv) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Series 5 Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Series Note Exchange Transaction (as defined below) to enter into and execute and deliver the Series Supplemental Indenture giving effect to this extraordinary resolution and incorporating the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Series Note Exchange Transaction(s) shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes and Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Exchanging Notes” means each series of Notes that has passed a Series Note Exchange Resolution (as defined in the Circular) in respect of which the Partnership has determined to proceed with a Series Note Exchange Transaction;

“Newco” means 9034650 Canada Limited;

“Replacement Indenture” has the meaning attributed thereto in clause 10.3;

“Replacement Notes” has the meaning attributed thereto in clause 10.3;

“Series Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Series Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Series Note Exchange Transaction”) shall occur:

a)	the Partnership shall have the right to require that all issued and outstanding Exchanging Notes, including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Exchanging Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, and an entitlement to payment of an amount equal to accrued interest on the Exchanging Notes, having the same financial terms as the Exchanging Notes, issued under a new indenture substantially similar to the Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Indenture) and the Trustee, and such exchanged Exchanging Notes shall be cancelled;

b)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

c)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

d)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Exchanging Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the Exchanging Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Exchanging Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular,

provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (a) through (c) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (d) shall be implemented immediately thereafter.

2)

As of the Effective Date after giving effect to the Series Note Exchange Transaction, former holders of Exchanging Notes (other than Bell Canada) shall cease to have any rights under the Indenture, the

Replacement Indenture, the Exchanging Notes and the Replacement Notes, except to receive the Bell Canada Debentures and an amount equal to accrued interest on the exchanged Exchanging Notes and the Replacement Notes shall be owned by Bell Canada.”;

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Series Note Exchange Transaction including conforming changes to the Bell Aliant Indenture, the Replacement Indenture, the Series 5 Notes and the Replacement Notes and to the form and substance of the Series 5 Notes and the Replacement Notes are hereinafter permitted by the Bell Aliant Indenture, the Replacement Indenture, the Series 5 Notes and the Replacement Notes; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Series Supplemental Indenture or the Replacement Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Series 5 Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution, nor implement the Note Exchange Transaction, nor enter into the Series Supplemental Indenture or the Replacement Indenture at any time, at its sole discretion, prior to the execution and delivery of the Series Supplemental Indenture or the Replacement Indenture.

4.	Subject to Paragraph 3(ii), the holders of Series 5 Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.	Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT E

SERIES 7 NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE HOLDERS OF SERIES 7 NOTES, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Series Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (as defined in the Series Supplemental Indenture) (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding 4.37% Medium Term Notes, Series 7, due September 13, 2017 (the “Series 7 Notes”), including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series 7 Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the Series 7 Notes, having the same financial terms as the Series 7 Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series 7 Notes shall be cancelled;

(ii)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 7 Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 7 Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to accrued interest with respect to the transferred Series 7 Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014, provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to steps (i) through (iii) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to step (iv) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Series 7 Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Series Note Exchange Transaction (as defined below) to enter into and execute and deliver the Series Supplemental Indenture giving effect to this extraordinary resolution and incorporating the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Series Note Exchange Transaction(s) shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes and Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Exchanging Notes” means each series of Notes that has passed a Series Note Exchange Resolution (as defined in the Circular) in respect of which the Partnership has determined to proceed with a Series Note Exchange Transaction;

“Newco” means 9034650 Canada Limited;

“Replacement Indenture” has the meaning attributed thereto in clause 10.3;

“Replacement Notes” has the meaning attributed thereto in clause 10.3;

“Series Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Series Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Series Note Exchange Transaction”) shall occur:

a)	the Partnership shall have the right to require that all issued and outstanding Exchanging Notes, including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Exchanging Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, and an entitlement to payment of an amount equal to accrued interest on the Exchanging Notes, having the same financial terms as the Exchanging Notes, issued under a new indenture substantially similar to the Indenture with such changes as may be necessary to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Indenture) and the Trustee, and such exchanged Exchanging Notes shall be cancelled;

b)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

c)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

d)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Exchanging Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the Exchanging Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Exchanging Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular,

provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (a) through (c) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (d) shall be implemented immediately thereafter.

2)

As of the Effective Date after giving effect to the Series Note Exchange Transaction, former holders of Exchanging Notes (other than Bell Canada) shall cease to have any rights under the Indenture, the

Replacement Indenture, the Exchanging Notes and the Replacement Notes, except to receive the Bell Canada Debentures and an amount equal to accrued interest on the exchanged Exchanging Notes and the Replacement Notes shall be owned by Bell Canada.”;

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Series Note Exchange Transaction including conforming changes to the Bell Aliant Indenture, the Replacement Indenture, the Series 7 Notes and the Replacement Notes and to the form and substance of the Series 7 Notes and the Replacement Notes are hereinafter permitted by the Bell Aliant Indenture, the Replacement Indenture, the Series 7 Notes and the Replacement Notes; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Series Supplemental Indenture or the Replacement Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Series 7 Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution, nor implement the Note Exchange Transaction, nor enter into the Series Supplemental Indenture or the Replacement Indenture at any time, at its sole discretion, prior to the execution and delivery of the Series Supplemental Indenture or the Replacement Indenture.

4.	Subject to Paragraph 3(ii), the holders of Series 7 Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.	Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT F

SERIES 8 NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE HOLDERS OF SERIES 8 NOTES, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Series Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (as defined in the Series Supplemental Indenture) (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding 4.88% Medium Term Notes, Series 8, due April 26, 2018 (the “Series 8 Notes”), including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series 8 Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the Series 8 Notes, having the same financial terms as the Series 8 Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series 8 Notes shall be cancelled;

(ii)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 8 Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 8 Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to accrued interest with respect to the transferred Series 8 Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014, provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to steps (i) through (iii) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to step (iv) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Series 8 Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Series Note Exchange Transaction (as defined below) to enter into and execute and deliver the Series Supplemental Indenture giving effect to this extraordinary resolution and incorporating the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Series Note Exchange Transaction(s) shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes and Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Exchanging Notes” means each series of Notes that has passed a Series Note Exchange Resolution (as defined in the Circular) in respect of which the Partnership has determined to proceed with a Series Note Exchange Transaction;

“Newco” means 9034650 Canada Limited;

“Replacement Indenture” has the meaning attributed thereto in clause 10.3;

“Replacement Notes” has the meaning attributed thereto in clause 10.3;

“Series Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Series Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Series Note Exchange Transaction”) shall occur:

a)	the Partnership shall have the right to require that all issued and outstanding Exchanging Notes, including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Exchanging Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, and an entitlement to payment of an amount equal to accrued interest on the Exchanging Notes, having the same financial terms as the Exchanging Notes, issued under a new indenture substantially similar to the Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Indenture) and the Trustee, and such exchanged Exchanging Notes shall be cancelled;

b)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

c)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

d)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Exchanging Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the Exchanging Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Exchanging Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular,

provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (a) through (c) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (d) shall be implemented immediately thereafter.

2)	As of the Effective Date after giving effect to the Series Note Exchange Transaction, former holders of Exchanging Notes (other than Bell Canada) shall cease to have any rights under the Indenture, the Replacement Indenture, the Exchanging Notes and the Replacement Notes, except to receive the Bell Canada Debentures and an amount equal to accrued interest on the exchanged Exchanging Notes and the Replacement Notes shall be owned by Bell Canada.”;

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Series Note Exchange Transaction including conforming changes to the Bell Aliant Indenture, the Replacement Indenture, the Series 8 Notes and the Replacement Notes and to the form and substance of the Series 8 Notes and the Replacement Notes are hereinafter permitted by the Bell Aliant Indenture, the Replacement Indenture, the Series 8 Notes and the Replacement Notes; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Series Supplemental Indenture or the Replacement Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Series 8 Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution, nor implement the Note Exchange Transaction, nor enter into the Series Supplemental Indenture or the Replacement Indenture at any time, at its sole discretion, prior to the execution and delivery of the Series Supplemental Indenture or the Replacement Indenture.

4.	Subject to Paragraph 3(ii), the holders of Series 8 Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.	Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT G

SERIES 9 NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE HOLDERS OF SERIES 9 NOTES, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Series Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (as defined in the Series Supplemental Indenture) (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding 3.54% Medium Term Notes, Series 9, due June 12, 2020 (the “Series 9 Notes”), including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series 9 Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the Series 9 Notes, having the same financial terms as the Series 9 Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series 9 Notes shall be cancelled;

(ii)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 9 Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 9 Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to accrued interest with respect to the transferred Series 9 Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014, provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to steps (i) through (iii) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to step (iv) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Series 9 Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Series Note Exchange Transaction (as defined below) to enter into and execute and deliver the Series Supplemental Indenture giving effect to this extraordinary resolution and incorporating the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Series Note Exchange Transaction(s) shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes and Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Exchanging Notes” means each series of Notes that has passed a Series Note Exchange Resolution (as defined in the Circular) in respect of which the Partnership has determined to proceed with a Series Note Exchange Transaction;

“Newco” means 9034650 Canada Limited;

“Replacement Indenture” has the meaning attributed thereto in clause 10.3;

“Replacement Notes” has the meaning attributed thereto in clause 10.3;

“Series Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Series Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Series Note Exchange Transaction”) shall occur:

a)	the Partnership shall have the right to require that all issued and outstanding Exchanging Notes, including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Exchanging Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, and an entitlement to payment of an amount equal to accrued interest on the Exchanging Notes, having the same financial terms as the Exchanging Notes, issued under a new indenture substantially similar to the Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Indenture) and the Trustee, and such exchanged Exchanging Notes shall be cancelled;

b)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

c)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

d)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Exchanging Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the Exchanging Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Exchanging Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular,

provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (a) through (c) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (d) shall be implemented immediately thereafter.

2)

As of the Effective Date after giving effect to the Series Note Exchange Transaction, former holders of Exchanging Notes (other than Bell Canada) shall cease to have any rights under the Indenture, the Replacement Indenture, the Exchanging Notes and the Replacement Notes, except to receive the Bell

Canada Debentures and an amount equal to accrued interest on the exchanged Exchanging Notes and the Replacement Notes shall be owned by Bell Canada.”;

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Series Note Exchange Transaction including conforming changes to the Bell Aliant Indenture, the Replacement Indenture, the Series 9 Notes and the Replacement Notes and to the form and substance of the Series 9 Notes and the Replacement Notes are hereinafter permitted by the Bell Aliant Indenture, the Replacement Indenture, the Series 9 Notes and the Replacement Notes; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Series Supplemental Indenture or the Replacement Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Series 9 Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution, nor implement the Note Exchange Transaction, nor enter into the Series Supplemental Indenture or the Replacement Indenture at any time, at its sole discretion, prior to the execution and delivery of the Series Supplemental Indenture or the Replacement Indenture.

4.	Subject to Paragraph 3(ii), the holders of Series 9 Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.	Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT H

SERIES 10 NOTE EXCHANGE RESOLUTION

BE IT RESOLVED, AS AN EXTRAORDINARY RESOLUTION OF THE HOLDERS OF SERIES 10 NOTES, THAT:

1.	Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) is authorized to, at its option, enter into a supplemental indenture (the “Series Supplemental Indenture”) amending the terms of the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) such that, among other things, on the Effective Date (as defined in the Series Supplemental Indenture) (in the following sequence):

(i)	the Partnership shall have the right to require that all issued and outstanding Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (the “Series 10 Notes”), including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Series 10 Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, being notes of the Partnership in an equal principal amount, and an entitlement to an amount equal to accrued interest on the Series 10 Notes, having the same financial terms as the Series 10 Notes, issued under a new indenture substantially similar to the Bell Aliant Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Bell Aliant Indenture) and the Bell Aliant Note Trustee, and such exchanged Series 10 Notes shall be cancelled;

(ii)	9034650 Canada Limited, a newly-formed subsidiary of Bell Canada (“Newco”), shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

(iii)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the Replacement Notes; and

(iv)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 10 Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Series 10 Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada (the “Bell Canada Debentures”) issued under the trust indenture dated as of November 28, 1997 (the “Bell Canada 1997 Indenture”) executed by Bell Canada in favour of CIBC Mellon Trust Company, as trustee, together with an entitlement to an amount equal to accrued interest with respect to the transferred Series 10 Notes, having substantially the same terms, conditions and other attributes set forth in (A) the Bell Canada 1997 Indenture, and (B) Exhibit I to the management information circular of the Partnership dated October 17, 2014, provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to steps (i) through (iii) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to step (iv) shall be implemented immediately thereafter.

2.	In order to give effect to the above, the holders of Series 10 Notes authorize and direct the Bell Aliant Note Trustee, if the Partnership determines to proceed with the Series Note Exchange Transaction (as defined below) to enter into and execute and deliver the Series Supplemental Indenture incorporating giving effect to this extraordinary resolution and the following amendments to the Bell Aliant Indenture:

(i)	to amend section 1.1 of the Bell Aliant Indenture to include the following definitions:

“Bell Canada 1997 Indenture” means the trust indenture dated as of November 28, 1997 executed by Bell Canada and CIBC Mellon Trust Company, as trustee, as amended or supplemented from time to time;

“Bell Canada Debentures” has the meaning attributed thereto in Section 10.3;

“Circular” means the management information circular of the Partnership dated October 17, 2014;

“Effective Date” means the date specified in an Effectiveness Notice and Undertaking;

“Effectiveness Notice and Undertaking” means a written notice, from the Partnership, Newco and Bell Canada to the Trustee notifying the Trustee that the Series Note Exchange Transaction(s) shall occur on the date of the Effectiveness Notice and Undertaking, or such other date as may be specified in the Effectiveness Notice and Undertaking, together with an undertaking of Newco to assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes and Bell Canada to issue the Bell Canada Debentures pursuant to section 10.3(1)(b) of the Indenture;

“Exchanging Notes” means each series of Notes that has passed a Series Note Exchange Resolution (as defined in the Circular) in respect of which the Partnership has determined to proceed with a Series Note Exchange Transaction;

“Newco” means 9034650 Canada Limited;

“Replacement Indenture” has the meaning attributed thereto in clause 10.3;

“Replacement Notes” has the meaning attributed thereto in clause 10.3;

“Series Note Exchange Transaction” has the meaning attributed thereto in Section 10.3;

(ii)	to amend Article 10 of the Bell Aliant Indenture by adding a new Section 10.3 as follows:

“Series Note Exchange Transaction.

1)	Notwithstanding any provision of the Indenture to the contrary, on the Effective Date, the following transactions (collectively, the “Series Note Exchange Transaction”) shall occur:

a)	the Partnership shall have the right to require that all issued and outstanding Exchanging Notes, including the entitlement to accrued interest, be exchanged for notes of the Partnership (the “Replacement Notes”) in an equal principal amount, and an entitlement to an amount equal to such accrued interest, and such right shall be exercised such that the Exchanging Notes, including the entitlement to accrued interest thereon, shall be exchanged for Replacement Notes, and an entitlement to payment of an amount equal to accrued interest on the Exchanging Notes, having the same financial terms as the Exchanging Notes, issued under a new indenture substantially similar to the Indenture with such changes as may be required to give effect to the transactions contemplated hereby (the “Replacement Indenture”) among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined in the Indenture) and the Trustee, and such exchanged Exchanging Notes shall be cancelled;

b)	Newco shall assume all of the Partnership’s rights and obligations under the Replacement Indenture and the Replacement Notes;

c)	the Partnership, the Credit Supporters and the Designated Affiliates shall be released and discharged from all obligations under or in respect of the Replacement Indenture and the Replacement Notes, including, with respect to the Credit Supporters and the Designated Affiliates, their guarantee of the applicable Replacement Notes; and

d)	Newco shall have the right to require that all issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the exchanged Exchanging Notes, be transferred to Bell Canada, and such right shall be exercised such that all of the issued and outstanding Replacement Notes, including the entitlement to an amount equal to accrued interest on the Exchanging Notes, shall be transferred from the holders of the Replacement Notes to Bell Canada in exchange for an equal principal amount of newly issued debentures of Bell Canada issued under the Bell Canada 1997 Indenture (“Bell Canada Debentures”), together with an entitlement to an amount equal to the accrued interest with respect to the exchanged Exchanging Notes, having substantially the same terms, conditions and other attributes set forth in (i) the Bell Canada 1997 Indenture, and (ii) Exhibit I to the Circular,

provided that, for greater certainty, the exchange, assumption, release and discharge pursuant to clause (a) through (c) shall not be implemented unless the exchange of Replacement Notes for Bell Canada Debentures pursuant to clause (d) shall be implemented immediately thereafter.

2)

As of the Effective Date after giving effect to the Series Note Exchange Transaction, former holders of Exchanging Notes (other than Bell Canada) shall cease to have any rights under the Indenture, the

Replacement Indenture, the Exchanging Notes and the Replacement Notes, except to receive the Bell Canada Debentures and an amount equal to accrued interest on the exchanged Exchanging Notes and the Replacement Notes shall be owned by Bell Canada.”;

(iii)	to provide that the Bell Aliant Indenture shall, to the extent necessary, be deemed to be further amended such that all transactions in connection with the Series Note Exchange Transaction including conforming changes to the Bell Aliant Indenture, the Replacement Indenture, the Series 10 Notes and the Replacement Notes and to the form and substance of the Series 10 Notes and the Replacement Notes are hereinafter permitted by the Bell Aliant Indenture, the Replacement Indenture, the Series 10 Notes and the Replacement Notes; and

(iv)	to authorize the execution and delivery of such other documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms of the Series Supplemental Indenture or the Replacement Indenture.

3.	Notwithstanding the passing of this resolution or the passing of similar resolutions, without further notice to, or approval of, the holders the Series 10 Notes, (i) the Bell Aliant Note Trustee is hereby authorized and empowered to amend the Bell Aliant Indenture to the extent permitted by the Bell Aliant Indenture, and (ii) the Partnership is hereby authorized and empowered not to give effect to this extraordinary resolution nor implement the Note Exchange Transaction nor enter into the Series Supplemental Indenture or the Replacement Indenture at any time, at its sole discretion, prior to the execution and delivery of the Series Supplemental Indenture or the Replacement Indenture.

4.	Subject to Paragraph 3(ii), the holders of Series 10 Notes authorize and direct the Partnership, Newco and the Bell Aliant Note Trustee, as applicable, to take such actions and execute and deliver such documents as Counsel may advise are necessary to carry out the intent of this extraordinary resolution.

5.	Any director or officer of Bell Aliant GP is hereby authorized and directed, for and on behalf of the Partnership, to execute and deliver, or cause to be executed and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing.

6.	The proper officers and authorized signatories of the Bell Aliant Note Trustee are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

EXHIBIT I

SUMMARY OF TERMS OF EACH SERIES OF BELL CANADA DEBENTURES

TO BE ISSUED IN EXCHANGE FOR

EACH SERIES OF BELL ALIANT NOTES

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the trust indenture dated as of November 28, 1997, between Bell Canada and CIBC Mellon Trust Company, as amended and supplemented (the “Bell Canada 1997 Indenture”).

1.	DESCRIPTION OF THE SECURITIES – SERIES M-32 DEBENTURES (ISSUED IN EXCHANGE FOR THE SERIES 2 BELL ALIANT NOTES)

Designation:	5.41% Debentures, Series M-32, Due 2016	Repurchase Upon Change of Control Triggering Event:	See “Repurchase Upon Change of Control Triggering Event”

Principal Amount:	$500,000,000	Interest Rate:	5.41% per annum

Date of Issue:	The Effective Date (as defined in the Circular attached hereto)	Interest Payment Dates:	March 26 and September 26

Maturity Date:	September 26, 2016	Initial Interest Payment Date:	The first Interest Payment Date following the Effective Date

Redemption:	See “Redemption – Series M-32 Debentures”	Form of Certificate:	Global Certificate in “book-entry only” form as per Schedule B of the Bell Canada 1997 Indenture

2.	DESCRIPTION OF THE SECURITIES – SERIES M-33 DEBENTURES (ISSUED IN EXCHANGE FOR THE SERIES 4 BELL ALIANT NOTES)

Designation:	5.52% Debentures, Series M-33, Due 2019	Repurchase Upon Change of Control Triggering Event:	See “Repurchase Upon Change of Control Triggering Event”

Principal Amount:	$300,000,000	Interest Rate:	5.52% per annum

Date of Issue:	The Effective Date (as defined in the Circular attached hereto)	Interest Payment Dates:	February 26 and August 26

Maturity Date:	February 26, 2019	Initial Interest Payment Date:	The first Interest Payment Date following the Effective Date

Redemption:	See “Redemption – Series M-33 Debentures”	Form of Certificate:	Global Certificate in “book-entry only” form as per Schedule B of the Bell Canada 1997 Indenture

3.	DESCRIPTION OF THE SECURITIES – SERIES M-34 DEBENTURES (ISSUED IN EXCHANGE FOR THE SERIES 5 BELL ALIANT NOTES)

Designation:	6.17% Debentures, Series M-34, Due 2037	Repurchase Upon Change of Control Triggering Event:	See “Repurchase Upon Change of Control Triggering Event”

Principal Amount:	$300,000,000	Interest Rate:	6.17% per annum

Date of Issue:	The Effective Date (as defined in the Circular attached hereto)	Interest Payment Dates:	February 26 and August 26

Maturity Date:	February 26, 2037	Initial Interest Payment Date:	The first Interest Payment Date following the Effective Date

Redemption:	See “Redemption – Series M-34 Debentures”	Form of Certificate:	Global Certificate in “book-entry only” form as per Schedule B of the Bell Canada 1997 Indenture

4.	DESCRIPTION OF THE SECURITIES – SERIES M-35 DEBENTURES (ISSUED IN EXCHANGE FOR THE SERIES 7 BELL ALIANT NOTES)

Designation:	4.37% Debentures, Series M-35, Due 2017	Repurchase Upon Change of Control Triggering Event:	See “Repurchase Upon Change of Control Triggering Event”

Principal Amount:	$350,000,000	Interest Rate:	4.37% per annum

Date of Issue:	The Effective Date (as defined in the Circular attached hereto)	Interest Payment Dates:	March 13 and September 13

Maturity Date:	September 13, 2017	Initial Interest Payment Date:	The first Interest Payment Date following the Effective Date

Redemption:	See “Redemption – Series M-35 Debentures”	Form of Certificate:	Global Certificate in “book-entry only” form as per Schedule B of the Bell Canada 1997 Indenture

5.	DESCRIPTION OF THE SECURITIES – SERIES M-36 DEBENTURES (ISSUED IN EXCHANGE FOR THE SERIES 8 BELL ALIANT NOTES)

Designation:	4.88% Debentures, Series M-36, Due 2018	Repurchase Upon Change of Control Triggering Event:	See “Repurchase Upon Change of Control Triggering Event”

Principal Amount:	$300,000,000	Interest Rate:	4.88% per annum

Date of Issue:	The Effective Date (as defined in the Circular attached hereto)	Interest Payment Dates:	April 26 and October 26

Maturity Date:	April 26, 2018	Initial Interest Payment Date:	The first Interest Payment Date following the Effective Date

Redemption:	See “Redemption – Series M-36 Debentures”	Form of Certificate:	Global Certificate in “book-entry only” form as per Schedule B of the Bell Canada 1997 Indenture

6.	DESCRIPTION OF THE SECURITIES – SERIES M-37 DEBENTURES (ISSUED IN EXCHANGE FOR THE SERIES 9 BELL ALIANT NOTES)

Designation:	3.54% Debentures, Series M-37, Due 2020	Repurchase Upon Change of Control Triggering Event:	See “Repurchase Upon Change of Control Triggering Event”

Principal Amount:	$400,000,000	Interest Rate:	3.54% per annum

Date of Issue:	The Effective Date (as defined in the Circular attached hereto)	Interest Payment Dates:	June 12 and December 12

Maturity Date:	June 12, 2020	Initial Interest Payment Date:	The first Interest Payment Date following the Effective Date

Redemption:	See “Redemption – Series M-37 Debentures”	Form of Certificate:	Global Certificate in “book-entry only” form as per Schedule B of the Bell Canada 1997 Indenture

7.	DESCRIPTION OF THE SECURITIES – SERIES M-38 DEBENTURES (ISSUED IN EXCHANGE FOR THE SERIES 10 BELL ALIANT NOTES)

Designation:	Floating Rate Debentures, Series M-38, Due 2016	Repurchase Upon Change of Control Triggering Event:	See “Repurchase Upon Change of Control Triggering Event”

Principal Amount:	$150,000,000	Interest Rate:	3 Month BA Rate plus 0.53%. See “Interest Rate Calculation” below.

Date of Issue:	The Effective Date (as defined in the Circular attached hereto)	Interest Payment Dates:	January 22, April 22, July 22 and October 22

Maturity Date:	April 22, 2016	Initial Interest Payment Date:	The first Interest Payment Date following the Effective Date

Redemption:	See “Redemption – Series M-38 Debentures”	Form of Certificate:	Global Certificate in “book-entry only” form as per Schedule B of the Bell Canada 1997 Indenture

Interest Rate Calculation:

Interest will accrue on the Floating Rate Debentures, Series M-38, Due 2016 (the “Series M-38 Debentures”) outstanding during each Interest Period on the basis of the 3 month BA Rate determined on the Interest Reset Date at the commencement of such Interest Period, plus 0.53%; provided that the Interest Rate in effect for the initial Interest Period shall be equal to the 3 month BA Rate determined on the Date of Issue, plus 0.53%.

The term “3 month BA Rate” means, with respect to any Interest Period, means the rate per annum equal to the arithmetic average rounded to the fifth decimal place of the bid rates of interest for three month Canadian dollar bankers’ acceptances, as expressed on the Reuters CDOR page as of 10:00 a.m., Toronto time, on the Interest Reset Date for such Interest Period, if three or more such bid rates appear on such Reuters CDOR page at any such time; if fewer than three such bid rates appear on the Reuters CDOR page at any such time, the 3 month BA Rate shall be the rate per annum equal to the arithmetic average rounded to the fifth decimal place of the bid rate quotations for three month Canadian dollar bankers’ acceptances in a principal amount equal to not less than $1,000,000 and that is representative of a single transaction in the market at such time, by the principal Toronto office of three Schedule I banks in the Canadian interbank market selected by Bell Canada at approximately 10:00 a.m., Toronto time, on such Interest Reset Date. Interest is payable under a Series M-38 Debenture which bears interest at the 3 month BA Rate on the basis of a year of 365 days which, for the purposes of disclosure pursuant to the Interest Act (Canada), is equivalent to a yearly rate of interest calculated as herein provided multiplied by 365 or 366 days as appropriate and divided by 365.

The term “Reuters CDOR page” means the display designated as page “CDOR” on the Reuters Monitor Money Rates Service (or such other page as may replace the CDOR page on that service) for purposes of displaying Canadian dollar bankers’ acceptance rates.

The term “Interest Period” means the period from and including each Interest Payment Date with respect to the Series M-38 Debentures to and including the day preceding the next subsequent Interest Payment Date with respect to the Series M-38 Debentures, and the initial Interest Period with respect to the Series M-38 Debentures is the period from the Date of Issue to the day preceding the Initial Interest Payment Date for such Series M-38 Debentures.

The term “Interest Reset Dates” means each Interest Payment Date from and after the Effective Date up to and including January 22, 2016, provided that if any such date is not a business day in Toronto, Halifax or Montreal, the Interest Reset Date will be the next succeeding business day.

REDEMPTION

Series M-32 Debentures (issued and exchanged for the Series 2 Bell Aliant Notes)

The 5.41% Debentures, Series M-32, due 2016 (“Series M-32 Debentures”) will be redeemable at the option of Bell Canada at any time and from time to time, in whole or in part upon not more than 30 days’ and not less than 10 days’ prior notice at the greater of the Canada Yield Price and their principal amount, together in each case with accrued and unpaid interest to the date fixed for redemption.

The term “Canada Yield Price” means a price equal to the price of the Series M-32 Debentures calculated to provide a yield to maturity equal to the Government of Canada Yield (as defined below) plus 0.33% on the third business day prior to the date fixed for redemption.

The term “Government of Canada Yield”, on any date, means the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Series M-32 Debentures. The Government of Canada Yield shall be the average of the rates calculated by two registered Canadian investment dealers selected by Bell Canada.

Series M-33 Debentures (issued and exchanged for the Series 4 Bell Aliant Notes)

The 5.52% Debentures, Series M-33, due 2019 (“Series M-33 Debentures”) will be redeemable at the option of Bell Canada at any time and from time to time, in whole or in part upon not more than 30 days’ and not less than 10 days’ prior notice at the greater of the Canada Yield Price and their principal amount, together in each case with accrued and unpaid interest to the date fixed for redemption.

The term “Canada Yield Price” means a price equal to the price of the Series M-33 Debentures calculated to provide a yield to maturity equal to the Government of Canada Yield (as defined below) plus 0.35% on the third business day prior to the date fixed for redemption.

The term “Government of Canada Yield”, on any date, means the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Series M-33 Debentures. The Government of Canada Yield shall be the average of the rates calculated by two registered Canadian investment dealers selected by Bell Canada.

Series M-34 Debentures (issued and exchanged for the Series 5 Bell Aliant Notes)

The 6.17% Debentures, Series M-34, due 2037 (“Series M-34 Debentures”) will be redeemable at the option of Bell Canada at any time and from time to time, in whole or in part upon not more than 30 days’ and not less than 10 days’ prior notice at the greater of the Canada Yield Price and their principal amount, together in each case with accrued and unpaid interest to the date fixed for redemption.

The term “Canada Yield Price” means a price equal to the price of the Series M-34 Debentures calculated to provide a yield to maturity equal to the Government of Canada Yield (as defined below) plus 0.50% on the third business day prior to the date fixed for redemption.

The term “Government of Canada Yield”, on any date, means the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Series M-34 Debentures. The Government of Canada Yield shall be the average of the rates calculated by two registered Canadian investment dealers selected by Bell Canada.

Series M-35 Debentures (issued and exchanged for the Series 7 Bell Aliant Notes)

The 4.37% Debentures, Series M-35, due 2017 (“Series M-35 Debentures”) may be redeemed at the election of Bell Canada at any time and from time to time, in whole or in part upon not more than 30 days’ and not less than 10 days’ prior notice.

The Redemption Price for the Series M-35 Debentures shall be equal to the greater of (i) the Canada Yield Price, and (ii) the outstanding principal amount of such Series M-35 Debentures. All accrued and unpaid interest on the outstanding Series M-35 Debentures called for redemption shall be paid to the date specified in the notice of such redemption as the date on which such Series M-35 Debentures shall be redeemed.

The term “Canada Yield Price” means a price equal to the price of the Series M-35 Debentures calculated to provide a yield to maturity equal to the Government of Canada Yield (as defined below) plus 0.46% on the third business day prior to the date fixed for redemption.

The term “Government of Canada Yield”, on any date, means the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Series M-35 Debentures. The Government of Canada Yield shall be the average of the rates calculated by two registered Canadian investment dealers selected by Bell Canada.

Series M-36 Debentures (issued and exchanged for the Series 8 Bell Aliant Notes)

The 4.88% Debentures, Series M-36, due 2018 (“Series M-36 Debentures”) will be redeemable at the option of Bell Canada at any time and from time to time, in whole or in part upon not more than 30 days’ and not less than 10 days’ prior notice.

The Redemption Price for the Series M-36 Debentures shall be equal to the greater of (i) the Canada Yield Price, and (ii) the outstanding principal amount of such Series M-36 Debentures. All accrued and unpaid interest on the outstanding Series M-36 Debentures called for redemption shall be paid to the date specified in the notice of such redemption as the date on which such Series M-36 Debentures shall be redeemed.

The term “Canada Yield Price” means a price equal to the price of the Series M-36 Debentures calculated to provide a yield to maturity equal to the Government of Canada Yield (as defined below) plus 0.46% on the third business day prior to the date fixed for redemption.

The term “Government of Canada Yield”, on any date, means the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Series M-36 Debentures. The Government of Canada Yield shall be the average of the rates calculated by two registered Canadian investment dealers selected by Bell Canada.

Series M-37 Debentures (issued and exchanged for the Series 9 Bell Aliant Notes)

The 3.54% Debentures, Series M-37, due 2020 (“Series M-37 Debentures”) will be redeemable at the option of Bell Canada at any time and from time to time, in whole or in part upon not more than 30 days’ and not less than 10 days’ prior notice.

The Redemption Price for the Series M-37 Debentures shall be equal to the greater of (i) the Canada Yield Price, and (ii) the outstanding principal amount of such Series M-37 Debentures. All accrued and unpaid interest on the outstanding Series M-37 Debentures called for redemption shall be paid to the date specified in the notice of such redemption as the date on which such Series M-37 Debentures shall be redeemed.

The term “Canada Yield Price” means a price equal to the price of the Series M-37 Debentures calculated to provide a yield to maturity equal to the Government of Canada Yield (as defined below) plus 0.42% on the third business day prior to the date fixed for redemption.

The term “Government of Canada Yield”, on any date, means the yield to maturity on such date, compounded semi-annually, which a non-callable Government of Canada Bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Series M-37 Debentures. The Government of Canada Yield shall be the average of the rates calculated by two registered Canadian investment dealers selected by Bell Canada.

Series M-38 Debentures (issued and exchanged for the Series 10 Bell Aliant Notes)

The Series M-38 Debentures will not be subject to redemption at the election of Bell Canada or the holders thereof.

REPURCHASE UPON CHANGE OF CONTROL TRIGGERING EVENT

For each series of Issued Debentures (as defined below under “Interest Payments”)

If a Change of Control Triggering Event (as defined below) occurs with respect to the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, unless Bell Canada has exercised its optional right to redeem all of the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures as described under “Redemption” above, Bell Canada will be required to make an offer to each holder of either the Series M-32 Debentures or the Series M-33 Debentures or the Series M-34 Debentures or the Series M-35 Debentures or the Series M-36 Debentures or the Series M-37 Debentures or the Series M-38 Debentures, or all of the series, as the case may be, to repurchase all or, at the option of the holder thereof, any part (equal to $1,000 or an integral multiple thereof) of the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as the case may be, pursuant to the offer described below (the “Change of Control Offer”). The determination as to whether a Change of Control Triggering Event occurred and whether a Change of Control Offer shall be made will be effected on a per series basis. In the Change of Control Offer, Bell Canada will be required to offer payment in cash equal to 101% of the outstanding principal amount of the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as the case may be, together with accrued and unpaid interest on the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as the case may be, repurchased up to but excluding the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, Bell Canada will be required to give written notice to each holder of Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as the case may be, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as the case may be, on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedure described herein and in such notice. Bell Canada must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the

Series M-38 Debentures, as applicable, as a result of a Change of Control Triggering Event. To the extent that the provisions of any such applicable securities laws and regulations conflict with the Change of Control (as defined below) provisions, Bell Canada will be required to comply with such laws and regulations and will not be deemed to have breached its obligation to offer to repurchase the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as applicable, by virtue of such conflict.

On the Change of Control Payment Date, Bell Canada will, to the extent lawful:

(i)	accept for payment all Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures or portions of Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as applicable, properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Trustee an amount of money equal to the Change of Control Payment in respect of all Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures or portions of Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as applicable, properly tendered pursuant to the Change of Control Offer; and

(iii)	deliver or cause to be delivered to the Trustee the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures properly accepted, together with a certificate of Bell Canada stating the aggregate principal amount of the Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures or portions of Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as applicable, being purchased by Bell Canada.

The Trustee will promptly pay to each holder of properly tendered Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as applicable, an amount equal to the Change of Control Payment in respect of such Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures either, at the Trustee’s option, by mailing (first class mail, postage prepaid) a cheque to such holder or by means of a wire transfer in accordance with the applicable payment procedures of CDS (as defined below), and the Trustee will promptly certify and mail (first class mail, postage prepaid) (or cause to be transferred by book-entry) to each such holder a new Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as applicable, equal in principal amount to any unpurchased portion of any Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures surrendered, as applicable; provided that each new Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures will be in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

Bell Canada will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer substantially in the manner, at the times and in compliance with the requirements for a Change of Control Offer (and for at least the same purchase price payable in cash) and such third party purchases all Series M-32 Debentures and/or the Series M-33 Debentures and/or the Series M-34 Debentures and/or the Series M-35 Debentures and/or the Series M-36 Debentures and/or the Series M-37 Debentures and/or the Series M-38 Debentures, as applicable, properly tendered and not withdrawn under its offer.

“CDS” means CDS Clearing and Depository Services Inc. and its successors and nominees.

“Change of Control” means the occurrence of any one of the following: (i) the consummation of the direct or indirect sale, transfer, conveyance, lease or other disposition (other than by way of consolidation, amalgamation or merger), in one or a series of related transactions, of all or substantially all of the property and assets of Bell Canada and its subsidiaries, taken as a whole, to any person or group of persons acting jointly or in concert for purposes of such transaction other than (a) sales, transfers, conveyances, leases or other dispositions to Bell Canada and/or its subsidiaries, or (b) provided that the relevant series of debentures shall remain subject to the Guarantee, or any other guarantee by BCE Inc. (“BCE”) of the full and timely payment when due of all of Bell Canada’s payment obligations to the Trustee and the holders thereof with respect to that series of debentures, sales, transfers, conveyances, leases or other dispositions to BCE and/or its subsidiaries (excluding Bell Canada and its subsidiaries); or (ii) the consummation of any transaction including, without limitation, any consolidation, amalgamation, merger or issue of voting shares the result of which is that any person or group of persons acting jointly or in concert for purposes of such transaction (other than BCE, Bell Canada and/or their subsidiaries) becomes the beneficial owner, directly or indirectly, of voting shares of BCE or Bell Canada having more than 50% of the voting power for the election of directors of BCE or Bell Canada (but shall not include the creation of a holding company, the combination of Bell Canada with BCE or any of their subsidiaries by any method whatsoever or any other similar transaction that does not involve a change in the beneficial ownership of BCE, Bell Canada or any successor thereof).

“Change of Control Triggering Event” means, in respect of Series M-32 Debentures, the occurrence of both a Change of Control with respect to the Series M-32 Debentures and a Rating Event with respect to the Series M-32 Debentures; in respect of Series M-33 Debentures, the occurrence of both a Change of Control with respect to the Series M-33 Debentures and a Rating Event with respect to the Series M-33 Debentures; in respect of Series M-34 Debentures, the occurrence of both a Change of Control with respect to the Series M-34 Debentures and a Rating Event with respect to the Series M-34 Debentures; in respect of Series M-35 Debentures, the occurrence of both a Change of Control with respect to the Series M-35 Debentures and a Rating Event with respect to the Series M-35 Debentures; in respect of Series M-36 Debentures, the occurrence of both a Change of Control with respect to the Series M-36 Debentures and a Rating Event with respect to the Series M-36 Debentures; in respect of Series M-37 Debentures, the occurrence of both a Change of Control with respect to the Series M-37 Debentures and a Rating Event with respect to the Series M-37 Debentures; and in respect of Series M-38 Debentures, the occurrence of both a Change of Control with respect to the Series M-38 Debentures and a Rating Event with respect to the Series M-38 Debentures, as the case may be.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. (“Moody’s”), BBB- (or the equivalent) by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) or BBB (low) (or the equivalent) by DBRS Limited (“DBRS”), or the equivalent investment grade credit rating from any other Specified Rating Agency.

“Rating Event” means, with respect to the relevant series of debentures, the rating of such series of debentures is lowered to below an Investment Grade Rating by at least two out of three of the Specified Rating Agencies if there are three Specified Rating Agencies or all of the Specified Rating Agencies if there are less than three Specified Rating Agencies (the “Required Threshold”) on any day within the 60-day period (which 60-day period will be extended so long as the rating of the relevant series of debentures is under publicly announced consideration for a possible downgrade by such number of the Specified Rating Agencies which, together with Specified Rating Agencies which have already lowered their ratings on the relevant series of debentures as aforesaid, would aggregate in number the Required Threshold, but only to the extent that, and for so long as, a Change of Control Triggering Event would result if such downgrade were to occur) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or of BCE’s or Bell Canada’s intention or agreement to effect a Change of Control.

“Specified Rating Agencies” means each of Moody’s, S&P and DBRS as long as, in each case, it has not ceased to rate the relevant series of debentures, as the case may be, or failed to make a rating of the relevant series of debentures publicly available for reasons outside of Bell Canada’s control; provided that if one or more of Moody’s, S&P or DBRS ceases to rate the relevant series of debentures, or fails to make a rating of the relevant series of debentures publicly available for reasons outside of Bell Canada’s control, Bell Canada may select any other “designated rating organization” within the meaning of National Instrument 41-101 of the Canadian Securities Administrators as a replacement agency for such one or more of them, as the case may be.

INTEREST PAYMENTS

For each series of Issued Debentures (as defined below)

An amount equal to any Accrued Interest (as defined below) in respect of the Series M-32 Debentures, Series M-33 Debentures, Series M-34 Debentures, Series M-35 Debentures, Series M-36 Debentures, Series M-37 Debentures or Series M-38 Debentures (collectively, the “Issued Debentures”) shall be paid by Bell Canada as interest on the Issued Debentures on the Initial Interest Payment Date for Issued Debentures in accordance with the terms and conditions of the Bell Canada 1997 Indenture and the applicable Corporation Order.

“Accrued Interest” with respect to the Issued Debentures means any accrued and unpaid interest on the medium term notes of Bell Aliant Regional Communications, Limited Partnership (the “Bell Aliant Notes”) exchanged for such Issued Debentures from and after the last interest payment date for such Bell Aliant Notes up to and including the Date of Issue.

Any interest on the Issued Debentures that accrues from and after the Date of Issue shall be paid on each Interest Payment Date in accordance with the terms and conditions of the Bell Canada 1997 Indenture and the applicable Corporation Order.

10

EXHIBIT J

SUMMARY OF MATERIAL DIFFERENCES BETWEEN

THE BELL ALIANT INDENTURE AND THE BELL CANADA 1997 INDENTURE

The following is a summary comparison of the material terms of (i) the Bell Aliant Indenture pursuant to which the Bell Aliant Notes are currently governed and (ii) the Bell Canada 1997 Indenture pursuant to which the Bell Canada Debentures, to be issued pursuant to the Note Exchange Transaction, will be governed. This summary does not purport to be complete and is qualified in its entirety by reference to the Bell Aliant Indenture with respect to the Bell Aliant Notes and the Bell Canada 1997 Indenture with respect to the Bell Canada Debentures. Copies of the Bell Aliant Indenture and the Bell Canada 1997 Indenture may be obtained from the Secretary of the Partnership at 7 South Maritime Centre, 1505 Barrington Street, P.O. Box 880, Station Central, Halifax, Nova Scotia, B3J 2W3, telephone (877) 243-3113 and are also available electronically on SEDAR at www.sedar.com.

Capitalized terms used below and not otherwise defined in the Circular have the meaning ascribed thereto in the Bell Aliant Indenture or the Bell Canada 1997 Indenture, as applicable.

The description below of the Bell Aliant Indenture reflects the indenture as currently in effect, before any changes that would result from the amendments described under “Information Regarding the Note Exchange Transaction” in the Circular.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Issuer Bell Aliant Regional Communications, Limited Partnership (the “Partnership”)	Issuer Bell Canada

Trustee BNY Trust Company of Canada	Trustee CIBC Mellon Trust Company

Governing Law Ontario	Governing Law Quebec

Guarantors Bell Aliant Inc., Bell Aliant Regional Communications Inc., 6583458 Canada Inc., Bell Aliant Preferred Equity Inc.	Guarantors BCE Inc.

Change of Control of the Partnership (directly or indirectly)

The supplemental indentures providing for the issuance of the following series of Bell Aliant Notes contain change of control provisions requiring the Partnership to make an offer to repurchase such Bell Aliant Notes in event of a Change of Control Triggering Event (as defined in each applicable supplemental indenture): (i) 4.37% Medium Term Notes, Series 7, due September 13, 2017; (ii) 4.88% Medium Term Notes, Series 8, due April 26, 2018; (iii) 3.54% Medium Term Notes, Series 9, due June 12, 2020; and (iv) Floating Rate Medium Term Notes, Series 10, due April 22, 2016.

Change of Control of Bell Canada and BCE

Each series of Bell Canada Debentures to be issued in connection with the Note Exchange Transaction will contain change of control provisions rpequiring Bell Canada to make an offer to repurchase such Bell Canada Debentures in the event of a Change of Control Triggering Event (as defined in the corporation orders creating the new series of Bell Canada Debentures and described in the summary of terms of each series of Bell Canada Debentures to be issued in exchange for each series of Bell Aliant Notes attached to this Circular as Exhibit I).

Bell Aliant Indenture	Bell Canada 1997 Indenture

Meetings of Bell Aliant Noteholders

The Trustee may, at any time and from time to time, call a meeting of the Bell Aliant Noteholders, and must call a meeting of the Bell Aliant Noteholders upon receipt of written request from the Partnership or signed by the holders of not less than 25% in principal amount of outstanding Bell Aliant Notes, provided that the Trustee receives sufficient funds and is indemnified to its reasonable satisfaction, against the costs which may be incurred in connection with calling and holding such meeting, by the Partnership or by the Bell Aliant Noteholders signing such request. If the Trustee fails to do so within 30 days of receiving such request, funds and indemnity, the Partnership or the Bell Aliant Noteholders, as the case may be, may convene such meeting. The meeting will be held in Toronto, Ontario or such other place approved or determined by the Trustee.

A quorum will consist of the Bell Aliant Noteholders present in person or by proxy representing at least 25% (50% for an Extraordinary Resolution) of the principal amount of outstanding Bell Aliant Notes. If quorum is not present and the meeting is adjourned, at the adjourned meeting, a quorum will be formed even if the Bell Aliant Noteholders present do not represent at least 25% (50% for an Extraordinary Resolution) of the principal amount of outstanding Bell Aliant Notes.

At least 21 days’ notice of any meeting shall be given to the Bell Aliant Noteholders.

All actions and powers available to Bell Aliant Noteholders at a meeting may also be taken and exercised by the holders of at least 66 2/3% of the principal amount of the outstanding Bell Aliant Notes by an instrument in writing signed in one or more counterparts and the expression “Extraordinary Resolution” when used in the Bell Aliant Indenture shall include an instrument so signed.

Meetings of Holders of Bell Canada Debentures

A meeting of Holders of Bell Canada Debentures may be called for any purpose authorized by the indenture, including the passing of a Securityholders’ Resolution or an Extraordinary Resolution.

The Trustee may call a meeting at any time and from time to time, and must call a meeting upon being served with a requisition signed on behalf of Bell Canada or by Holders of Bell Canada Debentures representing not less than 25% in principal amount of the Outstanding Bell Canada Debentures, provided that the Trustee is indemnified to its reasonable satisfaction, against the costs which may be incurred in connection with calling and holding such meeting, by Bell Canada or the Holders of Securities signing such requisition. The meeting will be held in Montreal or Toronto, as the Trustee will determine, unless the Trustee fails to act, in which case as Bell Canada or the Holders of Securities calling the meeting will determine. Not less than 30 days’ notice of such meeting shall be given to each Holder of Outstanding Bell Canada Debentures.

The Persons entitled to vote at least 25% (50% for an Extraordinary Resolution) in principal amount of the Outstanding Bell Canada Debentures will constitute a quorum. A quorum at an adjourned meeting will be the Persons present and entitled to vote at the meeting.

A resolution will be passed, when a quorum is present, if passed or decided by the Persons entitled to vote at least 50% in principal amount of the Outstanding Bell Canada Debentures represented at the meeting.

Unless otherwise specified in the Bell Canada 1997 Indenture, any request demand, authorization, direction notice, consent, waiver or other action provided by the Bell Canada 1997 Indenture to be given or taken by Holders of Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Holders, in person or by agents duly appointed in writing, of not less than 50% in principal amount of Outstanding Securities.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Consolidation, Merger, Conveyance or Transfer

No entity within the Designated Group will consolidate with, amalgamate with or merge into any other Person (other than a wholly-owned subsidiary) by any method whatsoever, including by way of amalgamation, winding-up, merger, transfer of assets or plan of arrangement, or enter into any transaction or series of transactions in which all or substantially all of its property and assets would become the property of any other Person, whether by way of any conveyance, sale, transfer, lease or otherwise, unless, in any such case:

a)      the new entity or Person is a company, partnership or trust organized and validly existing under the federal laws of Canada or the laws of any of its provinces (such entity or person being referred to as the “Successor”) and shall expressly, by supplemental indenture, assume and become bound by the obligations of the relevant entity within the Designated Group, under the terms of the Bell Aliant Indenture;

b)      the relevant entity within the Designated Group or such Successor, as the case may be, will not immediately thereafter be in default under the Bell Aliant Indenture or the Bell Aliant Notes; and

c)      after giving effect to the transaction in question, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing under the Bell Aliant Indenture.

Consolidation, Merger, Conveyance or Transfer

Bell Canada will not consolidate with, amalgamate with or merge into any other corporation or convey or transfer its properties and assets as a whole or substantially as a whole to any Person, unless:

a)      the new entity or Person is a corporation organized and existing under the laws of Canada or any Province or Territory thereof, and shall (except where an assumption is deemed to have occurred by the sole operation of law), expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the Bell Canada Debentures and the performance of every covenant of the Bell Canada 1997 Indenture on the part of Bell Canada to be performed or observed;

b)      immediately, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

c)      Bell Canada shall have delivered to the Trustee an Officer’s Certificate and an opinion of Counsel each stating that such consolidation, merger, amalgamation, conveyance or transfer and such supplemental indenture, if any, comply with this Article and that all conditions precedent in the Bell Canada 1997 Indenture relating to such transaction have been complied with.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Limitation on Liens (Creation of Security)

So long as any of the Bell Aliant Notes are outstanding, and subject to the paragraphs below, no entity within the Designated Group will mortgage, pledge, charge, assign or otherwise encumber any of its assets to secure any Indebtedness unless at the same time it secures equally and rateably with such obligations all of the Bell Aliant Notes then outstanding.

The covenant in the paragraph above does not apply to:

a)      any entity within the Designated Group creating, issuing or assuming any Purchase Money Obligation or capitalized lease obligation;

b)      the continuation of any Security existing on the date of the Bell Aliant Indenture;

c)      the assumption by any entity within the Designated Group of any Security existing on property when it is acquired and not created in connection with such acquisition;

d)      any Security arising by operation of law (including for taxes that are not overdue or that are being contested in good faith) or in the ordinary course of business and not involving the incurring of Indebtedness or the giving of a guarantee;

e)      Security given in the ordinary course of business on any assets (except fixed assets and shares of subsidiaries) for Indebtedness not constituting Funded Obligations;

f)      the reservations and exceptions contained in, or implied by statute in, the original disposition from the Crown and grants made by the Crown of interests so reserved or excepted;

g)      the extension, renewal or replacement of any Security permitted under the Bell Aliant Indenture in respect of a principal amount of Indebtedness not exceeding the amount outstanding and so secured immediately prior to such extension, renewal or replacement, provided that the Security so extended, renewed or replaced is limited to all or a part of the assets which were subject to the Security so extended, renewed or replaced; and

h)      Security granted by any entity within the Designated Group for any Funded Obligations, the amount of which, when aggregated with the amount of all other Funded Obligations of each of the entities within the Designated Group then outstanding in respect of which any Security has been given and is outstanding, excluding any Security pursuant to the other exceptions referred to in the Bell Aliant Indenture, would not exceed 5% of Combined Equity.

Limitation on Liens (Negative Pledge)

Subject to the exceptions set forth below, Bell Canada will not issue, assume or guarantee any Debt secured by, and will not after the date of the Bell Canada 1997 Indenture secure any Debt by, a Mortgage upon any property of Bell Canada (whether now owned or later acquired), unless at the same time it provides that the Bell Canada Debentures (together with any other Debt of Bell Canada which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant) will be secured equally and rateably with such Debt.

The restrictions in the paragraph above do not apply to Debt secured by:

a)      Purchase Money Mortgages;

b)      Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Bell Canada or at the time of a sale, lease or other disposition to Bell Canada of the properties of a corporation as an entirety or substantially as an entirety;

c)      Mortgages on current assets of Bell Canada securing Current Debt of Bell Canada; or

d)      any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing paragraphs (a) or (b) or any Mortgage existing at the date of the Bell Canada 1997 Indenture, provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

In addition to Mortgages permitted by the paragraphs above, Bell Canada may issue, assume or guarantee any Debt secured by, or secure after the date of the Bell Canada 1997 Indenture any Debt by, a Mortgage upon any property of Bell Canada (whether now owned or hereafter acquired) if, after giving effect thereto, the aggregate principal amount of Debt secured by Mortgages of Bell Canada permitted only by this paragraph does not at such time exceed 5% of the Net Worth of Bell Canada.

Bell Aliant Indenture	Bell Canada 1997 Indenture

i)       the deposit of cash or obligations of the Government of Canada in connection with contracts or tenders in the ordinary course of business or to secure worker’s compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations; or liens or claims incident to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens; or the incurring of obligations under forward commitments of purchase relating to current operations or under any lease entered into in the ordinary course of business or any guarantee of such obligations given in the ordinary course of business; and

j)       minor survey exceptions, minor encumbrances, easements or reservations or rights of others for rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of any of the entities within the Designated Group or the ownership of their properties which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of the Partnership.

Restriction on Incurring Funded Obligations

No entity within the Designated Group will issue or become liable on any Funded Obligation unless after giving effect to a Funded Obligation, and to the retirement of any Funded Obligations which are to be retired out of the proceeds it, the aggregate of the Funded Obligations of each entity within the Designated Group, on a non-consolidated basis, calculated and determined in accordance with GAAP and on a basis consistent with past practices, excluding (i) all Indebtedness that is owed by one entity within the Designated Group to another entity within the Designated Group and (ii) all Subordinated Indebtedness of which Bell Aliant Inc. is the sole creditor, will not exceed 75% of Total Capitalization.

Restriction on Incurring Funded Obligations There is no comparable restriction on incurring funded obligations in the Bell Canada 1997 Indenture.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Events of Default

The following events, among others, constitute an event of default:

a)      if the Partnership fails to pay the principal amount of any Bell Aliant Note when the same becomes due;

b)      if the Partnership fails to pay any interest due on any Bell Aliant Note and such default continues for a period of 30 days;

c)      if any entity within the Designated Group fails to observe or perform the covenant referred to above under the heading “Limitation on Liens” and such default continues for a period of 30 days after written notice of the default is received by the Partnership from the Trustee;

d)      if any entity within the Designated Group fails to carry out or observe any other covenant, obligation or condition in the Bell Aliant Indenture applicable to it and such default continues for a period of 60 days after written notice of such default is received by the Partnership, such Credit Supporter(s) or Designated Affiliate(s) from the Trustee;

e)      if any entity within the Designated Group fails to pay the principal amount of any obligations for borrowed money in excess of the greater of 1% of Combined Equity and $50,000,000 (or its equivalent in other currencies) in the aggregate which shall have matured or shall have become due and payable prior to their stated maturity and the acceleration is not rescinded or annulled within 10 days after the date of the acceleration, unless the relevant entity within the Designated Group shall, in good faith, be contesting such acceleration; or

f)      certain events of bankruptcy, insolvency, receivership, distress, winding-up or dissolution occurring in relation to any entity within the Designated Group as set out in the Bell Aliant Indenture.

Events of Default

The following events, among others, constitute an event of default:

a)      default in the payment of the principal of or premium, if any, on any Bell Canada Debenture when the same becomes due and payable and continuation of such default for a period of 5 days;

b)      default in the payment of any installment of interest on any Bell Canada Debenture when the same becomes due and payable and continuation of such default for a period of 90 days;

c)      default in the payment of any purchase or sinking fund installment on any Bell Canada Debenture when the same becomes due and payable and continuation of such default for a period of 30 days;

d)      default in the performance or observance of any covenant, agreement or condition of the Bell Canada 1997 Indenture and continuation of such default for a period of 90 days after written notice has been given by the Trustee to Bell Canada specifying such default and requiring Bell Canada to remedy the same or after written notice by the holders of not less than 25% in principal amount of the Bell Canada Debentures at the time outstanding;

e)      certain events of insolvency or bankruptcy occurring in relation to Bell Canada; and

f)      an event or events of default, as defined in one or more instruments evidencing indebtedness for borrowed money of Bell Canada, shall happen and be continuing in relation to indebtedness in excess of 5% of the aggregate principal amount of all outstanding indebtedness for borrowed money of Bell Canada, and (a) shall consist of a failure to make any payment of principal at maturity or (b) shall have resulted in the acceleration of such indebtedness so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Effect of Events of Default

Upon the occurrence of an Event of Default, the Trustee may in its discretion, or shall (if so directed by the holders of not less than 25% of the outstanding principal amount of the Bell Aliant Notes), declare the principal of and interest on all Bell Aliant Notes then outstanding and all other moneys payable under the Bell Aliant Indenture to be immediately due and payable, and the Partnership shall forthwith pay to the Trustee for the benefit of the Noteholders the principal of and accrued and unpaid interest and all other moneys payable under the Bell Aliant Indenture together with subsequent interest thereon.

Effect of Events of Default

If an event of default has occurred under the Bell Canada 1997 Indenture and is continuing, the Trustee may in its discretion and shall upon the request in writing of the holders of at least 25% of the principal amount of the Bell Canada Debentures issued and outstanding under the Bell Canada 1997 Indenture, subject to any waiver of default under the Bell Canada 1997 Indenture, by notice in writing to Bell Canada declare the principal of all Bell Canada Debentures then outstanding under the Bell Canada 1997 Indenture to become due and payable immediately.

Modification of the Indenture

From time to time the Trustee and, when authorized by a resolution of the directors of the General Partner and resolutions of each entity within the Designated Group, may, and shall when required by the Bell Aliant Indenture, execute, acknowledge and deliver a Supplemental Indenture, which will form part the Bell Aliant Indenture, for any one or more of the following purposes:

a)      a new Designated Affiliate providing a joint and several Guarantee of the Bell Aliant Notes in accordance with Article 5 (Guarantee) of the Bell Aliant Indenture;

b)      adding to the covenants of the Designated Group contained in the Bell Aliant Indenture for the protection of the holders of the Bell Aliant Notes or providing for Events of Default in addition to those in the Bell Aliant Indenture specified or both;

c)      making such provision not inconsistent with the Bell Aliant Indenture as may be necessary or desirable with respect to matters or questions arising thereunder, including the making of any modifications in the form of the Bell Aliant Notes which do not affect the substance thereof and which, in the opinion of the Trustee, may be expedient to make, provided that the Trustee shall be of the opinion relying on the opinion of Counsel, if reasonably necessary, that such provisions and modifications will not be prejudicial to the interests of the Bell Aliant Noteholders;

Modification of the Indenture

Bell Canada, when authorized by a Certified Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Bell Canada 1997 Indenture, in form satisfactory to the Trustee, for any of the following purposes:

a)      for the benefit of the Holders of the Bell Canada Debentures to provide for any additional covenants, events of default or other obligations of Bell Canada or any security for or guarantee of the Bell Canada Debentures or to surrender any right or power herein conferred upon Bell Canada;

b)      to cure any ambiguity, to correct or supplement any provision in the Bell Canada 1997 Indenture which may be inconsistent with any other provision in the Bell Canada 1997 Indenture, or to make any other provisions with respect to matters or questions arising under the Bell Canada 1997 Indenture which shall not be inconsistent with the provisions of the Bell Canada 1997 Indenture, provided such action pursuant to this paragraph (b) shall not, in the opinion of the Trustee, adversely affect the rights of the Holders of the Bell Canada Debentures in any material respect;

c)      to modify, eliminate or add to the provisions of the Bell Canada 1997 Indenture to such extent as shall be necessary to effect the qualification of the Bell Canada 1997 Indenture under any applicable law of Canada or of any Province or Territory;

Bell Aliant Indenture	Bell Canada 1997 Indenture

d)      evidencing the succession, or successive successions, of successors to the Partnership and the covenants of and obligations assumed by any such Successor or Successors in accordance with the provisions of the Bell Aliant Indenture;

e)      providing for the issue as permitted by the Bell Aliant Indenture of Bell Aliant Notes of any one or more series;

f)      giving effect to any Extraordinary Resolution passed as provided in Article Eleven (Meeting of Noteholders) of the Bell Aliant Indenture;

g)      correcting or rectifying any ambiguities, defective provisions, errors or omissions in the Bell Aliant Indenture, provided that, in the opinion of the Trustee relying on the opinion of Counsel, if reasonably necessary, the rights of the Trustee and the Bell Aliant Noteholders are in no way prejudiced thereby;

h)      for any other purpose not inconsistent with the terms of the Bell Aliant Indenture, provided that, in the opinion of the Trustee relying on the opinion of Counsel, if reasonably necessary, the rights of the Trustee and the Bell Aliant Noteholders are in no way prejudiced; and

i)       making such provision not inconsistent with the Bell Aliant Indenture as may be necessary in order for the Partnership to issue Bell Aliant Notes in such form and with such terms as are not otherwise provided for in the Bell Aliant Indenture, provided that the Trustee relying on the opinion of Counsel, if reasonably necessary, shall be of the opinion that such provisions and modifications will not be prejudicial to the interests of the Bell Aliant Noteholders.

d)      making any additions to, deletions from or alterations of the provisions of the Bell Canada 1997 Indenture which Bell Canada may deem necessary or advisable in order to facilitate the sale of the Bell Canada Debentures and which, in the opinion of the Trustee, do not adversely affect the rights of the Holders of the Bell Canada Debentures, or any series thereof then Outstanding in any material respect, including, without limiting the generality of the foregoing, such additions, deletions and alterations, including provision for the appointment of an additional Trustee or a co-Trustee in any jurisdiction, as would be required to comply with the provisions relating to trust indentures contained in the Canada Business Corporations Act, securities acts or similar legislation in any jurisdiction in which the Corporation may desire to sell the Bell Canada Debentures;

e)      as required by the provisions of Section 7.01(1) of the Bell Canada 1997 Indenture (Bell Canada may consolidate, etc., only on certain terms);

f)      to give effect to any Extraordinary Resolution;

g)      adding to or altering the provisions in the Bell Canada 1997 Indenture in respect of the registration and transfer of Bell Canada Debentures, making provision for the issue of Bell Canada Debentures in forms or denominations other than those provided for in the Bell Canada 1997 Indenture and for the exchange of Bell Canada Debentures of different forms and denominations, and making any modifications in the forms of the Bell Canada Debentures which, in the opinion of the Trustee, do not affect the substance thereof; or

h)      for any other purpose not inconsistent with the terms of the Bell Canada 1997 Indenture, provided that, in the opinion of the Trustee, the rights of the Trustee or of the Holders of the Bell Canada Debentures are not adversely affected in any material respects.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Powers Exercisable by Extraordinary Resolution

A meeting of Bell Aliant Noteholders shall have the following powers exercisable by Extraordinary Resolution:

a)      power to sanction any modification, abrogation, alteration, compromise or arrangement of the rights of the Bell Aliant Noteholders and/or the Trustee (subject to the Trustee’s prior consent) against any entity within the Designated Group, or against its property, whether such rights arise under the Bell Aliant Indenture or the Bell Aliant Notes or otherwise;

b)      power to assent to any modification of or change in or addition to or omission from the provisions contained in the Bell Aliant Indenture which shall be agreed to by the Partnership and, with respect to Article Five (Guarantee), the Credit Supporters and the Designated Affiliates, and to authorize the Trustee to concur in and execute any indenture supplemental hereto embodying any modification, change, addition or omission;

c)      power to sanction any scheme for the amalgamation, consolidation, merger or reorganization of any entity within the Designated Group or for the merger of the any entity within the Designated Group with any other Person or for the sale, lease, transfer or other disposition of the undertaking, property and assets of any entity within the Designated Group or any part thereof, provided that no such sanction shall be necessary in respect of any such transaction if the provisions of Section 10.1 (concerning amalgamation, consolidation, merger or reorganization of the entities within the Designated Group) have been complied with;

d)      power to direct or authorize the Trustee to exercise any power, right, remedy or authority given to it by the Bell Aliant Indenture in any manner specified in any such Extraordinary Resolution or to refrain from exercising any such power, right, remedy or authority;

e)      power to waive and direct the Trustee to waive any default in the Bell Aliant Indenture and/or cancel any declaration made by the Trustee pursuant to Section 8.2 (Acceleration on Default) either unconditionally or upon any condition specified in such Extraordinary Resolution;

f)      power to restrain any Bell Aliant Noteholder from taking or instituting any suit, action or proceeding for the purpose of enforcing payment of the principal of or interest on the Bell Aliant Notes, or for the execution of any trust or power in the Bell Aliant Indenture;

Powers Exercisable by Extraordinary Resolution

A meeting of Holders of the Bell Canada Debentures shall have the following powers exercisable by resolution passed as an Extraordinary Resolution:

a)      power to sanction any scheme for the reconstruction or reorganization of Bell Canada or for the consolidation, amalgamation or merger of Bell Canada with any other entity or for the transfer of the undertaking and assets of Bell Canada as a whole or substantially as a whole, provided that no such sanction shall be necessary for a reconstruction, reorganization, consolidation, amalgamation, merger or transfer under the provisions of Article Seven (Consolidation, Merger, Conveyance or Transfer);

b)      power to require or authorize the Trustee to exercise or refrain from exercising any trust or power conferred upon it by the Bell Canada 1997 Indenture or to waive any default, other than that provided in Section 5.02 (Acceleration on Maturity; Recession and Annulment), on the part of Bell Canada, upon such terms as may be decided upon;

c)      power to remove the Trustee from office and to appoint a new Trustee or Trustees;

d)      power to sanction any change whatsoever of any provision of the Bell Canada Debentures or of the Bell Canada 1997 Indenture and any modification, alteration, abrogation, compromise, or arrangement of or in respect of the rights of the Holders of the Bell Canada Debentures against Bell Canada, whether such rights shall arise under the provisions of the Bell Canada 1997 Indenture or otherwise;

e)      power to sanction the exchange of the Bell Canada Debentures for or the conversion of such Bell Canada Debentures into shares, bonds, debentures or other securities of Bell Canada or of any corporation or proposed corporation;

f)      power to assent to any compromise or arrangement by Bell Canada with any creditor, creditors or class or classes of creditors or with the holders of any shares or other securities of Bell Canada, provided that no such assent shall be required in respect of any compromise or arrangement made by Bell Canada in the ordinary course of its business;

Bell Aliant Indenture	Bell Canada 1997 Indenture

g)      power to direct any Bell Aliant Noteholder who, as such, has brought any action, suit or proceeding to stay or discontinue or otherwise deal with the same upon payment, if the taking of such suit, action or proceeding shall have been permitted by Section 8.5 (Suits by Noteholders), of the costs, charges and expenses reasonably and properly incurred by such Bell Aliant Noteholder in connection therewith;

h)      power to assent to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of any shares, units or other securities of any entity within the Designated Group;

i)       power to amend, alter or repeal any Extraordinary Resolution previously passed or sanctioned by the Bell Aliant Noteholders; and

j)       power to appoint, reconstitute and remove a committee with power and authority (subject to such limitations, if any, as may be prescribed in such Extraordinary Resolution) to exercise, and to direct the Trustee to exercise, on behalf of the Bell Aliant Noteholders, such of the powers of the Bell Aliant Noteholders as are exercisable by Extraordinary Resolution or other resolution as shall be included in the Extraordinary Resolution appointing the committee. The Extraordinary Resolution making such appointment may provide for payment of the expenses and disbursements of and compensation of such committee and the Trustee. Such committee shall consist of such number of persons as shall be prescribed in the Extraordinary Resolution appointing it and the members need not be themselves Bell Aliant Noteholders. Every such committee may elect its chairman and may make regulations respecting its quorum, the calling of its meetings, the filling of vacancies occurring in its number, the manner in which it may act and its procedure generally. Such regulations may provide that the committee may act at a meeting at which a quorum is present or may act by minutes signed by the number of members thereof necessary to constitute a quorum. All acts of any such committee within the authority delegated to it shall be binding upon all Bell Aliant Noteholders. Neither the committee nor any member thereof shall be liable for any loss arising from or in connection with any action taken or omitted to be taken by them in good faith.

g)      power to authorize the Trustee, in the event of a curator or a liquidator being appointed, for and on behalf of the Holders of the Bell Canada Debentures, and in addition to any claim or Debt proved or made for its own account as Trustee under the Bell Canada 1997 Indenture , to file and prove a claim or Debt against Bell Canada and its property for an amount equivalent to the aggregate amount which may be payable in respect of the Bell Canada Debentures and to vote such claim or Debt at meetings of creditors and generally to act for an on behalf of the Holders of the Bell Canada Debentures in such proceedings as such resolution passed as an Extraordinary Resolution may provide;

h)      power to restrain any Holder of any Bell Canada Debentures from taking or instituting any suit, action or proceeding against Bell Canada for the purpose of enforcing payment of the principal of and premium on, if any, or interest on, if any, such Bell Canada Debentures or for the execution of any trust or power under the Bell Canada1997 Indenture or for the appointment of a liquidator, receiver or receiver and manager, or trustee in bankruptcy, or to have Bell Canada wound up or for any other remedy under the Bell Canada 1997 Indenture and to direct such Holder of any Bell Canada Debentures to waive any default by Bell Canada on which any suit or proceeding is founded;

i)       power to direct any Person bringing any action, suit or proceeding and the Trustee to waive the default in respect of which such action, suit or other proceeding shall have been brought;

j)       power to appoint a committee with power and authority (subject to such limitations, if any, as may be prescribed in the resolution), to exercise, and to direct the Trustee to exercise, on behalf of the Holders of the Bell Canada Debentures, such of the powers of the Holders of the Bell Canada Debentures which are exercisable by Extraordinary Resolution or Securityholders’ Resolution by the Holders of the Bell Canada Debentures as shall be included in the resolution appointing the committee; and

k)      power to amend, alter or repeal any Extraordinary Resolution previously passed or sanctioned by the Holders of the Bell Canada Debentures.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Defeasance

The Partnership may, with respect to the Bell Aliant Notes, cause the Bell Aliant Indenture to cease to be of further effect, except as to (A) rights of registration of transfer, substitution and exchange of such Bell Aliant Notes, (B) rights of Bell Aliant Noteholders to receive payments of the principal of, premium, if any, and interest, if any, on such Bell Aliant Notes as they shall become do from time to time and other rights, duties and obligations of Bell Aliant Noteholders as beneficiaries thereof with respect to the amounts deposited (as set out below) with the Trustee, and (C) the rights, obligations and immunities of the Trustee hereunder (for which purpose the Bell Aliant Notes shall be deemed outstanding) (“defeasance”).

With respect to the notes, defeasance may be effected if the Partnership:

a)      deposits with the Trustee, in trust for the sole benefit of the holders of notes pursuant to the terms of an irrevocable trust agreement satisfactory to the Trustee (i) funds in Canadian dollars as will, or (ii) direct unconditional obligations of the government of Canada denominated in Canadian dollars as will, or will together with other income without consideration of any reinvestment, be sufficient, in the opinion of an independent chartered accountant acceptable to the Trustee, to pay all sums due for the principal of, premium, if any, and interest, if any, on the Bell Aliant Notes and for payment of any taxes arising with respect to such deposited funds, obligations and/or other securities, as the same shall become due from time to time; and

b)      pays all costs, charges and expenses incurred or to be incurred by the Trustee in relation thereto or in carrying out the provisions of the Bell Aliant Indenture.

The Trustee, on the written request of the Partnership, shall execute and deliver to the Partnership such instruments as shall be requisite to evidence the satisfaction of the Bell Aliant Indenture.

Defeasance See below under “Satisfaction and Discharge”.

Bell Aliant Indenture	Bell Canada 1997 Indenture

Satisfaction and Discharge

Immediately following payment, the Bell Aliant Notes shall be delivered to and cancelled by the Issuing Agent.

If the Bell Aliant Noteholder fails to present the Bell Aliant Note for payment when payment is due, or otherwise does not accept payment, the money owed will be set aside in trust to be paid to the Bell Aliant Noteholder upon presentation of the Bell Aliant Note.

If the funds set aside in trust are not claimed within 6 years from the date it is set aside, the funds will be repaid to the Partnership, and the holders of such Bell Aliant Notes will have no rights other than to obtain payment of the funds due under the Bell Aliant Notes (without interest) from the Partnership.

The Trustee shall, at the written request of the Partnership, release and discharge the Bell Aliant Indenture, and the Trustee shall execute and deliver such instruments necessary to do so and to release the Partnership from the covenants in the Bell Aliant Indenture (other than those relating to the indemnification of the Trustee), once the Trustee is reasonably satisfied that all money due under the Bell Aliant Notes has been paid or satisfied.

Satisfaction and Discharge

The Bell Canada 1997 Indenture will cease to be of further effect when:

1)      Either:

A.     all Bell Canada Debentures (with limited exceptions) have been delivered to the Registrar cancelled or for cancellation; or

B.     Bell Canada deposits or makes provisions for the payment of an amount sufficient to pay the entire indebtedness on the Bell Canada Debentures (with limited exceptions) not delivered to the Registrar cancelled or for cancellation, whether or not the same has become due and payable, for principal and interest, if any, to the date of such deposit or to the Stated Maturity, as the case may be, any such amount to be deposited with the Trustee or the Paying Agent as trust funds in trust for the purpose of such payment and discharge;

2)      Bell Canada has paid or made due provision for the payment of, all other sums payable under the indenture by Bell Canada; and

3)      Bell Canada has delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the Bell Canada 1997 Indenture have been complied with.

Notwithstanding the satisfaction and discharge of the Bell Canada 1997 Indenture, the obligations of Bell Canada to the Trustee with respect to compensation and reimbursement shall survive.

Bell Canada will be deemed to have made such due provision for payment if it has deposited or caused to be deposited with the Trustee or the Paying Agent securities issued or guaranteed by the Government of Canada or by any Province of Canada or any other securities or instruments acceptable to the Trustee or the Paying Agent, the proceeds from which will provide moneys which will be sufficient to pay the indebtedness referred to in clause (B) of paragraph 1, and all other moneys, if any, payable under the Bell Canada 1997 Indenture by Bell Canada.

The Depositary for the Note Exchange Transaction is:

CST Trust Company

By Mail

P. O. Box 1036

Adelaide Street Postal Station

Toronto, Ontario M5C 2K4

Canada

Attention: Corporate Actions

By Registered Mail, Hand or by Courier	By Hand

B1 Level 320 Bay Street Toronto, ON M5H 4A6 Canada Attention: Corporate Actions	1660 Hollis Street Suite 406 Halifax, NS B3J 1V7 Canada

Toll Free: 1-866-271-6893

International: 1-416-682-3860

E-mail: inquiries@canstockta.com

Any questions and requests for assistance may be directed to Bell Aliant Information and Proxy Solicitation Agent:

North American Toll Free Phone:

1-800-294-5107

Banks, Brokers and collect calls: 201-806-7301

Toll Free Facsimile: 1-888-509-5907

Email: inquiries@dfking.com

A Bell Aliant Noteholder may also contact the Solicitation Agents at their telephone numbers set forth below or such Bell Aliant Noteholder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Note Exchange Transaction

The Solicitation Agents for the Note Exchange Transaction are:

BMO Nesbitt Burns Inc. 1 First Canadian Place, 3rd Floor Podium 100 King Street West Toronto, ON M5X 1H3 Attention: Syndication Telephone: (416) 359-6528	RBC Dominion Securities Inc. 2nd Floor, North Tower, Royal Bank Plaza, 200 Bay Street Toronto, ON M5J 2W7 Attention: Syndication Telephone: (416) 842-6311

Attachment B

The instructions accompanying this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed. Your broker or other financial advisor can assist you in completing this Letter of Transmittal.

LETTER OF TRANSMITTAL

TO DEPOSIT MEDIUM TERM NOTES OF

BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

USE THIS LETTER OF TRANSMITTAL TO DEPOSIT MEDIUM TERM NOTE CERTIFICATE(S)

This letter of transmittal (the “Letter of Transmittal”) or a manually executed facsimile copy thereof, properly completed and duly executed in accordance with the instructions set out herein, together with all other required documents, must accompany the global debenture certificates representing the: 5.41% Medium Term Notes, Series 2, due September 26, 2016 (the “Series 2 Bell Aliant Notes”); 5.52% Medium Term Notes, Series 4, due February 26, 2019 (the “Series 4 Bell Aliant Notes”); 6.17% Medium Term Notes, Series 5, due February 26, 2037 (the “Series 5 Bell Aliant Notes”); 4.37% Medium Term Notes, Series 7, due September 13, 2017 (the “Series 7 Bell Aliant Notes”); 4.88% Medium Term Notes, Series 8, due April 26, 2018 (the “Series 8 Bell Aliant Notes”); 3.54% Medium Term Notes, Series 9, due June 12, 2020 (the “Series 9 Bell Aliant Notes”) and/or Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (the “Series 10 Bell Aliant Notes”) (collectively, the “Bell Aliant Notes”) of the Partnership issued and outstanding under the trust indenture dated September 14, 2006 as amended or supplemented from time to time (the “Bell Aliant Indenture”), among the Partnership, the Credit Supporters and the Designated Affiliates (each as defined therein) and BNY Trust Company of Canada, as successor to CIBC Mellon Trust Company, as trustee (including any successor trustee, the “Bell Aliant Note Trustee”) that are surrendered pursuant to the Note Exchange Transaction, the steps of which are described in the management information circular of the Partnership dated October 17, 2014 (the “Circular”) that accompanies this Letter of Transmittal.

If the Class Note Exchange Resolution or a Series Note Exchange Resolution is approved at the applicable, Meeting, pursuant to the Class Note Exchange Transaction or a Series Note Exchange Transaction, as applicable, and in accordance with the steps described in the Circular, the Bell Aliant Notes, or a particular series of Bell Aliant Notes, may be automatically exchanged on the Effective Date as follows: (a) $1,000 principal amount of Series M-32 Bell

Canada Debentures for each $1,000 principal amount of Series 2 Bell Aliant Notes; (b) $1,000 principal amount of Series M-33 Bell Canada Debentures for each $1,000 principal amount of Series 4 Bell Aliant Notes; (c) $1,000 principal amount of Series M-34 Bell Canada Debentures for each $1,000 principal amount of Series 5 Bell Aliant Notes; (d) $1,000 principal amount of Series M-35 Bell Canada Debentures for each $1,000 principal amount of Series 7 Bell Aliant Notes; (e) $1,000 principal amount of Series M-36 Bell Canada Debentures for each $1,000 principal amount of Series 8 Bell Aliant Notes; (f) $1,000 principal amount of Series M-37 Bell Canada Debentures for each $1,000 principal amount of Series 9 Bell Aliant Notes; and (g) $1,000 principal amount of Series M-38 Bell Canada Debentures for each $1,000 principal amount of Series 10 Bell Aliant Notes.

The Depositary or your broker or other financial advisor can assist you in completing this Letter of Transmittal (see back page of this Letter of Transmittal for addresses and telephone numbers of the Depositary). Bell Aliant Noteholders whose Bell Aliant Notes are held beneficially and are registered in the name of a broker, investment dealer, bank, trust company, depositary or other Intermediary should contact that Intermediary as soon as possible for instructions and assistance in completing this Letter of Transmittal and in delivering their Bell Aliant Notes.

It is anticipated that the Effective Date of the Note Exchange Transaction will be after November 14, 2014, subject to all approvals having been obtained and all other conditions to the completion of the Note Exchange Transaction having been satisfied or waived. Completion of the Note Exchange Transaction is subject to the satisfaction or waiver of certain conditions. No delivery of any consideration under the Note Exchange Transaction will be made prior to the Effective Date.

Capitalized terms used in this Letter of Transmittal and not otherwise defined have the meanings given to such terms in the accompanying Circular, which is also available at www.sedar.com.

Any certificate which, prior to the Effective Date, represented issued and outstanding Bell Aliant Notes that have been subject to a Note Exchange Transaction, which has not been surrendered with all other instruments required by this Letter of Transmittal, will cease to have any rights under the Bell Aliant Indenture, the Replacement Indenture, the Bell Aliant Notes or the Series Notes except to receive Bell Canada Debentures and an amount equal to the Accrued Interest as defined in Exhibit I to the Circular, all as described in greater detail in the Circular.

Delivery of this Letter of Transmittal and accompanying certificate(s) representing the Bell Aliant Notes to the address of the Depositary other than as set forth below does not constitute a valid delivery to the Depositary. You must sign this Letter of Transmittal in the appropriate space provided below.

Bell Aliant Noteholders should make reference to the section of the Circular entitled “Certain Canadian Federal Income Tax Considerations” and are urged to consult their own tax advisors for more information regarding the potential tax consequences to them of the exchange of Bell Aliant Notes pursuant to the Note Exchange Transaction.

2

TO:	BELL CANADA

AND TO:	BELL ALIANT REGIONAL COMMUNICATIONS, LIMITED PARTNERSHIP

AND TO:	9034650 CANADA LIMITED

AND TO:	CST TRUST COMPANY

AND TO:	BNY TRUST COMPANY OF CANADA

In connection with the Note Exchange Transaction being considered for approval at the Meetings, the undersigned delivers to you the enclosed certificate(s) for Bell Aliant Notes. The following are the details of the enclosed certificate(s):

Description of Bell Aliant Note(s)

BOX 1 — The Bell Aliant Note(s) Deposited

(if insufficient space, attach a list in the form below)

Certificate Number(s) (if available)	Name and Address of Registered Holder of Bell Aliant Notes (please print)	Series of Bell Aliant Notes	Principal Amount of Bell Aliant Notes Represented by Certificate	Principal Amount of Bell Aliant Notes Deposited*
Series 2
Series 4
Series 5
Series 7
Series 8
Series 9
Series 10

*	Unless otherwise indicated, the total number of Bell Aliant Notes evidenced by all certificates delivered will be deemed to have been deposited.

3

The undersigned acknowledges receipt of the Circular and acknowledges entering into a binding agreement between the undersigned, the Partnership, Bell Canada and Newco in accordance with the terms and conditions of the Circular and this Letter of Transmittal. The undersigned represents and warrants that (a) the undersigned has full power and authority to deposit, sell, assign and transfer the Bell Aliant Notes covered by this Letter of Transmittal (the “Deposited Bell Aliant Notes”) and in and to all rights and benefits arising from such Bell Aliant Notes being transferred pursuant to the Note Exchange Transaction, (b) the Deposited Bell Aliant Notes have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Bell Aliant Notes, to any other person, and (c) the deposit of the Deposited Bell Aliant Notes complies with applicable laws.

The undersigned understands and acknowledges that no physical certificate(s) for Bell Canada Debentures will be issued to the undersigned. The Bell Canada Debentures will be issued in book-entry only form and must be purchased, transferred, converted or redeemed through participants (“CDS Participants”) in the depositary service of CDS Clearing and Depository Services Inc. (“CDS”). Settlement with the undersigned will be effected by the Depositary and the undersigned by CDS crediting the securities ledger position of the ledger account maintained by the applicable CDS Participant in the amount of issued Bell Canada Debentures and each CDS Participant issuing the Bell Canada Debentures to the undersigned is entitled.

Until surrendered, each Bell Aliant Note Certificate, which immediately prior to the Effective Date represented Bell Aliant Notes, shall be deemed after the Effective Date to represent only the right, upon surrender, to be delivered the consideration to which such Bell Aliant Noteholder is entitled in connection with the Note Exchange Transaction.

For a description of the treatment of Accrued Interest, see Exhibit I to the Circular under the heading “Interest Payments”.

By reason of the use by the undersigned of an English language form of Letter of Transmittal, the undersigned, Bell Canada, Newco, the Partnership and the Depositary shall be deemed to have required that any contract evidenced by the Note Exchange Transaction as accepted through this Letter of Transmittal, as well as all documents related thereto, be drawn exclusively in the English language. En raison de l’utilisation d’une lettre d’envoi en langue anglaise par le soussigné, le soussigné et les destinataires sont présumés avoir requis que tout contrat attesté par l’offre et son acceptation au moyen de la présente lettre d’envoi, de même que tous les documents qui s’y rapportent, soient rédigés exclusivement en langue anglaise.

4

BOX 2

(See Instructions 2 and 3)

ISSUE BELL CANADA DEBENTURES

IN BOOK-ENTRY FORM

IN THE NAME OF:

(please print or type)

Name

Street Address and Number

City and Province or State

Country and Postal Code

Telephone – Business Hours

Taxpayer Identification Number or

Social Insurance Number

BELL ALIANT NOTEHOLDER SIGNATURE

Signature guaranteed by (if required under Instruction 3):

Dated:

Authorized Signature of Guarantor	Signature of holder of Bell Aliant Notes or Authorized Representative – See Instructions 2 and 4

Name of Guarantor (please print or type)	Name of holder of Bell Aliant Notes (please print or type)

Address of Guarantor (please print or type)	Name of Authorized Representative, if applicable

Taxpayer Identification or Social Insurance Number of holder of Bell Aliant Notes	Daytime telephone number and facsimile of holder of Bell Aliant Notes or daytime telephone number and facsimile of Authorized Representative

5

INSTRUCTIONS AND OTHER TERMS AND CONDITIONS

1.	Use of Letter of Transmittal

(a)

This Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed, in either case with the signature(s) guaranteed if required in Instruction 3 below, and all other documents required by the terms of the Circular and this Letter of Transmittal, together with the accompanying certificate(s) representing the Deposited Bell Aliant Notes, must be received by the Depositary at the offices specified on the back cover page of this Letter of Transmittal.

(b)

The method of delivery of certificates representing Bell Aliant Notes, this Letter of Transmittal and all other required documents is at the option and risk of the person depositing the same, and delivery will be deemed effective only when such documents are actually received by the Depositary at the offices specified on the back cover page of this Letter of Transmittal. It is recommended that all such documents be delivered by hand to the Depositary and that a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

(c)

Bell Aliant Noteholders whose Bell Aliant Notes are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Bell Aliant Notes.

2.	Signatures

No signature guarantee is required on this Letter of Transmittal if:

(a)

this Letter of Transmittal is signed by the registered holder of Bell Aliant Notes exactly as the name of the registered holder appears on the certificate deposited herewith, and the consideration is to be delivered directly to such registered holder, or

(b)	Bell Aliant Notes are deposited for the account of an Eligible Institution.

In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution, as more fully set out in Instruction 3 below. If a certificate representing Bell Aliant Notes is registered in the name of a person other than the signatory of this Letter of Transmittal or if the consideration is to be delivered to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

An “Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulator Authority or banks or trust companies in the United States.

3.	Guarantee of Signatures

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Deposited Bell Aliant Notes or if payment is to be made or issued in the name of a person other than the registered holder(s) of the Deposited Bell Aliant Notes, such signature must be guaranteed by an Eligible Institution (except that no guarantee is required if the signature is that of an Eligible Institution).

4.	Fiduciaries, Representatives and Authorizations

Where this Letter of Transmittal is executed by a person acting as an executor, administrator, trustee or guardian, or on behalf of a corporation, partnership or association or is executed by any other person acting in a representative capacity, this Letter of Transmittal must be accompanied by satisfactory evidence of the authority to act. Either Bell Canada, Newco, the Partnership or the Depositary, in their sole discretion, may require additional evidence of such person’s authority or additional documentation.

6

5.	Governing Law

The Note Exchange Transaction and any agreement in connection with the Note Exchange Transaction will be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement in connection with the Note Exchange Transaction unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

6.	Miscellaneous

(a)

If the space on this Letter of Transmittal is insufficient to list all certificates for Deposited Bell Aliant Notes, additional certificate numbers and number of Deposited Bell Aliant Notes may be included on a separate signed list affixed to this Letter of Transmittal.

(b)	If Deposited Bell Aliant Notes are registered in different forms (e.g., “John Doe” and “J. Doe”), a separate Letter of Transmittal should be signed for each different registration.

(c)

No alternative, conditional or contingent deposits will be accepted. All depositing holders of Bell Aliant Notes by execution of this Letter of Transmittal or a facsimile hereof waive any right to receive any notice of the acceptance of Deposited Bell Aliant Notes, except as required by applicable law.

(d)	Before completing this Letter of Transmittal, you are urged to read the accompanying Circular carefully and in its entirety.

(e)

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Bell Aliant Notes deposited pursuant to the Note Exchange Transaction will be determined by Bell Canada in its sole discretion. Depositing holders of Bell Aliant Notes agree that such determination shall be final and binding. Bell Canada reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. Bell Canada reserves the absolute right to, in its sole discretion, waive any defects or irregularities in the deposit of any Bell Aliant Notes. No deposit of Bell Aliant Notes will be deemed to be properly made until all defects and irregularities have been cured or waived. There shall be no duty or obligation on Canada or the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. Bell Canada’s interpretation of the terms and conditions of the Note Exchange Transaction, the Circular and this Letter of Transmittal will be final and binding. Bell Canada reserves the right, in its sole discretion, to permit a Bell Aliant Noteholder to transfer Bell Aliant Notes pursuant to the Note Exchange Transaction in a manner other than that set out herein.

(f)

Under no circumstance will any amount be paid by Bell Canada, Newco, the Partnership or the Depositary by reason of any delay in exchanging any Bell Aliant Notes to any person on account of Bell Aliant Notes accepted for exchange pursuant to the Note Exchange Transaction.

(g)	Additional copies of the Circular and this Letter of Transmittal may be obtained from the Depositary at its office at the address listed below.

7.	Lost Certificates

If a Bell Aliant Note Certificate has been lost or destroyed, mutilated or mislaid, this Letter of Transmittal should be completed as fully as possible and forwarded, together with a letter describing the loss, to the Depositary. The Depositary will forward such letter to the Bell Aliant Note Trustee so that the Bell Aliant Note Trustee may provide replacement instructions. If a certificate has been lost, destroyed, mutilated or mislaid, please ensure that you provide your telephone number so that the Depositary or the Bell Aliant Note Trustee may contact you.

8.	Assistance

THE DEPOSITARY (SEE BACK COVER PAGE FOR ITS ADDRESS AND TELEPHONE NUMBER) OR YOUR INVESTMENT DEALER, STOCKBROKER, TRUST COMPANY MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR WILL BE ABLE TO ASSIST YOU IN COMPLETING THIS LETTER OF TRANSMITTAL.

7

The Depositary for the Note Exchange Transaction is:

CST Trust Company

By Mail

P. O. Box 1036

Adelaide Street Postal Station

Toronto, Ontario M5C 2K4

Canada

Attention: Corporate Actions

By Registered Mail, Hand or by Courier	By Hand

B1 Level	1660 Hollis Street
320 Bay Street	Suite 406
Toronto, ON M5H 4A6	Halifax, NS B3J 1V7
Canada	Canada
Attention: Corporate Actions

Toll Free: 1-866-271-6893

International: 1-416-682-3860

E-mail: inquiries@canstockta.com

Any questions and requests for assistance may be directed to Bell Aliant Information and

Proxy Solicitation Agent:

North American Toll Free Phone:

1-800-294-5107

Banks, Brokers and collect calls: 201-806-7301

Toll Free Facsimile: 1-888-509-5907

Email: inquiries@dfking.com

Any questions and requests for assistance or additional copies of the Circular and this Letter of Transmittal may be directed by Bell Aliant Noteholders to the Depositary at the addresses set out above. You may also contact your broker, investment dealer, bank, trust company or other nominee for assistance concerning the Note Exchange Transaction.

Attachment C

Registered noteholder proxy – CLASS MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                           as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of all the holders of 5.41% Medium Term Notes, Series 2, due September 26, 2016; 5.52% Medium Term Notes, Series 4, due February 26, 2019; 6.17% Medium Term Notes, Series 5, due February 26, 2037; 4.37% Medium Term Notes, Series 7, due September 13, 2017; 4.88% Medium Term Notes, Series 8, due April 26, 2018; 3.54% Medium Term Notes, Series 9, due June 12, 2020 and Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (collectively, the “Bell Aliant Notes”) of the Partnership, as a single class, to be held Friday, November 14, 2014, at 9:30 a.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Bell Aliant Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit A of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Bell Aliant Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Bell Aliant Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this              day of                                     , 2014

Signature of Holder(s) of Bell Aliant Notes

Control number:

How to vote

BY PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Bell Aliant Notes

Friday, November 14, 2014

9:30 a.m. (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:      investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Bell Aliant Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Bell Aliant Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Bell Aliant Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Bell Aliant Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.

Attachment D

Registered noteholder proxy – SERIES 2 MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                           as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of holders of 5.41% Medium Term Notes, Series 2, due September 26, 2016 (the “Series 2 Notes”) of the Partnership, voting separately as a series, to be held Friday, November 14, 2014, at 10:00 a.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Series 2 Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit B of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Series 2 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Series 2 Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this              day of                                     , 2014

Signature of Holder(s) of Series 2 Notes

Control number:

How to vote

BY PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Series 2 Notes

Friday, November 14, 2014

10:00 a.m. (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:      investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Series 2 Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Series 2 Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Series 2 Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Series 2 Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.

Attachment E

Registered noteholder proxy – SERIES 4 MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                           as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of holders of 5.52% Medium Term Notes, Series 4, due February 26, 2019 (the “Series 4 Notes”) of the Partnership, voting separately as a series, to be held Friday, November 14, 2014, at 10:30 a.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Series 4 Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit C of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Series 4 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Series 4 Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this              day of                                     , 2014

Signature of Holder(s) of Series 4 Notes

Control number:

How to vote

BY PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Series 4 Notes

Friday, November 14, 2014

10:30 a.m. (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:     investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Series 4 Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Series 4 Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Series 4 Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Series 4 Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.

Attachment F

Registered noteholder proxy – SERIES 5 MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                               as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of holders of 6.17% Medium Term Notes, Series 5, due February 26, 2037 (the “Series 5 Notes”) of the Partnership, voting separately as a series, to be held Friday, November 14, 2014, at 11:00 a.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Series 5 Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit D of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Series 5 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Series 5 Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this              day of                                     , 2014

Signature of Holder(s) of Series 5 Notes

Control number:

How to vote

BY PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Series 5 Notes

Friday, November 14, 2014

11:00 a.m. (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:     investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Series 5 Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Series 5 Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Series 5 Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Series 5 Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.

Attachment G

Registered noteholder proxy – SERIES 7 MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                           as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of holders of 4.37% Medium Term Notes, Series 7, due September 13, 2017 (the “Series 7 Notes”) of the Partnership, voting separately as a series, to be held Friday, November 14, 2014, at 11:30 a.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Series 7 Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit E of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Series 7 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Series 7 Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this             day of                                     , 2014

Signature of Holder(s) of Series 7 Notes

Control number:

How to vote

BY PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Series 7 Notes

Friday, November 14, 2014

11:30 (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:     investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Series 7 Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Series 7 Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Series 7 Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Series 7 Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.

Attachment H

Registered noteholder proxy – SERIES 8 MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                                   as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of holders of 4.88% Medium Term Notes, Series 8, due April 26, 2018 (the “Series 8 Notes”) of the Partnership, voting separately as a series, to be held Friday, November 14, 2014, at 12:00 p.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Series 8 Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit F of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Series 8 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Series 8 Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this              day of                                     , 2014

Signature of Holder(s) of Series 8 Notes

Control number:

How to vote

BY PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Series 8 Notes

Friday, November 14, 2014

12:00 p.m. (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:     investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Series 8 Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Series 8 Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Series 8 Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Series 8 Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.

Attachment I

Registered noteholder proxy – SERIES 9 MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                           as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of holders of 3.54% Medium Term Notes, Series 9, due June 12, 2020 (the “Series 9 Notes”) of the Partnership, voting separately as a series, to be held Friday, November 14, 2014, at 12:30 p.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Series 9 Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit G of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Series 9 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Series 9 Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this               day of                                     , 2014

Signature of Holder(s) of Series 9 Notes

Control number:

How to vote

BY PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Series 9 Notes

Friday, November 14, 2014

12:30 p.m. (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:     investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Series 9 Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Series 9 Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Series 9 Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Series 9 Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.

Attachment J

Registered noteholder proxy – SERIES 10 MEETING

I/We appoint Mirko Bibic, a Director of Bell Aliant Regional Communications Inc. (“Bell Aliant GP”), in its capacity as general partner of Bell Aliant Regional Communications, Limited Partnership (the “Partnership”) or Michel Lalande, a Director of Bell Aliant GP, or instead of the preceding,                                                           as my/our proxyholder with full power of substitution to attend, vote and act on my/our behalf in respect of all matters that may come before the meeting (the “Meeting”) of holders of Floating Rate Medium Term Notes, Series 10, due April 22, 2016 (the “Series 10 Notes”) of the Partnership, voting separately as a series, to be held Friday, November 14, 2014, at 1:00 p.m. (Eastern time) and at any adjournment(s) or postponement(s) of the Meeting with the same powers as if I/we were present. Without limiting this appointment, the person named above is directed to vote the Series 10 Notes represented by this proxy as follows:

1.

Approval of an extraordinary resolution, the full text of which is set forth as Exhibit H of the Partnership’s information circular dated October 17, 2014 (the “Circular”), to authorize the Partnership, at its option, to enter into a supplemental indenture amending the terms of the Bell Aliant Indenture (as defined in the Circular), such that, in accordance with the steps described in the Circular, all issued and outstanding Series 10 Notes would be exchanged for an equal principal amount of newly issued debentures of Bell Canada having financial terms that are the same as those attached to the Series 10 Notes.

For	Against
☐	☐

See instructions on the right side of this proxy form.

This proxy is solicited by management and must be received by CST Trust Company before 12:00 p.m. (Eastern time) on Wednesday, November 12, 2014. Please submit your proxy as directed. I/We revoke any proxy previously given with respect to the Meeting.

Discretionary authority is hereby conferred by the undersigned on the persons herein named with respect to amendments, variations or additions to the matters identified in the notice of meeting including any amendments, variations or additions to the extraordinary resolution or other matters which may properly come before the Meeting or any adjournment or postponement thereof.

Dated this               day of                                                      , 2014

Signature of Holder(s) of Series 10 Notes

Control number:

How to vote

BY	PROXY

1.	Mail

•	Complete, sign and date this proxy form.
•	Detach and return it in the envelope provided to CST Trust Company.

2.	Fax

•	Complete, sign and date this proxy form.
•	Fax to 1-866-781-3111 (toll free in Canada and the U.S.) or 1-416-368-2502 (outside Canada and the U.S.)

3.	Appointing another person or company to go to the Meeting for you

•	This person or company does not have to be a holder of Bell Aliant Notes.
•	Strike out the two names printed on this proxy form and write the name of the person or company you are appointing as your proxyholder in the space provided.

Complete your voting instructions, sign and date this proxy form, and return it to CST Trust Company.

IN PERSON AT THE MEETINGS

•	If you are a registered noteholder, you do not need to complete or return this proxy form if you wish to vote in person at the Meeting.
•	Please bring the Meeting registration portion of this proxy form to the Meeting. You will need it to register for and enter the Meeting.

Detach here

Meeting registration card

Please detach this registration card and bring it to the Meeting with you.

Meeting of holders of Series 10 Notes

Friday, November 14, 2014

1:00 p.m. (Eastern time)

Le Centre Sheraton Montréal Hotel

1201 Boulevard René-Lévesque West, Level A, Salle Jarry/Joyce

Montréal, Québec

Detach here

Contact us

If you have any comments or questions contact us at:

Bell Aliant Investor Relations

One Brunswick Square, BS8

Saint John, NB E2L 4V1

Phone:      1-877-248-3113

Fax:          1-877-498-2464

E-mail:     investors@bellaliant.ca

Website:   www.bellaliant.ca

Notes:

(i)

The Series 10 Notes represented by this proxy will be voted in accordance with the instructions given in this proxy on any ballot that may be called for. If no choice is specified, the Series 10 Notes will be voted “For” in respect of that item. To the extent permitted by law and subject to the voting instructions, this proxy confers authority to vote in the proxyholder’s discretion with respect to amendments, variations or additions to matters identified in the accompanying notice of meetings including any amendment, variation or addition to the text of the extraordinary resolution attached to the Circular and with respect to other matters that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. For more information on these matters, please refer to the Circular.

(ii)	If this proxy is not dated in the space provided, it will be deemed to bear the date on which it was sent to you.

(iii)

If you wish to appoint some other person or company (who does not have to be a holder of Bell Aliant Notes) to represent you at the Meeting or at any adjournment(s) or postponement(s) of the Meeting, you may do so either by inserting the person’s or company’s name in the blank space provided on this form when completing this proxy or by completing another proxy form and returning it, in each case, as instructed above.

(iv)

If the Series 10 Notes represented by this proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors) all owners should sign this proxy. If the holder Series 10 Notes is a corporation, this proxy must be executed by its duly authorized officer or attorney.

This proxy was printed by a Forest Stewardship Council® (FSC®) Chain of Custody-certified printer on FSC®-certified paper. For more information about FSC® Canada, visit www.fsccanada.org

Please recycle.